Exhibit 2.6

Confidential

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

FORTERRA PIPE & PRECAST, LLC,

USP HOLDINGS INC.

THE STOCKHOLDERS AND OPTIONHOLDERS OF USP HOLDINGS INC.,

AND

ALABAMA SELLER REP INC., AS SELLER REPRESENTATIVE

Dated as of February 12, 2016

i

Exhibits

Exhibit I	-	Seller Information
Exhibit II	-	Companies
Exhibit III	-	Excluded Net Working Capital Items
Exhibit IV	-	Form of Escrow Agreement
Exhibit V	-	Form of Griffin Minority Buyout Agreement
Exhibit VI	-	Form of BP Claim Assignment
Exhibit VII	-	Scrap Metal Calculation
Exhibit VIII	-	Net Working Capital Calculation

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of February 12, 2016 (the “Agreement”), by and among (i) Forterra Pipe & Precast, LLC, a limited liability company organized under the laws of Delaware (the “Purchaser”), (ii) USP Holdings Inc., a Delaware corporation (“Holdings”), (iii) the holders of common stock of Holdings listed on Exhibit I hereto under the heading “Stockholders” (each, a “Stockholder” and collectively, the “Stockholders”), (iv) the holders of Options (as defined herein) listed on Exhibit I hereto under the heading “Optionholders” (collectively with the Stockholders, the “Sellers” and each, individually, a “Seller”), and (v) Alabama Seller Rep Inc., a Delaware corporation, as designated agent on behalf of the Sellers (“Seller Representative”). Purchaser, Holdings, the Sellers and Seller Representative are each referred to in this Agreement as a “Party” and are collectively referred to in this Agreement as the “Parties.”

R E C I T A L S

WHEREAS, Holdings and each of the companies listed on Exhibit II hereto (including Holdings, each a “Company” and collectively with Holdings, the “Companies”) are engaged in the design, manufacture, fabrication, production, distribution and sale of ductile iron pipe products and fittings, joint restraint products and other ductile iron products for use primarily in drinking water and wastewater infrastructure construction (the “Business”);

WHEREAS, the Sellers in the aggregate (i) own all of the issued and outstanding shares of common stock of Holdings (collectively, the “Shares”), which Shares constitute all of the issued and outstanding shares of stock of Holdings, and (ii) hold all of the issued and outstanding Options;

WHEREAS, the Stockholders desire to sell to Purchaser, and Purchaser desires to acquire from the Stockholders, all of the issued and outstanding Shares, in each case, subject to the terms and conditions set forth herein;

WHEREAS, at the Closing (as defined below), all of the Options will be cancelled in exchange for payments, in each case, in accordance with the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the Sellers’ willingness to enter into this Agreement, Lone Star Fund IX (U.S.), L.P., a Delaware limited partnership (the “Guarantor”), has provided a limited guarantee (the “Limited Guarantee”) to the Sellers with respect to certain of the Purchaser’s obligations under this Agreement; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounting Principles” means GAAP as consistently applied by Holdings in preparing the Financial Statements.

“Additional Purchaser Amount” has the meaning set forth in Section 2.3(g)(ii).

“Additional Seller Amount” has the meaning set forth in Section 2.3(g)(i).

“Affiliate” means, (i) with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and (ii) in addition to the foregoing, with respect to any natural Person, such Person’s spouse, former spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, and any other relative of such Person that shares such Person’s home.

“Agreement” has the meaning set forth in the preamble.

“Allocation Certificate” has the meaning set forth in Section 2.2(i).

“Ancillary Agreements” means the Purchaser Documents, the Seller Documents, and the Holdings Documents

“BP Claim” means collectively, any all claims (including any cross-claims or counterclaims), causes of action, charges, complaints, litigation, demands, summons, subpoenas, inquiries, grievances, investigations, and disputes by United States Pipe and Foundry Company, LLC (or any other Company) relating to, arising from, or otherwise in connection with the Deepwater Horizon oil spill on or about April 20, 2010 involving BP, including, without limitation the claims made by United States Pipe and Foundry Company, LLC on or about April 22, 2014 pursuant to that certain Deepwater Horizon Economic and Property Settlement Business Economic Loss Claim Form and that certain Deepwater Horizon Economic and Property Settlement Start-Up Business Economic Loss Claim Form.

“BP Claim Assignment” has the meaning set forth in Section 3.2(a)(v).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day of the year that is not a Saturday or Sunday on which national banking institutions in Detroit, MI are open to the public for conducting business and are not required or authorized to close.

“Cap” means an amount equal to $8,000,000.

“Capitalized Lease” means, with respect to any Person, any lease of (or other agreements conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that, has been historically accounted for (or, with respect to leases entered into between the date hereof and the Closing, would be accounted for under application of the Accounting Principles) as a capital lease in the Financial Statements.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq.

“Claim” means any litigation, arbitration, written claim or other proceeding.

“Closing” has the meaning set forth in Section 3.1.

“Closing Balance Sheet” means the consolidated balance sheet of the Companies as of the Effective Time prepared in accordance with the Accounting Principles measured without giving effect to the consummation of the transactions contemplated hereby.

“Closing Company Cash” means the Company Cash as of the Effective Time determined in accordance with the Accounting Principles measured without giving effect to the consummation of the transactions contemplated hereby.

“Closing Consideration” has the meaning set forth in Section 2.2(b).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Scrap Metal” means the Scrap Metal as of the Effective Time.

“Closing Statement” means a closing statement setting forth Purchaser’s calculation of (i) the Closing Balance Sheet and (ii) the following (calculated pursuant to the Closing Balance Sheet): (a) Closing Working Capital, (b) Closing Company Cash, (c) Closing Scrap Metal, (d) Debt Payoff Amount and (e) Transaction Expenses.

“Closing Working Capital” means the Net Working Capital as of the Effective Time determined in accordance with the Accounting Principles measured without giving effect to the transactions contemplated hereby.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Code § 4980B and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Source” means a source of (i) amounts recovered or recoverable by the indemnified party pursuant to any indemnification or contribution by, or indemnification, contribution or other agreement with, any third party, including any other purchase agreement relating to any of the Companies, or (ii) any insurance proceeds or other cash receipts or sources of reimbursement received or recoverable as an offset against a Loss (net of any costs incurred to recover such amounts), including under the R&W Policy.

“Collective Bargaining Agreement” has the meaning set forth in Section 5.14(a)(i).

“Companies” and “Company” have the meaning set forth in the recitals.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), including, without limitation, any equity compensation, severance, termination pay, facility closing, redundancy, change-in-control, bonus, incentive, pension, savings, deferred compensation, supplemental pension, retirement, death benefit, health, life or disability insurance, dependent care, cafeteria, vacation, and all other compensation, benefit, fringe benefit and any other employee benefit or compensation plan, agreement, program, policy, or arrangement sponsored, maintained, contributed to, or required to be contributed to by the Companies, or to which the Companies is a party or has or could be expected to have any obligation or liability (whether actual or contingent), for the benefit of any current or former employee, officer, director or consultant of the Companies or any dependent or beneficiary thereof, excluding arrangements that the Companies are required to contribute to under Law, such as Social Security or workers compensation.

“Company Cash” means cash and cash equivalents of the Companies, as of the date of determination, less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with the Accounting Principles (but without duplication of any such unpaid amounts being taken into account in the determination of the Net Working Capital, Estimated Working Capital or Closing Working Capital)).

“Company Employees” has the meaning set forth in Section 8.9(a).

“Company Group Employees” means, collectively, officers, directors and employees of the Companies and their respective Affiliates (other than Purchaser) and persons acting under any management, service, consulting, distribution, dealer or similar contract with respect to the Companies and their respective Affiliates (other than Purchaser).

“Company Insurance Policies” has the meaning set forth in Section 5.18.

“Confidentiality Agreement” means the confidentiality agreement executed by Purchaser on June 15, 2015.

“Contract” means any legally binding contract, agreement, commitment, deed, promise, undertaking, indenture, note, bond, mortgage, loan, instrument, lease or license or other legally binding understanding or arrangement, whether written or oral and whether express or implied.

“Copyrights” means all works of authorship, copyrights and registrations and applications thereto and therefor, and mask work rights.

“Current Assets” means, as of the date of determination, the aggregate consolidated amount of all current asset accounts of the Companies as of the Closing Date prepared in accordance with the Accounting Principles measured without giving effect to the consummation of the transactions contemplated hereby, but which shall exclude all items reflected on Exhibit III under the heading “Excluded Current Assets.”

“Current Liabilities” means, as of the date of determination, the aggregate consolidated amount of all current liability accounts of the Companies as of the Closing Date prepared in accordance with the Accounting Principles measured without giving effect to the consummation of the transactions contemplated hereby, but which shall exclude all items reflected on Exhibit III under the heading “Excluded Current Liabilities.”

“Debt Financing” has the meaning set forth in Section 8.13(a).

“Debt Payoff Amount” means the amount necessary to fully repay and discharge the Indebtedness of the Companies outstanding at and as of the Closing plus $10,000,000.

“Deductible” means an amount equal to $4,000,000.

“Disclosure Schedule” has the meaning set forth in Article V.

“Distribution Amount” means an amount equal to (i) the Closing Consideration plus (ii) the aggregate Exercise Price of the outstanding vested in-the-money Options (assuming the exercise thereof as of the Closing Date by payment of the Exercise Price in cash and not by a net exercise or other cashless exercise method).

“DOJ” means the Antitrust Division of the United States Department of Justice.

“Effective Time” means 11:59 p.m. Eastern Time on the Closing Date.

“Environmental Claims” means any written claims or notices of noncompliance or violation, or legal proceedings before any Governmental Authority alleging any violation, of any Environmental Law.

“Environmental Law” means any applicable federal, state, provincial, county, municipal or local Law, ordinance or regulation relating to the use, transportation, storage, disposal, release or threatened release of any Hazardous Materials, the protection of the environment or natural resources and human health and safety.

“Environmental Permits” means the Permits required under applicable Environmental Laws to operate the business of the Companies.

“Equity Commitment Letter(s)” has the meaning set forth in Section 7.7(b).

“Equity Financing” has the meaning set forth in Section 7.7(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is required to be aggregated with the Companies pursuant to Section 414 of the Code.

“Escrow Agent” means J.P Morgan Chase Bank National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by the Seller Representative, Purchaser and the Escrow Agent, substantially in the form attached hereto as Exhibit IV.

“Estimated Balance Sheet” means the estimated consolidated balance sheet of the Companies as of the Effective Time without giving effect to the transactions contemplated hereby prepared in good faith.

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a)(i).

“Estimated Company Cash” means the Company Cash estimated as of the Effective Time without giving effect to the transactions contemplated hereby as reflected on the Estimated Closing Statement and calculated pursuant to the Estimated Balance Sheet.

“Estimated Debt Payoff Amount” means the Debt Payoff Amount estimated as of the Effective Time without giving effect to the transactions contemplated hereby as reflected on the Estimated Closing Statement and calculated pursuant to the Estimated Balance Sheet measured without giving effect to the transactions contemplated hereby.

“Estimated Scrap Metal” means the Scrap Metal estimated in good faith by the Companies as of the Effective Time without giving effect to the transactions contemplated hereby as reflected on the Estimated Closing Statement.

“Estimated Transaction Expenses” means the Transaction Expenses estimated as of the Effective Time without giving effect to the transaction contemplated hereby as reflected on the Estimated Closing Statement and calculated pursuant to the Estimated Balance Sheet.

“Estimated Working Capital” means the Net Working Capital estimated as of the Effective Time without giving effect to the transactions contemplated hereby as reflected on the Estimated Closing Statement and calculated pursuant to the Estimated Balance Sheet.

“Excluded Matter” means any one or more of the following: (i) any change in the United States or foreign economies or securities or financial markets in general; (ii) any change that generally affects any industry in which any of the Companies operate; (iii) any change arising in connection with any natural or man-made disaster (including earthquakes, hurricanes, tornadoes or other acts of God), hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby (excluding any action by Purchaser or its Affiliates in the exercise of their contractual rights arising under this Agreement or any of the other Contracts entered into in connection herewith); (v) any change in applicable Law or accounting rules, including GAAP occurring after the date hereof; (vi) any change or effect resulting from or relating to the pendency or public announcement of Purchaser as a party to this Agreement (or the transactions contemplated by this Agreement); or (vii) any failure of any of the Companies to meet any projection or forecast (provided that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any circumstance underlying such failure has resulted in or contributed to a Material Adverse Effect); provided that in the case of clauses (i), (ii), (iii) and (v) above, change or failure does not have a materially disproportionate effect on the Companies, taken as a whole, compared to other companies in the same industry as the Companies.

“Executive Payment” means any bonus, change of control, severance, termination or other analogous payment due and payable by any of the Companies to any officer, director or employee of any of the Companies or any other Person upon (and as a direct or indirect result of) the consummation of the transactions contemplated by this Agreement (other than the Option Cancellation Payments and any payments or benefits (i) payable as a result of Purchaser offering, or Purchaser causing any of the Companies to offer, any such payment or benefit to any officer, director or employee of any the Companies or (ii) potentially payable following the Closing pursuant to an agreement disclosed to Purchaser that would be triggered by a termination of employment or engagement of any officer, director or employee of any of the Companies on or following the Closing); provided, however, that Executive Payment shall not include any payment or obligation that has been paid or satisfied prior to the Closing.

“Exercise Price” means, with respect to any Option, the amount that would be required to be paid by the Optionholder to exercise such Option in full, whether or not such amount is actually paid.

“FICA” means the Federal Insurance Contributions Act, as amended.

“Final Company Cash” means Closing Company Cash (i) as shown in Purchaser’s calculation delivered pursuant to Section 2.3(b) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.3(c); or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Seller Representative and Purchaser pursuant to Section 2.3(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 2.3(d).

“Final Debt Payoff Amount” means the Debt Payoff Amount (i) as shown in Purchaser’s calculation delivered pursuant to Section 2.3(b) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.3(c); or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Seller Representative and Purchaser pursuant to Section 2.3(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 2.3(d).

“Final Scrap Metal” means Closing Scrap Metal (i) as shown in Purchaser’s calculation delivered pursuant to Section 2.3(b) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.3(c); or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Seller Representative and Purchaser pursuant to Section 2.3(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 2.3(d).

“Final Transaction Expenses” means the amount of any unpaid Transaction Expenses (i) as shown in Purchaser’s calculation delivered pursuant to Section 2.3(b) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.3(c); or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Seller Representative and Purchaser pursuant to Section 2.3(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 2.3(d).

“Final Working Capital” means Closing Working Capital (i) as shown in Purchaser’s calculation delivered pursuant to Section 2.3(b) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.3(c); or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Seller Representative and Purchaser pursuant to Section 2.3(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 2.3(d).

“Financial Statements” means, excluding any Companies prior to their direct or indirect acquisition by Holdings (i) the consolidated audited balance sheet and the related consolidated statements of results of operation, cash flows and stockholders’ equity of the Companies for the fiscal years ended September 30, 2013, September 30, 2014 and September 30, 2015 and (ii) the consolidated unaudited balance sheet and the related consolidated statements of results of operations, cash flows and stockholders’ equity of the Companies for the three-month period ended at December 31, 2015, in each case including the related notes and schedules thereto (except as otherwise noted in Section 5.6).

“Financing Sources” means the lenders and the other parties to the Debt Financing, if any, and any fee letters, engagement letters, joinder agreements, credit agreements, purchase agreements (other than this Agreement), indentures or other definitive agreements executed in connection with the Debt Financing, together with their Affiliates and such Persons’ and their Affiliates’ respective direct or indirect current, former and future directors, officers, employees, partners, attorneys, controlling persons, managers, advisors, agents, members, shareholders and representatives and their respective successors and assigns.

“Foreign Competition Laws” shall mean foreign (including supranational) statutes, ordinances, rules, regulations, orders, decrees, administrative and judicial directives, and other foreign (including supranational) laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade or creating or strengthening a dominant position.

“Forward-Looking Data” has the meaning set forth in Section 7.8(a).

“FTC” means the United States Federal Trade Commission.

“Fully Diluted Ownership Percentage” means the percentage set forth opposite a Seller’s name on Exhibit I under the heading “Fully Diluted Ownership Percentage.”

“Fundamental Representations” has the meaning set forth in Section 9.1(a).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Guarantor” has the meaning set forth in the recitals.

“Governmental Authority” means any government or governmental, administrative or regulatory body thereof, or political subdivision thereof, whether federal, state, local, foreign or supranational, or any department, agency, instrumentality or authority thereof, or any court, tribunal, self-regulatory body or arbitral or judicial body (including any grand jury).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs and any related stockholders agreements, investors rights agreements, voting agreements, and other analogous agreements to which such Person is a party. For example, the “Governing Documents” of a corporation formed under the laws of one of the states of the United States are its certificate of incorporation and by-laws and the “Governing Documents” of a limited liability company formed under the laws of one of the states of the United States are its certificate of formation and its operating agreement or limited liability company agreement.

“Griffin” has the meaning set forth in this Section 1.1.

“Griffin Minority Buyout Amount” means $40,000,000.

“Griffin Minority Buyout Agreement” has the meaning set forth in Section 3.2(a)(iv).

“Griffin Member Agreement” has the meaning set forth in this Section 1.1.

“Griffin Minority Interest Buyout” means (i) the purchase by Purchaser of the 30% equity ownership interest of Griffin Pipe Products Co., LLC (“Griffin”) held as of the date hereof by Amconstruct Corporation (“Amconstruct”) or its Affiliates, pursuant to the terms of the Member Agreement, dated January 31, 2014, by and among Griffin, Holdings, Amconstruct and the other parties thereto (the “Griffin Member Agreement”), (ii) the termination of the Griffin Member Agreement and (iii) the resignation of any managers appointed by Amconstruct or its Affiliates to the board of managers of Griffin and of any observers appointed by Amconstruct or its Affiliates to the board of directors of Holdings.

“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde and polychlorinated biphenyls; and (ii) any substance or chemical that falls within the definition of a “hazardous substance,” “hazardous waste,” or “hazardous material” under any Environmental Law.

“Holdings” has the meaning set forth in the preamble.

“Holdings Closing Certificate” has the meaning set forth in Section 3.2(a)(i).

“Holdings Documents” means the other agreements, documents, instruments and certificates contemplated by this Agreement to be executed by Holdings in connection with the consummation of the transactions contemplated by this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any Tax based upon, measured by, or calculated with respect to (i) net income or profits or overall gross income or gross receipts (including any capital gains or alternative minimum Tax) or (ii) multiple bases (including a corporate franchise, doing business, or occupation Tax) if one or more of the bases on which the Tax may be measured or calculated is described in clause (i) of this definition.

“Income Tax Return” means any return, report or statement required to be filed with respect to any Income Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Income Tax.

“Indebtedness” of any Person means, without duplication (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all liabilities in respect of Capitalized Leases; (iii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance, surety bond or similar instrument (but only to the extent such amounts are then due and payable); (iv) all outstanding obligations of such Person for the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (including any earn out liabilities associated with past acquisitions but excluding (1) trade accounts payable, (2) any additional amounts payable as a result of an election by Holdings under Code § 338(h)(10) made with respect to the Custom Fab Inc. acquisition after the Closing and (3) any consulting fees or bonuses payable to Mark Meyer and Manuel Ruiz Rodriguez (or their Affiliates); (v) all outstanding obligations of such Person under interest rate or currency swap or other hedging transactions or agreements (valued at the termination value thereof and net of all payments owed to such Person or its Affiliates thereunder); (vi) all accumulated or declared but unpaid dividends of such Person; (vii) liabilities with respect to any current or former employee, officer or director of such Person or any of its subsidiaries that arise before or on the Closing Date relating to deferred compensation other than any consulting fees or bonuses payable to Mark Meyer and Manuel Ruiz Rodriguez (or their Affiliates); (viii) all deposits and moneys received by such Person in the form of an advance and all deferred revenue, including all liabilities with respect to customer or vendor cash deposits or advances held by the Company or any of its Subsidiaries; (ix) all unpaid management fees owed to any investor in or Affiliate of such Person; (x) all obligations of the type referred to in clauses (i) through (xi) of any Person the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (xii) all obligations of the type referred to in clauses (i) through (xi) of any third Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such first Person (whether or not such obligation is assumed by such first Person) or of any Subsidiary of such first Person). For clarity, Indebtedness of any Person shall not include any of the items set forth on Section 1.1(a) of the Disclosure Schedule.

“Indemnification Notice” has the meaning set forth in Section 10.4(a).

“Indemnification Percentage” means, with respect to each Seller, such Seller’s Fully Diluted Ownership Percentage.

“Indemnitees” mean the individuals who on or prior to the Closing Date were directors, officers or managers of any of the Companies.

“Indemnity Escrow Amount” means an amount equal to $8,000,000.

“Independent Accountant” means an independent accounting firm mutually agreeable in writing to the Seller Representative and Purchaser.

“Initial Purchase Price” has the meaning set forth in Section 2.2(b).

“Intellectual Property” means (i) all Patents, (ii) all Marks, (iii) all Copyrights and (iv) all Software and Technology.

“Interest Rate” means a rate per annum equal to the rate of interest published from time to time by The Wall Street Journal, Eastern Edition, as the “prime rate” at large U.S. money center banks during the period from the applicable due date of a payment to the date of actual payment.

“IP License” has the meaning set forth in Section 5.11(b).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge of Holdings” means the actual knowledge of Paul Ciolino, Bradley Overstreet, Robert Waggoner, Norbert Gross, Scot Aler and Pam Johnson after reasonable inquiry of each such person.

“Law” means any applicable foreign, supranational, federal, state or local law, statute, code, ordinance, rule or regulation.

“Lease” means any lease, sublease, license, concession or other right to occupy real property, including all assignments and amendments thereto and any guaranties thereof.

“Leased Real Property” means all real property leased, subleased or licensed to any Company or which any Company has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Legal Proceeding” means any judicial, administrative or arbitral, action, suit, audit, Claim or proceeding (public or private) by or before a Governmental Authority, and any other arbitration, mediation or similar body.

“Lien” means any lien, encumbrance, pledge, mortgage, security interest, charge (whether legal or equitable and whether fixed or floating), limitation, hypothecation, equitable interest, right of possession, use lease, tenancy, easement, encroachment, covenant, order, reservation, option or right of first refusal, imperfection of title, condition or restriction of any nature or other analogous item of any kind.

“Limited Covenants” means the covenants set forth in Sections 8.2(b)(ix), (x) (other than with respect to Material Contracts described in Section 5.12(a)(iii)), (xii), (xvi), and (xvii) (as it relates to any of the foregoing subsections of Section 8.2(b)).

“Limited Guarantee” has the meaning set forth in the recitals.

“Losses” has the meaning set forth in Section 10.2(a).

“Marks” means all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.

“Material Adverse Effect” means (a) with respect to the Companies, an event, occurrence, change, result, state of facts or effect that, individually or in the aggregate with other changes, conditions, occurrences, developments, events or effects, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, results of operations or financial condition of the Companies, taken as a whole, excluding any event, occurrence, change or effect relating to or resulting from an Excluded Matter, and (b) with respect to the Sellers, Holdings and Purchaser, any change, condition, occurrence, development, event or effect that, individually or in the aggregate with other changes, conditions, occurrences, developments, events or effects, (i) materially impairs, or would reasonably be expected to materially impair, the ability of such Person to perform its obligations under this Agreement or (ii) prevents or materially delays, or would reasonably be expected to prevent or materially delay, the consummation of the transactions contemplated by this Agreement.

“Material Contracts” means all of the Contracts listed, or required to be listed on Section 5.12(a) of the Disclosure Schedule.

“Multiemployer Plan” has the meaning set forth in Section 5.13(e).

“Multiple Employer Plan” has the meaning set forth in Section 5.13(e).

“Net Working Capital” means, as of the date of determination, an amount equal to the Current Assets minus the Current Liabilities as of such date, in each case as determined in accordance with the Accounting Principles. Exhibit VIII hereto sets forth a sample calculation of Net Working Capital as of December 31, 2015, which calculation provides an example of the application of the methodologies and principles for determining Net Working Capital.

“Non-Recourse Party” has the meaning set forth in Section 4.4(d).

“Option” means any and all options, warrants or other rights to purchase or acquire capital stock of Holdings that are outstanding immediately prior to the Closing, including any option to purchase or acquire shares of stock of Holdings granted pursuant to that certain USP Holdings Inc. 2012 Stock Option Plan.

“Option Cancellation Payment” has the meaning set forth in Section 2.7(a).

“Option Taxes” means, with respect to any payment to be made by Holdings to any Optionholder through the payroll system of any of the Companies, the employee’s portion of any and all Taxes attributable to such payment, including the employee’s share of FICA, Medicare and similar employment Taxes and any applicable federal, state, local or foreign employment or payroll Taxes required to be deducted or withheld from such payment under applicable Law.

“Optional Put” means the put right described in Section 10(a) of the Griffin Member Agreement.

“Optionholder” means a holder of an Option immediately prior to the Closing.

“Optionholder Gross Closing Amount” means the sum of the gross amount of all Option Cancellation Payments to be paid to the Optionholders pursuant to Section 2.7.

“Optionholder Percentage” means the sum of all Optionholders’ Fully Diluted Ownership Percentage.

“Order” means any order, injunction, judgment, decree, ruling, determination, award or writ of a Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Companies consistent with past practice.

“Owned Real Property” means any real property owned by any Company, together with all buildings or other structures, facilities, fixtures, systems or improvements now or hereafter located thereon or attached or appurtenant thereto and all easements, licenses, rights and appurtenances related thereto.

“Parties” and “Party” have the meaning set forth in the preamble.

“Patents” means all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon.

“Payoff Letters” means the payoff letters setting forth (a) the respective amounts to be paid in order that the Debt Payoff Amount shall be paid at the Closing as provided under Section 2.2(c) and Section 3.2(d)(ii) and (b) that all Liens relating to such corresponding Indebtedness of the Companies are released.

“Permits” means any approvals, consents, licenses, permits, waivers, exemptions, orders, registrations, notices, certificates or other authorizations of a Governmental Authority.

“Permitted Liens” means (i) statutory Liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Companies, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) for which adequate reserves have been established in accordance with GAAP, (iii) zoning, entitlement, conservation restriction and other land use or environmental regulations by Governmental Authorities, in each case, which individually and in the aggregate do not materially impair the present use of the properties or assets of any Company , (iv) Liens or restrictions under the Securities Act or any other federal or state securities Laws, and (v) all recorded exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens that do not materially interfere with the present use of the assets of the Companies.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Property Lease” means any lease of personal property by the Companies as lessee.

“Post-Closing Tax Period” means the period that begins on the day after the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Taxes” means any Taxes of any of the Companies for any Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and, with respect to a Straddle Period, the portion of the taxable period that ends on and includes the Closing Date.

“Pre-Closing Covenant” means a covenant or other agreement set forth in this Agreement that by its nature is required to be performed at, by or prior to the Closing.

“Price Per Ton” means the Companies’ weighted average purchase price per Ton of scrap metal during the 30-day period preceding the Closing.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Closing Certificate” has the meaning set forth in Section 3.2(d)(v).

“Purchaser Documents” means the other agreements, documents, instruments and certificates contemplated by this Agreement to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

“Purchaser Indemnified Parties” means Purchaser, the Companies (after Closing), and their respective directors, managers, officers, employees, Affiliates, stockholders, members, agents, attorneys, representatives, successors and permitted assigns.

“Recent Balance Sheet” means the consolidated unaudited balance sheet as of the Recent Balance Sheet Date.

“Recent Balance Sheet Date” means December 31, 2015.

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws, including Foreign Competition Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade or creating or strengthening a dominant position.

“Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)).

“Related Party” means, with respect to any specified Person (i) any Affiliate of such specified Person, and any director, officer, executive employee, general partner or managing member of such Affiliate and (ii) any Person who serves as a director, officer, executive employee, partner, or member, of, or in a similar capacity for, such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers, attorneys and other representatives of such Person.

“Reverse Termination Fee” has the meaning set forth in Section 4.4(a).

“R&W Policy” means a buyer’s-side representation and warranty insurance policy that is being purchased and conditionally bound by Purchaser as of the date hereof.

“Scrap Metal” means Tons of scrap metal within finished goods and raw material inventory, less Tons of scrap metal within accounts payable and accrued receipts that were received by the Companies but unpaid as of the Closing.

“Scrap Metal Inventory” means Scrap Metal within finished goods and raw materials inventory. The value of the scrap tons component of finished goods will be calculated based on the number of finished good Tons in inventory per the Company’s SAP system, multiplied by the weighted average manufactured cost of scrap in the 30 days prior to the Closing, and the value of the scrap raw material and the raw material Tons of scrap will be calculated based on the values in the Company’s SAP system; provided that, in determining the foregoing, the Company shall use the same costing methodology and system generated reports used to generate the schedule set forth as Exhibit VII hereto and provided further that if the number of finished good Tons and raw material Tons as per the Company’s SAP system deviates from the actual physical Tons on hand and owned by the Company by more than 2,500 Tons, the actual physical Tons on hand shall be used in place of the values in the Company’s SAP system.

“Scrap Metal Payables” means Scrap Metal related payables within accounts payable and accrued receipts. The value of the scrap Tons in accounts payable and accrued receipts will be calculated as the sum of payables to all scrap vendors for Scrap Metal Inventory received prior to the Closing. The Tons of scrap in accounts payable and accrued receipts will be the aggregate long tons due to all scrap vendors multiplied by 1.12. The Tons related to the payable due to each scrap vendor shall be calculated on a vendor-by-vendor basis by dividing the value of the scrap in accounts payable and accrued receipts by the price per Ton for each vendor in the corresponding invoice (or purchase order, in the event the Company has not been invoiced).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Closing Certificate” has the meaning set forth in Section 3.2(c)(ii).

“Seller Documents” means the other agreements, documents, instruments and certificates contemplated by this Agreement to be executed by a Seller or the Seller Representative in connection with the consummation of the transactions contemplated by this Agreement.

“Seller Funds” means Wynnchurch Capital Partners III, L.P., Comvest U.S. Pipe Holdings, LLC, Ocean Avenue Special Situations Fund, L.P., Ocean Avenue Fund II-A, L.P., and their affiliated funds.

“Seller Indemnified Parties” means the Sellers and their respective directors, managers, officers, employees, Affiliates, stockholders, members, agents, attorneys, representatives, successors and permitted assigns.

“Seller Objection” has the meaning set forth in Section 2.3(c).

“Seller Representative” has the meaning set forth in the preamble.

“Sellers” and “Seller” have the meaning set forth in the preamble.

“Shares” has the meaning set forth in the recitals.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

“Stockholders” and “Stockholder” have the meaning set forth in the preamble to this Agreement.

“Stockholder Closing Amount” means an amount equal to (a) the Distribution Amount minus (b) the aggregate Exercise Price of the outstanding vested in-the-money Options, minus (c) the Optionholder Gross Closing Amount.

“Straddle Period” has the meaning set forth in Section 11.1(a).

“Subsidiary” means any Person, of which Holdings owns, directly or indirectly, any of the outstanding share capital, voting securities or other voting equity interests.

“Target Net Working Capital” means $125,160,000.

“Target Scrap Metal” means 38,752 Tons.

“Tax” or “Taxes” means, with respect to any Company: (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees and assessments of any kind whatsoever, and any interest, penalty, addition to tax or additional amount with respect thereto, that are imposed, assessed, or collected on or from the Company by any Taxing Authority; (b) any liability of the Company for payment of amounts described in clause (a) of any other Person as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person (other than commercial contracts, the principal subject matter of which is not Taxes, entered into in the Ordinary Course of Business containing customary Tax indemnification provisions); and (d) any Loss in connection with the determination, settlement, or litigation of any of the foregoing.

“Tax Matter” means any inquiry, claim, assessment, audit or similar event with respect to Income Taxes for which the Sellers may be liable under this Agreement.

“Tax Representations” has the meaning set forth in Section 10.1.

“Tax Return” means any return, declaration, report, statement, information statement, worksheet, schedule or other document filed, required to be filed or required to be prepared (including any documentation required to be prepared in connection with any applicable transfer pricing Law) with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

“Technology” means, collectively, all information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Termination Date” has the meaning set forth in Section 4.1(a).

“Third Party Claim” means any Legal Proceeding instituted, or any Claim asserted, by any third party (other than any of the Purchaser Indemnified Parties or Seller Indemnified Parties) in respect of which payment may be sought by any of the Purchaser Indemnified Parties or Seller Indemnified Parties under Section 10.2 or Section 10.3 of this Agreement.

“Threshold” means Seventy-Five Thousand Dollars ($75,000).

“Tons” means two thousand pounds.

“Transaction Expenses” means obligations of the Companies or the Sellers for all legal and other fees, costs and expenses incurred in connection with the process of selling the Companies, the negotiation, preparation and execution of this Agreement, the Seller Documents, the Purchaser Documents, and the performance and consummation of the transactions contemplated herein and therein, including the Executive Payments and the employer’s share of Medicare and similar employment Taxes and any applicable federal, state, local or foreign payroll Taxes required to be paid by any of the Companies in connection with the payment of the Option Cancellation Payments, the Executive Payments and any Transaction Expenses that are compensation payments, other than the employer’s share of Social Security Taxes; provided, however, that Transaction Expenses shall not include any Option Cancellation Payments and that Transaction Expenses shall not include any obligations or expenses that are paid or satisfied prior to the Effective Time. To the extent that any Transaction Expense becomes payable after completion of the purchase price true-up in Section 2.3 (such as employer-paid taxes on amounts payable to the Optionholders from release of the Indemnity Escrow Amount), the Sellers shall promptly reimburse the Purchaser for such Transaction Expenses.

“Transfer Taxes” means sales, use, value added, goods and services, documentary, transfer, stamp, stock transfer, real property transfer or gains or similar taxes, fees or charges (together with any interest, penalties or additions in respect thereof) imposed by any Governmental Authority as a result of, or payable or collectible or incurred in connection with, the transactions contemplated by this Agreement.

“Unresolved Objections” has the meaning set forth in Section 2.3(d)(ii).

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder, as well as any similar foreign, state or local law, regulation or ordinance.

Section 1.2 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to “Dollars” or “$” shall mean U.S. dollars.

(iii) Exhibits/Schedules. The Exhibits and Schedules, including the Disclosure Schedule, to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any matter or item disclosed for one item or section of the Disclosure Schedule shall be deemed to have been disclosed on each other item or section of the Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that such disclosed information is applicable thereto. Holdings and the Sellers may, at their option, include in the Disclosure Schedule matters or items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such matters or items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. No disclosure on the Disclosure Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “or” shall be inclusive and not exclusive unless the context otherwise requires.

(viii) Dates and Times. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) References to documents or other materials “provided” or “made available” to Purchaser shall mean that such documents or other materials were present at least one (1) Business Day prior to the date of this Agreement in the on-line data room maintained by the Companies for purposes of the transactions contemplated herein and accessible by Purchaser.

ARTICLE II

SALE AND PURCHASE OF SHARES; PURCHASE PRICE

Section 2.1 Sale and Purchase of Shares; Treatment of Options. Subject to the terms and conditions hereof, at the Closing, (a) each Stockholder shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from such Stockholder, free and clear of any Liens, the Shares set forth opposite such Stockholder’s name on Exhibit I attached hereto and (b) Options shall be cancelled and extinguished in accordance with Section 2.7 below.

Section 2.2 Purchase Price; Calculation and Payment of Closing Consideration.

(a) The aggregate purchase price consideration (“Purchase Price”) to be paid for all of the Shares and Options is (i) the Closing Consideration, as hereinafter defined, subject to adjustment in accordance with Section 2.3 plus (ii) any amounts paid to the Sellers out of the Indemnity Escrow Amount.

(b) At the Closing, Purchaser shall pay to the Sellers (including the Optionholders) (i) Seven Hundred Eighty Million Dollars ($780,000,000) (the “Initial Purchase Price”) plus (ii) the amount, if any, by which Estimated Working Capital exceeds Target Net Working Capital; minus (iii) the amount, if any, by which Target Net Working Capital exceeds Estimated Working Capital; plus (iv) (x) the amount, if any, by which Estimated Scrap Metal exceeds Target Scrap Metal, multiplied by (y) Price Per Ton; minus (v) (x) the amount, if any, by which Target Scrap Metal exceeds Estimated Scrap Metal, multiplied by (y) Price Per Ton (provided, however, that for purposes of computing the Closing Consideration, in no event will the aggregate amount payable by Purchaser pursuant to clauses (ii) through (v) exceed $10,000,000, although such limitation shall have no effect on the calculation of the Final Working Capital); plus (vi) the amount of any Estimated Company Cash; minus (vii) the Estimated Debt Payoff Amount, minus (viii) the amount of any Estimated Transaction Expenses, minus (ix) the Indemnity Escrow Amount, minus (x) the Griffin Minority Buyout Amount (but only to the extent the Optional Put is not exercised and closed prior to Closing). The foregoing amount paid at Closing is referred to as the “Closing Consideration.” The Closing Consideration is subject to adjustment following the Closing as set forth in Section 2.3 hereof and shall be paid as set forth in this Section 2.2.

(c) At the Closing, Purchaser shall, by wire transfer of immediately available funds, deliver on behalf of the Companies the Estimated Debt Payoff Amount to the Persons owed the Debt Payoff Amount (as set forth in the Payoff Letters) as directed in writing by Holdings.

(d) At the Closing, Purchaser shall, by wire transfer of immediately available funds, pay the Stockholder Closing Amount to the Stockholders in accordance with the Allocation Certificate (as defined below).

(e) At the Closing, Purchaser shall deliver to Holdings, for the benefit of the Optionholders, the Optionholder Gross Closing Amount by wire transfer of immediately available funds, as directed in writing by Holdings, for payment by Holdings to such Optionholders through Holdings’ or any of its Subsidiaries’ payroll system;

(f) At the Closing, Purchaser shall, by wire transfer of immediately available funds, pay on behalf of the Companies the Transaction Expenses due at Closing as directed in writing by Holdings; provided that, if so directed by Holdings, any such amounts which constitute compensation payments shall instead be delivered to Holdings for payment by Holdings (reduced by the amount of any Taxes that are required to be deducted and withheld with respect to such payment) to such individual through Holdings’ or any of its Subsidiaries’ payroll system.

(g) At the Closing, Purchaser shall deposit or cause to be deposited the Indemnity Escrow Amount with the Escrow Agent by wire transfer in immediately available funds, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement.

(h) At the Closing, if the Optional Put has not been exercised and closed prior to Closing, Purchaser shall, by wire transfer of immediately available funds, pay the Griffin Minority Buyout Amount to Amconstruct Corporation in accordance with the terms of the Griffin Minority Buyout Agreement.

(i) At least three (3) Business Days prior to the Closing Date, the Seller Representative, on behalf of the Sellers, shall deliver to Purchaser a certificate (the “Allocation Certificate”) setting forth (i) for each Stockholder the portion of the Stockholder Closing Amount to which such Stockholder is entitled pursuant to this Agreement in exchange for all Shares held by such Stockholder immediately prior to the Closing, (ii) the Optionholder Gross Closing Amount, and (iii) the gross amount of each Option Cancellation Payment to be paid to each Optionholder pursuant to Section 2.7 below. The Allocation Certificate shall be used for purposes of determining the amounts paid hereunder on the Closing Date. Purchaser shall be entitled to rely on, and each Seller shall be bound for all purposes under this Agreement by, the Allocation Certificate.

Section 2.3 Closing Amounts.

(a) At least three (3) days prior to the Closing Date, Holdings shall deliver to Purchaser (i) a statement prepared in good faith (the “Estimated Closing Statement”) setting forth (A) the Estimated Balance Sheet, (B) the Estimated Working Capital, (C) the Estimated Company Cash, (D) the Estimated Scrap Metal, (E) the Debt Payoff Amount and (F) the outstanding Transaction Expenses and (ii) the executed Payoff Letters in form reasonably satisfactory to Purchaser.

(b) As promptly as practicable, but no later than ninety (90) days after the Closing Date, Purchaser shall cause to be prepared and delivered to the Seller Representative, on behalf of the Sellers, the Closing Statement.

(c) If the Seller Representative disagrees with Purchaser’s calculation of the items set forth in the Closing Statement delivered pursuant to Section 2.3(b), the Seller Representative may, within forty-five (45) days after delivery of the Closing Statement to the

Seller Representative, deliver a notice (a “Seller Objection”) to Purchaser stating that the Sellers disagree with such calculation and specifying in reasonable detail those items or amounts as to which the Sellers disagree and the nature, amount and basis therefor (and any amount or calculation not so objected to shall become final and binding on all the Parties). If no such Seller Objection shall have been so delivered within such time period, the Closing Statement shall become final and binding on all parties hereto.

(d) If the Seller Representative timely delivers a Seller Objection, all objections set forth therein shall be resolved as set forth below.

(i) If a Seller Objection shall be duly delivered pursuant to Section 2.3(c), the Seller Representative, on behalf of the Sellers, and Purchaser shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement in good faith on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, Closing Company Cash, Closing Scrap Metal, the Debt Payoff Amount and/or Transaction Expenses. If Purchaser and the Seller Representative are able to resolve any or all such objections within such 30-day period, the Purchaser and the Seller Representative shall, within such 30-day period, jointly prepare and sign a statement setting forth in reasonable detail the calculation of all amounts included in the Closing Statement and the deviation of such amounts from those included in the Closing Statement, which such calculations shall be final and binding on all parties hereto.

(ii) If during such period, the Seller Representative and Purchaser are unable to reach such agreement on all objections set forth in the Seller Objection, then either the Seller Representative or Purchaser shall, within 15 days after the expiration of such 30-day period, submit to the Independent Accountant for resolution of the disputed items or amounts which remain unresolved (as provided in the Closing Statement and Seller Objection) (the “Unresolved Objections”) for the purpose of calculating Closing Working Capital, Closing Company Cash, Closing Scrap Metal, the Debt Payoff Amount and/or Transaction Expenses. Each of Purchaser and the Seller Representative agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter. Purchaser and the Seller Representative shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant. In making such calculation, the Independent Accountant shall be empowered and authorized only to resolve the Unresolved Objections and may not assign a value to any item greater than the greatest positive or negative adjustment requested by Seller Representative in the Seller Objection or Purchaser in the Closing Statement for such item. The Independent Accountant shall deliver to the Seller Representative and Purchaser, as promptly as practicable (but in any case no later than sixty (60) days from the date of engagement of the Independent Accountant), a written report setting forth its calculation of such Unresolved Objections. Such report shall be final and binding upon the Sellers and Purchaser, and, absent a showing of fraud or manifest error, none of Purchaser or the Sellers shall seek further recourse to courts or other tribunals, other than to enforce such report. Judgment may be entered to enforce such report in any court of competent jurisdiction. The fees and expenses of the review and report incurred by the Independent Accountant shall be allocated to and borne by Purchaser and the Sellers based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the items in dispute as originally submitted to the Independent Accountant. For example, should the amount of the items in dispute total $1,000 and the Independent Accountant awards $600 in favor of the Sellers’ position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by the Sellers. The fees, costs and expenses of the accountants, attorneys and other representatives of each Party incurred in connection with the matters described in this Section 2.3 shall be borne by such Party.

(e) The Sellers, Purchaser and Holdings shall, and shall cause their respective representatives to, reasonably cooperate and assist in the review of the Closing Statement and the calculation of Closing Working Capital, Closing Company Cash, Closing Scrap Metal, the Debt Payoff Amount and Transaction Expenses and in the conduct of the review referred to in this Section 2.3, including reasonable access during normal business hours to the necessary books, records, work papers and personnel to the other Parties. Without limiting the foregoing, from and after the date of the delivery of the Closing Statement until the time payments in accordance with this Section 2.3 are finally determined, Purchaser shall, and shall cause the Companies to, provide reasonable access during normal business hours to the Companies’ contracts, books, records (including accounting or financial records), work papers, personnel (including accounting or financial personnel and counsel of Purchaser or the Companies) and advisors and representatives, in each case to the extent relevant to the verification of the Closing Statement (or the calculation of Closing Working Capital, Closing Company Cash, Closing Scrap Metal, the Debt Payoff Amount or Transaction Expenses), to the Seller Representative, its accountants, counsel, financial advisors and other representatives (and Purchaser shall reasonably cooperate with and provide reasonable assistance to, and shall cause the personnel, advisors and representatives of Purchaser and the Companies to reasonably cooperate with and provide reasonable assistance to, the Seller Representative, its accountants, counsel, financial advisors and other representatives and the Independent Accountant) for the purpose of conducting the review by the Seller Representative or the Independent Accountant, as applicable, of the Closing Statement (or the calculation of Closing Working Capital, Closing Company Cash, Closing Scrap Metal, the Debt Payoff Amount or Transaction Expenses), and the resolution of any disputes relating thereto; provided, that, notwithstanding anything to the contrary in this Section 2.3, such access shall not (i) unreasonably disrupt the normal operations of such first party or any of its Affiliates, (ii) include access to materials that are subject to any attorney-client, work-product or other privilege legally available to Purchaser or (iii) include any access to any working papers of any independent accountant unless customary confidentiality and hold harmless agreements have been first executed.

(f) Upon determination of Final Working Capital, Final Company Cash, Final Scrap Metal, the Final Debt Payoff Amount, the Final Transaction Expenses, the following adjustments to the Purchase Price shall be made:

(i) If Final Working Capital exceeds the Estimated Working Capital, the Purchase Price shall be increased, in the manner provided in Section 2.3(g), by the amount of such excess.

(ii) If Final Working Capital is less than the Estimated Working Capital, the Purchase Price shall be decreased, in the manner provided in Section 2.3(g) and Section 2.4, by the amount of such deficiency.

(iii) If Final Company Cash exceeds the Estimated Company Cash, the Purchase Price shall be increased, in the manner provided in Section 2.3(g), by the amount of such excess.

(iv) If Final Company Cash is less than the Estimated Company Cash, the Purchase Price shall be decreased, in the manner provided in Section 2.3(g) and Section 2.4, by the amount of such deficiency.

(v) If Final Scrap Metal exceeds the Estimated Scrap Metal, the Purchase Price shall be increased, in the manner provided in Section 2.3(g), by the amount of such excess.

(vi) If Final Scrap Metal is less than the Estimated Scrap Metal, the Purchase Price shall be decreased, in the manner provided in Section 2.3(g) and Section 2.4, by the amount of such deficiency.

(vii) If the Final Debt Payoff Amount exceeds the Estimated Debt Payoff Amount, the Purchase Price shall be decreased, in the manner as provided in Section 2.3(g) and Section 2.4, by the amount of such excess.

(viii) If the Final Debt Payoff Amount is less than the Estimated Debt Payoff Amount, the Purchase Price shall be increased, in the manner as provided in Section 2.3(g), by the amount of such deficiency.

(ix) If the Final Transaction Expenses exceed the Estimated Transaction Expenses, the Purchase Price shall be decreased, in the manner as provided in Section 2.3(g) and Section 2.4, by the amount of such excess.

(x) If the Final Transaction Expenses are less than the Estimated Transaction Expenses, the Purchase Price shall be increased, in the manner as provided in Section 2.3(g), by the amount of such deficiency.

(g) Within five (5) Business Days after Final Working Capital, Final Company Cash, Final Scrap Metal, the Final Debt Payoff Amount and the Final Transaction Expenses have become final and binding:

(i) if the net Purchase Price adjustment amount pursuant to Section 2.3(f) is positive (such amount, the “Additional Seller Amount”), then Purchaser shall, by wire transfer of immediately available funds:

(a) pay each Stockholder an amount equal to (1) the Additional Seller Amount multiplied by (2) such Stockholder’s Fully Diluted Ownership Percentage; and

(b) pay to Holdings, for the benefit of the Optionholders, a gross amount equal to the Optionholder Percentage of the Additional Seller Amount (and each Optionholder shall be entitled to receive through the payroll system of Holdings, or any of its Subsidiaries, such Optionholder’s Fully Diluted Ownership Percentage of the Additional Seller Amount less the amount of Option Taxes with respect to such payment).

(ii) if the net Purchase Price adjustment amount pursuant to Section 2.3(f) is negative (the “Additional Purchaser Amount”), then, subject to Section 2.4, the Sellers shall, by wire transfer of immediately available funds, pay the Additional Purchaser Amount to Purchaser by wire transfer of immediately available funds.

(iii) All payments under this Section 2.3 shall be without interest, except any amounts not paid when required by this Section 2.3 shall bear interest from the date due pursuant to this Section 2.3(g) to, and including, the date of payment, at the Interest Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

Section 2.4 Seller Payments. Notwithstanding anything to the contrary in this Agreement, to the extent that the Sellers shall be obligated to make any payment pursuant to Section 2.3(g)(ii), the Sellers shall be so obligated severally, and not jointly, and each Seller shall only be obligated to pay an amount equal to the applicable Seller’s Fully Diluted Ownership Percentage of the aggregate amount payable by the Sellers; provided, that, notwithstanding the foregoing, Purchaser shall have the right, but not the obligation, to obtain any such amounts payable by the Sellers from the Indemnity Escrow Amount, in which case, Purchaser and the Seller Representative shall provide joint written instructions to the Escrow Agent directing the Escrow Agent to release to Purchaser such amount.

Section 2.5 Tax Treatment of Payments. Any payments made with respect to adjustments made pursuant to Section 2.3 and any indemnity payments made pursuant to Article X or any other provision of this Agreement shall be deemed to be, and the Sellers and Purchaser agree to treat such payments as, an adjustment to the Purchase Price for Tax purposes, except as otherwise required by applicable Law.

Section 2.6 Reimbursement of Payments. In the event that on or after the Closing the Sellers (and/or any Seller’s Affiliates) receive any payment either (i) belonging to Purchaser or the Companies or (ii) inadvertently paid by Purchaser to any Seller, such Seller (and/or such Seller’s Affiliates) shall hold such payment in trust for Purchaser or the Companies, as applicable, and remit such payment to Purchaser or the Companies, as applicable, in the form received within five (5) Business Days of receipt of such payment. In the event that on or after the Closing the Companies or Purchaser (and/or any of Purchaser’s Affiliates) receive any payment (i) belonging to any Seller or (ii) inadvertently paid by any Seller to Purchaser or the Companies, the Purchaser, the Companies or such Purchaser Affiliate, as applicable, shall hold such payment in trust for such Seller and remit such payment to such Seller in the form received within five (5) Business Days of receipt of such payment. All payments under this Section 2.6 shall be without interest, except any amounts not paid when required by this Section 2.6 shall bear interest from the date due pursuant to this Section 2.6 to, and including, the date of payment, at the Interest Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

Section 2.7 Cancellation of Options

(a) At the Closing, by virtue of the Closing and without any further action on the part of any of the Companies or any Optionholder, each outstanding Option shall automatically be cancelled and extinguished. In consideration for the cancellation and extinguishment of each Optionholder’s vested Options (including, for the avoidance of doubt, any Option that by its terms vests as a result of the transactions contemplated hereby), the Optionholder shall only have the right to receive from Holdings the following payments (to be made in each instance in accordance with Section 2.7(b)): (A) at the Closing, a single lump sum cash payment equal to such Optionholder’s Fully Diluted Ownership Percentage of the Distribution Amount with respect to such Optionholder’s vested Options less the aggregate Exercise Price for such Optionholder’s Options (the “Option Cancellation Payment”), (B) if applicable, such Optionholder’s Fully Diluted Ownership Percentage of any Additional Seller Amount pursuant to Section 2.3(g)(i)(b)), (C) if applicable such Optionholder’s Fully Diluted Ownership Percentage of any refund of Income Taxes for any Pre-Closing Tax Period, payable at the time set forth in Section 11.3, and (D) if applicable, such Optionholder’s Fully Diluted Ownership Percentage of any distribution from the Indemnity Escrow Amount, payable at the time set forth in the Escrow Agreement. No consideration shall be paid for the cancellation and extinguishment of any unvested Options.

(b) Each payment to an Optionholder hereunder shall be made as soon as practicable following the relevant payment triggering event (and in all events by the first payroll date that occurs at least five Business Days following the relevant payment triggering event) through the payroll system of Holdings or one of its Subsidiaries and shall be reduced by the amount of Option Taxes that are required to be deducted and withheld with respect to such payment. Holdings shall, in a timely manner, pay all amounts withheld from payments to Optionholders to the appropriate Taxing Authorities. To the extent that Option Taxes are deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Optionholders in respect of which such deduction and withholding was made. For the avoidance of doubt, the Option Cancellation Payments (A) shall be deemed made on the Closing Date and any corresponding Tax deductions shall be allocated to the taxable period (or portion thereof) ending on the Closing Date and (B) shall be includible in each Optionholder’s income on the Closing Date.

(c) From the date of this Agreement until the earlier of (i) the Closing (in which case the Options will be cancelled as set forth in this Section 2.7) and (ii) the termination of this Agreement pursuant to its terms, each Optionholder agrees that it shall not, and shall not be entitled to, exercise any Options held by such Optionholder. For the avoidance of doubt, from and after the Closing, the Optionholders shall cease to have any rights with respect to such Optionholder’s Options except as otherwise provided for under this Agreement.

ARTICLE III

CLOSING

Section 3.1 Closing; Closing Date. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at the offices of Foley & Lardner, LLP, 500 Woodward Ave, Suite 2700, Detroit, MI 48226 on the date that is thirteen (13) Business Days following the satisfaction or waiver of all conditions precedent specified under Article IX hereof (except for those conditions which by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), provided that if such date is earlier than April 15, 2016, then the Closing shall take place on April 15, 2016 or any earlier date as may be specified by Purchaser on no fewer than three (3) Business Days’ prior notice or (b) on such other date and at such other place and time as Purchaser and Seller Representative may agree in writing (such date, the “Closing Date”). The Closing shall be deemed to occur at the Effective Time.

Section 3.2 Closing Deliveries.

(a) At Closing, Holdings shall deliver or cause to be delivered to Purchaser:

(i) an officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of Holdings, relating to the satisfaction of the Closing conditions set forth in Section 9.1(a) (as it relates to Holdings), Section 9.1(b) and Section 9.1(e) (the “Holdings Closing Certificate”);

(ii) a certificate of the Secretary of Holdings certifying that attached thereto is a true and complete copy of resolutions adopted by the board of directors of Holdings authorizing the execution, delivery and performance of this Agreement and the Holdings Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii) a resignation from each of the Companies, as applicable, of each officer or director of the Companies listed in Section 3.2 of the Disclosure Schedule, effective as of the Closing;

(iv) if the Optional Put has not been exercised and closed prior to Closing, evidence reasonably satisfactory to Purchaser that the Griffin Minority Interest Buyout has been consummated or will be consummated concurrently with the Closing, in all material respects in the form attached hereto as Exhibit VI (the “Griffin Minority Buyout Agreement”); and

(v) a counterpart of the assignment and assumption agreement related to the BP Claim in substantially the form attached hereto as Exhibit VII (the “BP Claim Assignment”), duly executed by the applicable Company.

(b) At Closing, each Seller shall deliver or cause to be delivered to Purchaser original stock certificate(s) or affidavits of lost stock representing the Shares, as applicable, owned by such Seller, duly endorsed in blank or accompanied by applicable transfer powers.

(c) At Closing, the Seller Representative shall deliver (or shall cause to be delivered) to Purchaser:

(i) an executed counterpart to the Escrow Agreement;

(ii) an officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of the Seller Representative on behalf of each of the Sellers, relating to the satisfaction of the Closing conditions set forth in Section 9.1(a) (as it relates to each such Seller) and Section 9.1(b) (as it relates to each such Sellers) (the “Seller Closing Certificate”); and

(iii) either (A) a duly executed certificate, in compliance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that the shares of stock of Holdings are not United States real property interests within the meaning of Code Section 897(c) and that the transactions contemplated by this Agreement are exempt from withholding under Code Section 1445, and a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), each in a form acceptable to the Purchaser, or (B) certifications of non-foreign status executed by each Seller (or, if any Seller is a disregarded entity for U.S. federal income tax purposes, a certificate from such Seller’s regarded owner for such purposes) and satisfying the requirements of § 1.1445-(b)(2)(i), of the United States Treasury Regulations promulgated under the Code, certifying that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code, each in a form acceptable to the Purchaser; provided that notwithstanding Section 9.1(f) such delivery shall not be a condition to the obligation of Purchaser to consummate the transactions contemplated by this Agreement, but if Seller Representative fails to deliver such certificates Purchaser shall be permitted to withhold from the consideration payable pursuant to this Agreement the amount required by Section 1445 of the Code.

(d) At Closing, Purchaser shall deliver (or cause to be delivered) or shall pay (or cause to be paid) by wire transfer of immediately available funds pursuant to written instructions delivered to Purchaser prior to Closing, as the case may be:

(i) to each Stockholder, the amounts payable to such Stockholder pursuant to Section 2.2(d);

(ii) to each Person owed the Debt Payoff Amount (or portion thereof), an amount equal to the Debt Payoff Amount (or portion thereof) owed to such Person (as set forth in the Payoff Letters) as directed in writing by Holdings;

(iii) to Holdings, for the benefit of the Optionholders, the Optionholder Gross Closing Amount by wire transfer of immediately available funds, as directed in writing by Holdings, for payment by Holdings to such Optionholders through Holdings’ or one of its Subsidiaries’ payroll systems;

(iv) to each Person or Persons owed any Transaction Expenses, an amount equal to the Transaction Expenses owed to such Person or Persons as directed in writing by Holdings; provided that, if so directed by Holdings, any such amounts which constitute compensation payments shall instead be delivered to Holdings for payment by Holdings to such individual through Holdings’ or one of its Subsidiaries’ payroll systems;

(v) to the Sellers, an officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of Purchaser, relating to the satisfaction of the Closing conditions set forth in Section 9.2(a) and Section 9.2(b) (the “Purchaser Closing Certificate”);

(vi) to the Sellers, a certificate of the Secretary of Purchaser certifying that attached thereto is a true and complete copy of resolutions adopted by the board of managers of Purchaser authorizing the execution, delivery and performance of this Agreement and the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(vii) to the Seller Representative, an executed counterpart to the Escrow Agreement.

(e) As soon as practicable following Closing (following Holdings receipt of the payment contemplated by Section 2.2(d) above), Holdings shall pay to the Optionholders the Option Cancellation Payments (less the amount of Option Taxes with respect to such Option Cancellation Payments) pursuant to Section 2.7.

(f) Purchaser or Seller, as applicable, shall be entitled to deduct and withhold from the payments otherwise payable pursuant to this Agreement such amounts (or portions thereof) as Purchaser or Seller is legally required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by Purchaser or Seller, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Purchaser or Seller.

(g) Notwithstanding anything to the contrary herein, but without limiting Purchaser’s obligations hereunder (including Purchaser’s obligation to pay the Closing Consideration), Purchaser shall be entitled at the Closing to direct that any of the Shares be transferred by the Sellers to one or more of the Purchaser’s Affiliates in lieu of any such transfer to Purchaser itself.

ARTICLE IV

TERMINATION

Section 4.1 Termination of Agreement. This Agreement may be terminated on any date prior to the Closing as follows:

(a) by either the Seller Representative or Purchaser on or after the date which is seventy-five (75) days from the date hereof, if the Closing shall not have occurred by the close of business on such date (the “Termination Date”); provided, however, that (1) no Party shall have the right to terminate this Agreement pursuant to this paragraph (a) if the failure of such Party to perform or comply in all material respects with the covenants and agreements of such Party set forth in this Agreement shall have been the primary cause of, or primarily resulted in, the failure of the Closing to be consummated by the Termination Date and (2) Seller Representative or Purchaser may elect to extend the Termination Date to the date which is one hundred fifty (150) days from the date hereof by providing written notice thereof to the other Party on the date that is seventy-five (75) days after the date hereof to the extent that on the date that is seventy-five (75) days after the date hereof all of the conditions set forth in Sections 9.1 (in the case of an extension by Seller Representative) or Section 9.2 (in the event of an extension by Purchaser) have been satisfied or waived, other than the conditions (i) with respect to actions the relevant Party is required to take at the Closing itself as provided herein and (ii) set forth in Section 9.1(c) or (d) (in the case of an extension by Seller Representative) or Section 9.2(c) or (d) (in the event of an extension by Purchaser), and with regard to Section 9.1(c) or Section 9.2(c) to the extent related in whole or in part to or arising under any Regulatory Laws. In the event of such extension, the “Termination Date” shall be the date which is one hundred fifty (150) days from the date hereof, or such other date as the Parties agree in writing;

(b) by mutual written consent of the Seller Representative and Purchaser;

(c) by the Seller Representative or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the Parties shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 4.1(c) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(d) by Purchaser, if Holdings or the Sellers shall have breached or failed to perform any of its or their representations, warranties, covenants or agreements set forth in this Agreement or any Seller Document, or if any representation or warranty of Holdings or the Sellers shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Closing, (i) would result in the failure of any of the conditions set forth in Section 9.1 and (ii) cannot be or has not been cured by the earlier of (A) the Termination Date and (B) 45 days after the giving of written notice by Purchaser to the Seller Representative of such breach or failure; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this paragraph (d) if Purchaser is then in material breach of any of its representations, warranties, covenants or agreements (other than those that by their nature are to be performed at Closing) set forth in this Agreement.

(e) by the Seller Representative, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or any Purchaser Document, or if any representation or warranty of Purchaser shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Closing, (i) would result in the failure of any of the conditions set forth in Section 9.2 and (ii) cannot be or has not been cured by the earlier of (A) the Termination Date and (B) 45 days after the giving of written notice by the Seller Representative to Purchaser of such breach or failure; provided, that the Seller Representative shall not have the right to terminate this Agreement pursuant to this paragraph (e) if any Seller is then in material breach of any of its representations, warranties, covenants or agreements (other than those that by their nature are to be performed at Closing) set forth in this Agreement.

(f) by the Seller Representative, if the Closing shall not have occurred on or before the date required by Section 3.1, all of the conditions set forth in Section 9.1 would be satisfied at the time of such termination if the Closing were held at the time of such termination (other than conditions that, by their nature, are to be satisfied at the Closing), and the Sellers stood ready, willing and able to complete the Closing on the date required by Section 3.1 and at the time of termination.

Section 4.2 Procedure Upon Termination. In the event of a valid termination of this Agreement by Purchaser or the Seller Representative pursuant to Section 4.1 hereof, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by Purchaser, Holdings or the Sellers.

Section 4.3 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 4.1 and 4.2, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any of the Parties (or any of the Companies); provided, that no such termination shall relieve any Party from liability for any breach of this Agreement or for fraud, in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity; provided, further, that the obligations of the Parties set forth in the Confidentiality Agreement, this Article IV (Termination), Section 5.19 (Brokers), Section 6.6 (Brokers), Section 7.6 (Brokers), Section 8.5 (Confidentiality), Section 8.8 (Publicity), Section 8.14(a) (Non-Solicitation) (with respect to the period prior to termination) and Article XII hereof shall survive any such termination and shall be enforceable hereunder.

Section 4.4 Reverse Termination Fee.

(a) In the event that this Agreement is terminated by the Seller Representative pursuant to Section 4.1(e) or Section 4.1(f), then the Purchaser shall pay to Holdings a fee of $40,000,000 (the “Reverse Termination Fee”), it being understood that in no event shall the Purchaser be required to pay the Reverse Termination Fee on more than one occasion. The parties hereto agree that the Reverse Termination Fee is a liquidated damage, and not a penalty.

(b) Payment of the Reverse Termination Fee shall be made by wire transfer of immediately available funds pursuant to written instructions delivered to Purchaser by Holdings as promptly as reasonably practicable after termination of this Agreement (and, in any event, within three (3) Business Days thereof). The Parties acknowledge that the agreements contained in this Section 4.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if

Purchaser fails to promptly pay the amount due pursuant to Section 4.4(a), and, in order to obtain such payment, the Seller Representative (on behalf of Holdings and the Sellers) commences a suit that results in a judgment against Purchaser for the amount set forth in Section 4.4(a), Purchaser shall pay to the Seller Representative or its designee its reasonable out-of-pocket costs and expenses paid to independent third parties (including attorneys’ fees) in connection with such suit, together with interest on such amount at the Interest Rate on the date such payment was required to be made through the date of payment, but subject to Section 4.4(c) (“Seller’s Collection Fees and Expenses”).

(c) Notwithstanding anything to the contrary in this Agreement, and without limiting to the Seller’s right in respect of specific performance pursuant to Section 12.3(c), upon payment of (i) the Reverse Termination Fee and (ii) any other amounts payable or reimbursable to the Seller Representative, Sellers or Holdings pursuant to this Agreement or any other Ancillary Agreements, including Seller’s Collection Fees and Expenses, if any, pursuant to Section 4.4(b) (the aggregate of the amounts referred to in (i) – (ii) above, the “Aggregate Termination Amount”), none of the Purchaser or the Guarantor shall have any further liability or obligation to the Sellers or their Affiliates relating to or arising out of this Agreement, the Limited Guarantee, the Equity Commitment Letters, the Equity Financing or the failure of the acquisition of the Company or any other transaction contemplated hereby or in any other agreement set forth above to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, the Sellers shall not and shall cause their Affiliates not to seek to recover any money damages or obtain any equitable relief from the Purchaser or the Guarantor.

(d) No Non-Recourse Party shall have any monetary liability to any Person for any loss suffered as a result of any breach of this Agreement (including any claim for failure to pay the Reverse Termination Fee), the Limited Guarantee or the Financing Commitments or the failure of the Closing to occur or any other transaction contemplated hereby to be consummated, whether in equity or at law, in contract, in tort or otherwise. “Non-Recourse Party” means any current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees, representatives or agents of the Purchaser, the Guarantor, or the Equity Financing Source provided, however that the term “Non-Recourse Party” shall not include the Purchaser or the Guarantor.

(e) Notwithstanding anything to the contrary in this Agreement, and without limiting to the Seller’s right in respect of specific performance pursuant to Section 12.3(c), the Parties acknowledge and agree that, unless the Closing occurs, the maximum aggregate liability of Purchaser and the Guarantor under this Agreement or relating to the transactions contemplated hereby (inclusive of payment of the Reverse Termination Fee) shall be limited to an amount equal to the Aggregate Termination Amount, and in no event shall the Sellers, the Company or any other Person seek to recover any money damages in excess of such amount. Sellers shall be entitled to pursue both a grant of specific performance under Section 12.3(c) and the payment of the Aggregate Termination Amount under this Section 4.4, but under no circumstances shall Sellers be permitted or entitled to receive both a grant of specific performance under Section 12.3(c) and an award of money damages, including all or any portion of the Reverse Termination Fee.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Subject to the exceptions disclosed in the corresponding sections or subsections of the disclosure schedule delivered by Holdings to Purchaser (the “Disclosure Schedule”), Holdings hereby represents and warrants to Purchaser as of the date hereof and, provided the Closing occurs, as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date) that:

Section 5.1 Organization and Good Standing. Each Company is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization as set forth in Section 5.1 of the Disclosure Schedule. Each Company is duly qualified or authorized to do business as a foreign entity or a foreign-invested entity and is in good standing under the Laws of each jurisdiction in which it owns real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Holdings has provided to Purchaser a complete and correct copy of the certificate of incorporation and bylaws and other Governing Documents, each as amended to date, of each Company. Such documents are in full force and effect, and none of the Companies is in material violation of any of the provisions thereof.

Section 5.2 Authorization of Agreement. Holdings has all requisite power and authority to execute and deliver this Agreement and each other Holdings Document and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Holdings Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Holdings. This Agreement has been, and each of the Holdings Documents will be at or prior to the Closing, duly and validly executed and delivered by Holdings and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Holdings Documents will, when so executed and delivered, constitute, the legal, valid and binding obligations of Holdings, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth in Section 5.3(a) of the Disclosure Schedule, none of the execution and delivery by Holdings of this Agreement or the Holdings Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Holdings with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or, in the case of clause (iii) and (iv) only, a material violation of or material default (with or without notice or lapse of time, or both) under, result in the creation of any Lien under, or give rise to a right of termination, modification, acceleration or cancellation under, any provision of (i) the Governing Documents of the Companies; (ii) any Order of any Governmental Authority applicable to the Companies or by which any of the properties or assets of the Companies are bound; (iii) any applicable Law; or (iv) any Material Contract or Lease to which any Company is a party or by which any Company or any of its properties, assets or rights is bound.

(b) Except as set forth in Section 5.3(b) of the Disclosure Schedule and except as would not result in a Material Adverse Effect, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority or party to any Material Contract to which any Company is a party or by which the Companies or any of their properties, assets or rights is bound, is required on the part of Holdings or any other Company in connection with the execution and delivery of this Agreement or the Holdings Documents by Holdings, or the compliance by Holdings with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of notification and report forms with the FTC and the DOJ under the HSR Act and the expiration or termination of any applicable waiting period thereunder and (ii) the filing of all applications and notices, as applicable, with Governmental Authorities under the Foreign Competition Laws, the issuance of consents, authorizations or approvals of such applications by such authorities, if required, and the expiration or termination of any applicable waiting periods thereunder.

Section 5.4 Capitalization.

(a) The authorized capital stock of Holdings consists of 150,000 shares of common stock, and 150,000 shares of preferred stock. There are 0 shares of preferred stock issued and outstanding and 84,782.378 shares of common stock issued and outstanding, which constitute all of the Shares. Each outstanding share of capital stock or other equity or ownership interest of each of the Companies, including the Shares, is duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 5.4 or in Section 5.4(a) of the Disclosure Schedule, Holdings has no other class or series of authorized, issued or outstanding shares of capital stock. Exhibit I sets forth a true and complete list of the name and address of each Stockholder together with the number and class of Shares held by such Stockholder, and the name and address of each Optionholder. Section 5.4(a) of the Disclosure Schedule sets forth the number of Options held by such Optionholder and the vesting terms and Exercise Price(s) of such Options.

(b) Except as set forth in Section 5.4(b) of the Disclosure Schedule, the Companies have not issued or granted or agreed to issue or grant any: (i) capital stock or other equity or ownership interests; (ii) options, rights, warrants, calls or other outstanding securities convertible into or exercisable or exchangeable for shares of capital stock of any Company, or any outstanding subscriptions, options, rights, warrants, calls, rights of first refusal or offer, or other Contracts (contingent or otherwise) obligating any Company to issue or transfer from treasury any shares of its capital stock or to issue, grant or sell other securities of any Company or securities convertible into or exchangeable for shares of its capital stock; or (iii) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable or exercisable for securities having the right to vote; and there are no subscriptions, options, warrants, calls, rights, commitments or agreements of any character to which any Company is a party or by which it is bound obligating or permitting any Company to purchase, redeem or otherwise acquire the securities of any Person.

(c) Except as set forth in Section 5.4(c) of the Disclosure Schedule, there are no (i) shares of capital stock reserved for issuance or outstanding or authorized stock appreciation, phantom stock, or other equity equivalent or equity-based awards or rights or similar rights with respect to any Company or (ii) voting trusts, stockholders agreements, registration rights agreements, proxies or any other agreements or understandings with respect to the voting, holding, transfer registration or disposition of the capital stock of any Company, including the Shares.

(d) Holdings has provided a Sale Notice (as defined in the Mueller Purchase Agreement) in compliance with the right of first refusal granted to Mueller Water Products, Inc. pursuant to Section 5.19 of the Purchase Agreement, dated as of March 7, 2012, by and among USP Holdings Inc., Mueller Group, LLC and Mueller Water Products, Inc. (the “Mueller Purchase Agreement”) and Mueller Water Products, Inc. failed to respond to the Sale Notice within the Exercise Period (as defined in the Mueller Purchase Agreement).

Section 5.5 Subsidiaries. Section 5.5 of the Disclosure Schedule sets forth a true and complete list of (a) each Subsidiary (each of which, for the avoidance of doubt, is also listed on Exhibit II hereto), (b) each Subsidiary’s jurisdiction of incorporation or organization, (c) the amount of each Subsidiary’s outstanding capital stock (and other equity interests or securities) and (d) the holders of the issued and outstanding capital stock (or other equity interests) of each Subsidiary. Except as set forth in Section 5.5 of the Disclosure Schedule, all the outstanding shares of capital stock (or other equity interests or securities) of each Subsidiary are owned by Holdings or by another wholly owned subsidiary of Holdings, free and clear of all Encumbrances. Except as set forth in Section 5.5 of the Disclosure Schedule, Holdings does not, directly or indirectly, own any capital stock or other equity interests, or any interest convertible into, exercisable for or exchangeable for any such capital stock or other equity interests, in any other Person. No Company is under any current obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any person.

Section 5.6 Financial Statements.

(a) Section 5.6(a) of the Disclosure Schedule contains true and complete copies of the Financial Statements. Except as set forth in the notes thereto and subject to, in the case of the unaudited interim financial statements, ordinary course year-end adjustments that are not individually or in the aggregate material and the absence of footnote disclosure, each of the Financial Statements has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and presents fairly in all material respects the consolidated financial position, consolidated results of operations and consolidated cash flows and stockholders’ equity of the Companies as at the dates and for the periods indicated therein.

(b) Except as set forth on Section 5.6(b) of the Disclosure Schedule, to the Knowledge of Holdings there are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of any of the

Companies, other than any such debts, liabilities or obligations (i) to the extent accrued or reserved against in the Recent Balance Sheet, (ii) incurred in the Ordinary Course of Business of the Companies since the Recent Balance Sheet Date, (iii) for obligations arising under Company Benefit Plans (excluding any obligations related to the breach or other violation thereof) and Contracts to which any of the Companies are party and that have been disclosed to Purchaser prior to the date hereof or that are not required to be disclosed pursuant to the terms of this Agreement (excluding any obligations related to the breach or other violation thereof) or (iv) that are not material to the Companies, taken as a whole.

Section 5.7 Absence of Certain Developments. Except as contemplated by this Agreement or as set forth in Section 5.7 of the Disclosure Schedule, since the Recent Balance Sheet Date, (a) the Companies have conducted their respective businesses in the Ordinary Course of Business; (b) there has not been any event, occurrence, change, result, state of facts or effect that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; and (c) none of the Companies has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 8.2.

Section 5.8 Taxes. Except as set forth in Section 5.8 of the Disclosure Schedule:

(a) (i) All Income Tax Returns required to be filed by or with respect to the Companies have been timely filed and (ii) all such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by the Companies have been timely paid in full (whether or not such Taxes were shown or reportable on any Tax Return). The Companies have established reserves on their Financial Statements, in accordance with GAAP, that are adequate for the payment of any Pre-Closing Taxes that are not yet due and payable. All Taxes for which any of the Companies has become liable since the end of the most recent period included in the Financial Statements have been incurred in the ordinary course of business and adequate reserves for their payment have been established by the Companies consistent with past custom and practice.

(b) No Company (i) is a party to or bound by any Tax allocation, sharing, or indemnification agreement (other than commercial contracts, the principal subject matter of which is not Taxes, entered into in the ordinary course of business and containing customary Tax indemnification provisions) or (ii) has any liability for the Taxes of any Person (other than the Companies) under Treasury Regulation §1.1502-6 (or any similar provision of any Law) or as a transferee or successor.

(c) No Tax deficiencies have been proposed, asserted or assessed against any Company in writing that are still pending. No Tax Return of any of the Companies is being examined or audited by any Taxing Authority, and no such examination or audit is proposed or threatened in writing against any of the Companies. There is no refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by any of the Companies. Any deficiency resulting from any completed audit or examination relating to Taxes by any Taxing Authority has been timely paid.

(d) None of the Companies is subject to a waiver of any statute of limitations in respect of Taxes or any extension of the time to assess or collect any Taxes of any Company. None of the Companies is subject to or has any outstanding request for any private ruling from any Taxing Authority. None of the Companies is currently the beneficiary of any extension of time within which to file a Tax Return. No power of attorney has been executed by or on behalf of any of the Companies with respect to Taxes that is currently in force.

(e) No claim has been made by any Taxing Authority in any jurisdiction where any of the Companies does not file Tax Returns that any of the Companies is or may be subject to Tax by that jurisdiction.

(f) None of the assets of any of the Companies is subject to any encumbrance for Taxes, other than Permitted Liens.

(g) None of the Companies has (i) taken a reporting position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign Law), without regard to any disclosure thereof, (ii) engaged in any transaction that would constitute a “reportable transaction” within the meaning of Section 6111 of the Code (or any similar provision of state, foreign or local Law), or (iii) participated in any transaction that would reasonably be likely to require the filing of an IRS Schedule UTP (determined without regard to any asset threshold that may avoid the requirement of filing such schedule).

(h) None of the Companies is a party to or bound by any closing agreement, offer in compromise, gain recognition agreement, or other agreement with any Taxing Authority.

(i) All transactions among the Companies within the 4-year period ending on the Closing Date have been conducted at arm’s-length and comply with section 482 of the Code and comparable provisions of applicable foreign Tax Law.

(j) None of the Companies will be required to include any material item of income or gain or exclude any material item of deduction or loss from taxable income for any taxable period or portion thereof after the Closing as a result of (i) any change in method of accounting made or imposed prior to the Closing pursuant to Section 481(a) of the Code or any similar provision of state or local law, or otherwise; (ii) closing agreement under Section 7121 of the Code (or any corresponding provision of applicable Law) executed prior to the Closing; (iii) installment sale or open transaction disposition consummated prior to the Closing; (iv) prepaid amount received prior to the Closing; (v) indebtedness discharged in connection with any election under Section 108(i) of the Code (or any corresponding provision of applicable Law) made prior to the Closing; or (vi) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or any corresponding provision of applicable Law) in connection with a transaction consummated prior to the Closing.

(k) There is no application pending with any Taxing Authority requesting permission for any change in accounting method that relates to the business or assets of any of the Companies.

(l) None of the Companies has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m) Each of the Companies has withheld and paid to the appropriate taxing authority all Taxes required to have been withheld and paid by it in connection with any amounts paid by the Companies to any employee, independent contractor, creditor, stockholder, or other Person. Each of the Companies is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Tax Laws.

(n) Notwithstanding any other provision of this Agreement, Holdings makes no representation or warranty regarding the amount, availability, or use of any Tax attributes (including net operating loss carry forwards, Tax credits and Tax bases) of the Companies after the Closing.

Section 5.9 Real Property.

(a) Section 5.9(a) of the Disclosure Schedule sets forth a complete list of all Owned Real Property, together with a true, correct and accurate street address or similar identifying description for each Owned Real Property. Other than the Owned Real Property set forth on Section 5.9(a) of the Disclosure Schedule and other than any real property transferred to Mueller Water Products, Inc., Mueller Group, LLC or any of their respective Affiliates in connection with the transactions contemplated by that certain Purchase Agreement dated as of March 7, 2012 by and among such parties and Holdings, none of the Companies has owned any interest in real property since April 1, 2012. Except as set forth in Section 5.9(a) of the Disclosure Schedule, the Companies (i) have good and valid fee title to all Owned Real Property, free and clear of all Liens, other than Permitted Liens, and (ii) have not leased any parcel or any portion of any parcel of any Owned Real Property to any other Person. Holdings has made available to Purchaser copies of recent title commitments for each parcel of Owned Real Property and all title insurance policies and surveys relating to the Owned Real Property, in each case to the extent in its possession or control. Sellers have made available to Purchaser true and accurate legal descriptions for all of the Owned Real Property.

(b) Section 5.9(b) of the Disclosure Schedule lists the address of each parcel of Leased Real Property and the identity of the lessor, lessee, current occupant (if different from lessee) and the term of each Lease for Leased Real Property. Except as set forth in Section 5.9(b) of the Disclosure Schedule, Holdings (i) has made available to Purchaser true and complete copies of the Leases relating to the Leased Real Property and (ii) has paid all base rents, deposits and additional rents due pursuant to such Leased Real Property (and no security deposit or portion thereof has been applied in respect of a breach or default under such Leased Real Property that has not been redeposited in full). Except as set forth in Section 5.9(b) of the Disclosure Schedule, there has not been any sublease or assignment entered into by any Seller in respect of the leases relating to such Leased Real Property, no other party to any lease with respect to the Leased Real Property is an Affiliate of, or otherwise has any economic interest in, any Seller and no Seller has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. Except as set forth in Section 5.9(b) of the Disclosure Schedule, the Leases relating to the Leased Real Property are in full force and effect and no Company is in breach of or default under in any material respect, or has provided or received any written notice of any intention to terminate, any Lease.

(c) The Owned Real Property, the Leased Real Property and the Leases constitute all interests in real property currently used, occupied or held for use by the Companies in connection with the Business. There are no condemnation, expropriation or other proceedings in eminent domain pending or, to the Knowledge of Holdings, threatened, with respect to any Owned Real Property or Leased Real Property.

(d) To the Knowledge of Holdings, the current use and occupancy of the Owned Real Property and the operation of the business therein does not violate in any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement in a manner which would have a Material Adverse Effect. Except for the vacant land located in Lynchburg, Virginia, all of the improvements on the Real Property abut on and have direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the Real Property and comprising a part of the Real Property. No Company has received any notice of any violation of any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement which would have a Material Adverse Effect. To the Knowledge of Holdings, there is no existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Real Property or that would prevent or hinder the continued use of any Real Property as heretofore used. To the Knowledge of Holdings, there are no public improvements in progress or proposed that will result in special assessments against or otherwise adversely affect any of the Real Property in any material respect.

(e) There are no outstanding options or rights of first refusal or rights of first offer to purchase any of the Owned Real Property, any portion thereof or any similar agreement that would have priority over the Companies’ respective rights to title of, or a leasehold interest in, the Owned Real Property or Leased Real Property or any portion thereof or interest therein upon consummation of the transactions contemplated by this Agreement.

Section 5.10 Tangible Personal Property. The Companies own title to, or have a valid and enforceable Personal Property Lease or license with respect to, all material tangible personal property presently used in the operation of the Business by the Companies and none of such tangible personal property is subject to any Lien, except for Permitted Liens. None of the Companies, and to the Knowledge of Holdings, no other party is in default under any of the Personal Property Leases, licenses or other Contracts pursuant to which any Company holds or operates such tangible personal property or assets. All tangible personal property owned or leased by the Companies have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in reasonable operating condition and repair, ordinary wear and tear excepted.

Section 5.11 Intellectual Property.

(a) Section 5.11(a) of the Disclosure Schedule contains a complete and accurate list of all issued and applied for Patents, registered and applied for Marks, material unregistered Marks, and registered and applied for Copyrights of the Companies.

(b) Section 5.11(b) of the Disclosure Schedule sets forth a complete and accurate list of all agreements (other than agreements with respect to “off-the-shelf” Software with a replacement cost or annual license fee of less than $250,000 in the aggregate) between any Company, on the one hand, and any other Person, on the other hand, (i) granting any other Person the right to use or practice any rights under any of the Intellectual Property owned by the Companies other than non-exclusive licenses entered into in the Ordinary Course of Business or (ii) granting the Companies the right to use or practice any rights under any Intellectual Property owned by another Person (collectively, the “IP Licenses”).

(c) Except as set forth in Section 5.11(c) of the Disclosure Schedule, (i) the material Intellectual Property used by the Companies is not the subject of any written challenge received by the Companies and (ii) the Companies have not received any written notice of any material default or any event that with notice or lapse of time, or both, would constitute a material default under any IP License.

(d) The Companies have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and any proprietary rights in, all trade secrets included in the Intellectual Property used by the Companies in the operation of the Business. The conduct of the Business has not infringed, misappropriated, or otherwise violated, and does not infringe, misappropriate, or otherwise violate, any Intellectual Property of any Person. The Companies have not authorized the disclosure of, and to the Knowledge of Holdings no current or former employee, officer, consultant or contractor of the Companies has disclosed, any such trade secret except under obligations of confidentiality.

(e) The Companies have taken commercially reasonable steps and implemented commercially reasonable safeguards intended to cause the computer, information technology and data processing systems, facilities and services owned or controlled by the Companies and used by the Companies in connection with the conduct of the Business (“Systems”) to be secure from unauthorized access and free from any material defects, disabling codes or instructions, spyware, trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials. In the two (2)-year period prior to the date hereof, there has been no failure, breakdown or continued substandard performance of any Systems that has caused a disruption or interruption in or to any use of the Systems or the conduct of the Business, except where such failure, breakdown or substandard performance was not material to the Business. The Companies have implemented and maintained security, backup and disaster recovery policies, procedures and systems with respect to the Business consistent with generally accepted industry standards.

Section 5.12 Material Contracts.

(a) Section 5.12(a) of the Disclosure Schedule sets forth all of the following Contracts to which any Company is a party or by which it is bound as of the date hereof:

(i) Contracts with any Seller or any current officer or director of the Companies or any other Related Party of any Seller or Company; excluding any arm’s-length Contracts entered into in the Ordinary Course of Business with (A) portfolio companies of any Seller Funds and (B) limited partners of any Seller Fund and/or any of such limited partners’ respective portfolio companies;

(ii) employment or consulting Contracts, other than Contracts for employment covered in clause (i) above, providing for annual base compensation in excess of $100,000 annually;

(iii) Contracts materially limiting or restraining the Companies from engaging or competing in any lines of business with any other Person or restricting the right of any Company to sell to or purchase from any Person or that contain any other provisions granting “exclusivity”;

(iv) Contracts or letters of intent for the sale, purchase or disposition of any of the assets of the Companies other than in the Ordinary Course of Business, which both (A) are for consideration in excess of $1,000,000 and (B) either (1) have been entered into during the last two (2) years or (2) contain obligations of any party thereto, which remain outstanding;

(v) Contracts relating to any acquisition to be made by the Companies of any material assets, operating business or the capital stock of any other Person, which both (A) are for consideration in excess of $1,000,000 and (B) either (1) have been entered into during the last three (3) years or (2) contain obligations of any party thereto, which remain outstanding;

(vi) Contracts relating to the incurrence of Indebtedness, or the making of any loans;

(vii) Guarantees of the payment or performance of any other Person;

(viii) Contracts relating to any Company’s ownership of or investment in any Person (other than a Company), including partnership and joint venture Contracts;

(ix) Contracts with any labor union;

(x) Contracts that may give rise to Executive Payments;

(xi) Contracts that grant the counterparty or any third Person “most favored nation” status;

(xii) Contracts that grant any party thereto (other than any of the Companies) a right of first refusal, first offer or first negotiation; and

(xiii) Contracts which require the expenditure or receipt of more than $1,000,000 in the aggregate during the one (1) year period beginning on January 1, 2015 or more than $2,500,000 in the aggregate over the current contract term that is not terminable by the applicable Company without penalty on notice of 60 days or less, other than purchase orders with customers and suppliers entered into in the Ordinary Course of Business.

(b) Except as set forth in Section 5.12(b) of the Disclosure Schedule, (i) neither the Companies nor, to the Knowledge of Holdings, any other party thereto is in material breach or default of any Material Contract and no default, condition or event that with notice or lapse of time, or both, has occurred that would constitute a material breach or default by the Company under any Material Contract, nor, to the Knowledge of Holdings, by any other party to any Material Contract, nor have the Companies received any written, or to the Knowledge of Holdings, other notice of any default, condition or event; and (ii) each Material Contract is valid and binding on the applicable Company and, to the Knowledge of Holdings, each counterparty thereto, in accordance with its terms, and each Material Contract is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

Section 5.13 Company Benefit Plans. Section 5.13 of the Disclosure Schedule sets forth a true and complete list of all Company Benefit Plans. Except as set forth in Section 5.13 of the Disclosure Schedule:

(a) The Companies do not maintain, administer, contribute to or have any liability with respect to any Company Benefit Plan.

(b) Except as required by COBRA, the Companies have not promised to any current or former employee, officer, director or consultant of any of the Companies, or any dependent or beneficiary thereof, coverage under any retiree or post-employment welfare benefit plan.

(c) None of the Companies have any liability with respect to or in connection with benefit plans of an ERISA Affiliate.

(d) With respect to each Company Benefit Plan sponsored or maintained by a Company or under which any Company could have any liability:

(i) The plan is in writing and complies, in form and operation, in all material respects, with all applicable Laws, including ERISA and the Code; the plan has been administrated in compliance in all material respects with its terms; all premiums for coverage or other contributions due under the plan required to be paid by the Companies have been paid on a timely basis;

(ii) each Company Benefit Plan that is intended to qualify under Code §401(a) meets, in all material respects, all requirements for qualification under Code §401(a) and the Treasury Regulations thereunder (except for insignificant operational errors which were eligible for and have been fully corrected under the Self Correction Program provisions of IRS Rev. Proc. 2013-12); and a favorable determination letter (or opinion letter that may be relied on) as to the qualification under the Code of each of the Company Benefit Plans intended to comply with Code §401(a) has been issued by the IRS and no facts or events have occurred since the date of such letters that could adversely affect the qualified status of any such Company Benefit Plan; the Sellers or the Companies have made available to Purchaser a copy of the most recent favorable determination or opinion letter issued by the IRS concerning such Company Benefit Plan’s qualification;

(iii) all reports and information relating to each Company Benefit Plan required to be filed with any Governmental Authority have been timely filed, all reports and information relating to each Company Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided, all material contained therein was true, correct and complete in all material respects, and, none of the Companies, any director, officer and employee thereof, or, to the Knowledge of Holdings, any other fiduciary of any Company Benefit Plan has committed a material breach of any responsibility or obligation imposed upon fiduciaries under Title I of ERISA with respect to such Company Benefit Plan;

(iv) the Sellers or the Companies have made available to Purchaser currently effective copies of: (A) the plan document and all amendments thereto, (B) the summary plan description together with each summary of material modifications (if required under ERISA), (C) all trust agreements, insurance contracts, or other documents which establish the funding vehicle for such Company Benefit Plan and the latest financial statements thereof, (D) all investment management agreements, administrative services contracts, or other third-party agreements relating to the ongoing administration and investment of such Company Benefit Plan, and (E) the two most recently filed IRS Form 5500s; and

(v) except for claims for benefits arising in the ordinary course, there are no Claims pending or, to the Knowledge of Holdings, threatened with respect to any Company Benefit Plan or any fiduciary or assets thereof, and, to the Knowledge of Holdings, no Company Benefit Plan is under audit, investigation or examination by any Governmental Authority.

(e) None of the Company Benefit Plans is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”).

(f) There has not been any non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Benefit Plan for which a correction has not been made in full. No Company has incurred any liability under, arising out of or by operation of Title IV of ERISA, other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the Ordinary Course of Business, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such liability. As of the Closing Date, no Company Benefit Plan that is subject to Title IV of ERISA will have an “unfunded benefit liability” within the meaning of Section 4001(a)(18) of ERISA.

(g) None of the Company Benefit Plans: (i) provides for the payment of separation, severance, termination or similar-type benefits to any Person; (ii) obligates any Company to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement; or (iii) obligates any Company to accelerate or make any payment (other than the Option Cancellation Payments) or provide any benefit solely or partially as a result of the transactions contemplated by this Agreement.

(h) No Company has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(i) With respect to each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan or arrangement has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan or arrangement have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan or arrangement in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005 1) at any time after October 3, 2004. No Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

(j) Each of the Company Benefit Plans is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.

(k) The Companies are not obligated to make any payments, including under any Company Benefit Plan, that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code.

Section 5.14 Labor.

(a) Except as disclosed in Section 5.14(a) of the Disclosure Schedule:

(i) no Company is a party to, or bound by, any collective bargaining agreement or other labor agreement with any union, guild shop committee, employee association or other labor group (“Collective Bargaining Agreement”);

(ii) there is no (and in the past three (3) years has not been any) labor strike, lockout, coordinated work slowdown or stoppage; organizing effort, demand for recognition, or question concerning representation; or organized labor dispute, either pending or, to the Knowledge of Holdings, threatened against any Company;

(iii) no Company has breached or otherwise materially failed to comply with the provisions of any Collective Bargaining Agreement and there are no material pending or threatened union grievances or material unfair labor practice charges against any Company;

(iv) each Company is (and for the past three years has been) in compliance in all material respects with all Laws that relate to employment, equal employment opportunity, wages, hours, classification for overtime purposes, leaves, workers’ compensation, worker health and safety, disability, immigration, collective bargaining, contractors and temporary employees, other employment terms and conditions and plant closings and layoffs;

(v) there is (and in the past three years has been) no pending, or to the Knowledge of Holdings threatened, material administrative charge, investigation, complaint, or court proceeding against or involving any Company concerning labor or employment practices, including without limitation any proceedings before or involving the National Labor Relations Board, the Equal Employment Opportunity Commission, the U.S. Department of Labor or any similar Governmental Authority;

(vi) each Company has paid to all workers or accrued (to the extent required by GAAP) all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf thereof; and

(vii) there have been no layoffs or reductions in force by any Company in the preceding 90 days, other than terminations in the Ordinary Course of Business.

(b) Holdings’ representations and warranties set forth in this Section 5.14 shall constitute Holdings’ only representations and warranties regarding labor and employment matters.

Section 5.15 Litigation. Except as set forth in Section 5.15 of the Disclosure Schedule, there are no (a) material Legal Proceedings pending or, to the Knowledge of Holdings, threatened against the Companies or (b) outstanding or unsatisfied Orders to which any of the Companies are subject.

Section 5.16 Compliance with Laws; Permits.

(a) The Companies possess all material Permits required in order for the Companies to lawfully conduct the Business as presently conducted and to own and operate their respective assets as presently owned and operated. All such material Permits are listed in Section 5.16(a) of the Disclosure Schedule, are in full force and effect and to the Knowledge of Holdings, no event or condition has occurred or exists which, with notice or the lapse of time or both, would constitute a material default thereunder or material violation thereof. Except as disclosed in Section 5.16(a) of the Disclosure Schedule, the Companies are, and have been for the past three years, in compliance in all material respects with all such Permits and with all Laws and Orders applicable to the Companies and the Business.

(b) Except as set forth in Section 5.16(b) of the Disclosure Schedule, during the past three years, no Company has received written notice of any material violation of any Laws or Orders.

(c) Neither the Companies nor any Affiliate of the Companies, nor to the Knowledge of Holdings, any director, officer, employee, agent or other authorized representative of any of the Companies, has directly or indirectly (a) made, offered or promised any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or thing of material value to any Person in violation of any applicable Law or (b) established or maintained any fund or asset with respect to the Companies that has not been recorded in the books and records of the Companies. Each of the Companies utilizes controls procedures reasonably sufficient to provide reasonable assurances that violations of applicable anti-bribery or anti-money laundering Laws will be prevented and detected.

(d) Notwithstanding the foregoing, no representation or warranty is made under this Section 5.16 in respect of any matter relating to (i) Taxes that are addressed in Section 5.8 (and as to which no representation or warranty is made except as set forth in Section 5.8), or (ii) environmental matters, which are addressed in Section 5.17 (and as to which no representation or warranty is made except as set forth in Section 5.17).

Section 5.17 Environmental Matters. The representations and warranties contained in this Section 5.17 are the sole and exclusive representations and warranties of Holdings pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws. Except as set forth in Section 5.17 of the Disclosure Schedule:

(a) the operations of the Companies are, and have been for the last three years, in compliance with all applicable Environmental Laws and Environmental Permits;

(b) the Companies possess all applicable Environmental Permits that are required for the operation of the Business as presently operated and for the ownership and use of their assets (including the Owned Real Property and the Leased Real Property) as presently owned and used;

(c) There are no pending or, to the Knowledge of Holdings, threatened Environmental Claims against the Companies;

(d) No Releases of Hazardous Materials have occurred, and no Hazardous Substances are present on any of the properties owned or leased, or formerly owned or leased, by the Companies that would reasonably be expected to give rise to an Environmental Claim against the Companies;

(e) The Companies have delivered to, or have otherwise made available for inspection by, Purchaser, such written reports of environmental investigations, studies, audits, and tests in the possession, control or custody of the Companies sufficient to disclose any environmental conditions that would reasonably be expected to give rise to an Environmental Claim against any of the Companies.

Section 5.18 Insurance. Section 5.18 of the Disclosure Schedule contains a true and complete list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by, or maintained with respect to, the Companies (“Company Insurance Policies”). All Company Insurance Policies are in full force and effect.

All premiums with respect thereto have been paid to the extent due. The Companies have not received any notice of, nor to the Knowledge of Holdings is there threatened, any cancellation reduction of coverage, material premium increases or non-renewal with respect to any Company Insurance Policy. The types and amounts of coverage provided by the Company Insurance Policies are customary in the context of the businesses and operations in which the Companies are engaged.

Section 5.19 Brokers. Except as set forth in Section 5.19 of the Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Companies in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 5.20 Recalls; Product Liability.

(a) Section 5.20(a) of the Disclosure Schedule sets forth a description of all (i) pending product recalls involving Companies’ products and (ii) recall campaigns to which the Companies have been subject in the past three (3) years.

(b) For the past two (2) years, none of the products manufactured or sold by the Companies have given rise to any Legal Proceeding involving product liability or, to the Knowledge of Holdings, any written threat of such Legal Proceeding that has resulted or would reasonably be expected to result, in material liability to the Companies.

Section 5.21 Customers and Suppliers.

(a) Section 5.21(a) of the Disclosure Schedule lists (i) the fifteen (15) largest suppliers of the Companies (based on expenditures of the Companies as set forth on Section 5.21(a) of the Disclosure Schedule), and (ii) the fifteen (15) largest customers of the Companies (based on revenues of the Companies as set forth on Section 5.21(a) of the Disclosure Schedule), each for the 12-month period ended September 30, 2015. Except as set forth in Section 5.21(a)(iii) of the Disclosure Schedule, the Companies have not received written notice of any termination, cancellation or material and adverse modification by any such supplier or customer relating to its business relationship with the Companies and, to the Knowledge of Holdings, no such termination, cancellation or material and adverse modification has been threatened in writing by any such supplier or customer.

(b) Since January 1, 2015, each of the Companies has engaged in and accounted for all revenue, pricing, sales, receivables and payables practices in accordance with GAAP and otherwise in the Ordinary Course of Business and have not, other than in the Ordinary Course of Business, engaged in (i) any trade loading practices or any other promotional, sales, rebate or discount activity with any customers, registrars, reseller or distributors with the effect of accelerating to pre-Closing periods sales that would otherwise be expected (based on past practice) to occur in post-Closing periods, (ii) any practice which would have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods, (iii) any practice which would have the effect of postponing to post-Closing periods payments by the Company that would otherwise be expected (based on past practice) to be made in pre-Closing periods or (iv) any other promotional, sales, rebate or discount activity or deferred revenue activity, in each case in this clause (iv), in a manner outside the Ordinary Course of Business.

Section 5.22 Inventory. The inventories of the Companies reflected on the Balance Sheet and existing as of the Closing are or will be generally of a quality and quantity usable or salable in the Ordinary Course of Business.

Section 5.23 Affiliate Interests and Transactions. Except as set forth on Section 5.23 of the Disclosure Schedule, and for the Ancillary Agreements and those Contracts that will be released, discharged or terminated prior to the Closing or as of the Closing and excluding any arm’s-length Contracts entered into in the Ordinary Course of Business with (A) portfolio companies of any Seller Funds and (B) limited partners of any Seller Fund and/or any of such limited partners’ respective portfolio companies, no Related Party of any Company: (i) owns or has owned at any time since January 1, 2013, directly or indirectly, any equity or other financial or voting interest in any competitor, registrar, reseller, supplier, licensor, licensee, lessor, lessee, distributor, independent contractor or customer of the Companies; (ii) owns or has owned at any time since January 1, 2013, directly or indirectly, any interest in, any property (real or personal, tangible or intangible) that any of the Companies uses or has used in or pertaining to the businesses of the Companies; (iii) has or has had at any time since January 1, 2013 any business dealings or a financial interest in any transaction with the Companies involving any assets or property of any of the Companies; or (iv) is or has been at any time since January 1, 2013 employed by any of the Companies. Ownership of securities that are registered under the Securities Exchange Act of 5% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 5.23.

Section 5.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V and Article VI hereof (as modified by the Disclosure Schedule) and the representations and warranties contained in the Exhibits, the Holdings Closing Certificate and the Seller Closing Certificates, neither the Companies, the Sellers, nor any of their respective directors, officers, employees, Affiliates, stockholders, partners, members, managers, accountants, legal counsel, agents or other representatives (or any Affiliate of any of the foregoing) or any other Person on behalf of any of the foregoing makes any other express or implied representation or warranty with respect to the Companies, the Sellers or the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, solely as to itself, hereby represents, severally and not jointly, to Purchaser as of the date hereof and, provided the Closing occurs, as of the Closing Date that:

Section 6.1 Organization and Good Standing. If such Seller is a legal entity, such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary corporate, limited liability company or limited partnership (as applicable) power and authority to own, lease and operate its properties and to carry on its business.

Section 6.2 Authorization of Agreement. If such Seller is a legal entity, such Seller has full corporate, limited liability company or limited partnership (as applicable) power and authority to execute and deliver this Agreement and each of the Seller Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. If such Seller is a natural person, such Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each of the Seller Documents to which it or he is a party, to perform its or his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Seller Documents to which it or he is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required individual, corporate or other legal entity (as applicable) action on the part of such Seller. This Agreement has been, and each of the Seller Documents to which it or he is a party will be at or prior to the Closing, duly and validly executed and delivered by such Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document to which it or he is a party, when so executed and delivered will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 6.3 Conflicts; Consents of Third Parties.

(a) Except as set forth in Section 6.3(a) of the Disclosure Schedule, none of the execution and delivery by such Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or with respect to clause (iii) or (iv) only any material violation of or material default (with or without notice or lapse of time, or both) under, result in the creation of any Lien under, or give rise to a right of termination, acceleration or cancellation under, any provision of (i) for each Seller that is an entity, the Governing Documents of such Seller, (ii) any Order of any Governmental Authority applicable to such Seller or by which any of the properties or assets of such Seller are bound; (iii) any applicable Law; or (iv) any material Contract to which such Seller is party or by which such Seller or any of its or his properties, assets or rights may be bound or affected, except with respect to matters that, individually or in the aggregate, would not reasonably be expected to materially impair or materially delay such Sellers’ ability to effect the transactions hereunder.

(b) Except as set forth in Section 6.3(b) of the Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, declaration or filing with, or notification to, any Governmental Authority or party to any material Contract to which such Seller is a party or by which such Seller is otherwise bound is required on the part of such Seller in connection with the execution and delivery of this Agreement or the Seller Documents by such Seller, or the compliance by such Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby, except for (i) the filing of notification and report forms with the FTC and the DOJ under the HSR Act and the expiration or termination of any applicable waiting period thereunder, (ii) the filing of all applications and notices, as applicable, with Governmental Authorities under the Foreign Competition Laws, the issuance of consents, authorizations or approvals of such applications by such authorities, if required, and the expiration or termination of any applicable waiting periods thereunder, and (iii) such items for which the failure to make or obtain, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 6.4 Ownership and Transfer of Shares. Such Seller is the record and beneficial owner of the Shares or Options, as applicable, indicated as being owned by such Seller on Exhibit I free and clear of any and all Liens. If such Seller owns Shares, such Seller has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to Purchaser, good, valid and marketable title thereto, free and clear of any and all Liens. If such Seller holds Options, such Seller holds the number of Options listed as being held by such Seller on Exhibit I at the Exercise Price listed thereon.

Section 6.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of such Seller, threatened that, individually or in the aggregate, seek to or would be reasonably expected to prohibit, delay or restrain the ability of such Seller to enter into this Agreement or consummate the transactions contemplated hereby.

Section 6.6 Brokers. Except as set forth in Section 6.6 of the Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 6.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI (as modified by the Disclosure Schedule), none of the Sellers nor any other Person on behalf of any of the Sellers makes any other express or implied representation or warranty with respect to any of the Sellers.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers as of the date hereof and, provided the Closing occurs, as of the Closing Date that:

Section 7.1 Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate properties and carry on its business.

Section 7.2 Authorization of Agreement. Purchaser has full limited liability company power and authority to execute and deliver this Agreement and each of the Purchaser Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary limited liability company action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 7.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Purchaser of this Agreement or Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, result in the creation of any Lien under, or give rise to a right of termination or cancellation under, any provision of (i) the Governing Documents of Purchaser; (ii) any Order of any Governmental Authority applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; (iii) any applicable Law; or (iv) any material Contract to which Purchaser is party or by which such Purchaser is part or by which Purchaser or any of its properties, assets or rights may be bound or affected, except with respect to matters that, individually or in the aggregate, would not reasonably be expected to materially impair or materially delay Purchaser’s ability to effect the transactions hereunder.

(b) Except as set forth in Section 7.3(b) of the Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority or party to any Contract to which Purchaser is a party or by which Purchaser is otherwise bound is required on the part of Purchaser in connection with the execution and delivery of this Agreement or Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Purchaser of any other action contemplated hereby, except for (i) the filing of notification and report forms with the FTC and the DOJ under the HSR Act and the expiration or termination of any applicable waiting period thereunder, (ii) the filing of all applications and notices, as applicable, with Governmental Authorities under the Foreign Competition Laws, the issuance of consents, authorizations or approvals of such applications by such authorities, if required, and the expiration or termination of any applicable waiting periods thereunder, and (iii) such items for which the failure to make or obtain, individually or in the aggregate, would not reasonably be expected to materially impair or materially delay Purchaser’s ability to effect the transactions hereunder.

Section 7.4 Litigation. There are no Legal Proceedings or Orders pending or, to the knowledge of Purchaser, threatened that seek to or would be reasonably likely to prohibit, delay or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby, and, as of the date hereof, there is no transaction pending by Purchaser or any of its Affiliates, in each case, that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, materially delaying, making illegal or otherwise interfering in any material respect with any of the transactions contemplated by the Agreement.

Section 7.5 Investment Intention. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Purchaser understands that the Shares have not been registered under the Securities Act or any state securities laws and the Shares cannot be sold or transferred unless subsequently registered under the Securities Act or an exemption from such registration is available (and such sale or transfer complies with state securities laws and regulations).

Section 7.6 Brokers. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 7.7 Equity Commitment Letters.

(a) Purchaser acknowledges and agrees that Purchaser’s performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to Purchaser.

(b) Purchaser has furnished Seller Representative with true, complete and correct copies as of the date of this Agreement of the executed commitment letter, dated as of the date of this Agreement, among Purchaser and Lone Star Fund IX (U.S.), L.P. (the “Equity Financing Source”) (including all exhibits, schedules, annexes and amendments, restatements, supplements, replacements or other modifications thereto, the “Equity Commitment Letters”), pursuant to which the Equity Financing Source has committed, subject to the terms and conditions set forth therein, to invest the cash amount set forth therein (the “Equity Financing”). As of the date hereof, none of the Equity Commitment Letters previously delivered to the Seller Representative has been amended or modified, and the respective commitments contained in the Equity Commitment Letters have not been withdrawn or rescinded in any respect. As of the date hereof, there are no side letters or other Contracts to which Purchaser is a party related to the funding or investing, as applicable, of the full amount of the Equity Financing other than to which the Sellers are a party or as expressly set forth in the Equity Commitment Letters (other than customary engagement letters, fee letters, side letters and ancillary agreements none of which adversely affect the amount or conditionality of the Equity Financing), and there are no conditions precedent related to the funding of the full amount of the Equity Financing other than as may be set forth in any letter to which the Sellers are a party or the Equity Commitment Letters, as applicable. The Equity Commitment Letters are (i) legal, valid and binding obligations of Purchaser and the other parties thereto, as applicable and (ii) enforceable in accordance with their respective terms against Purchaser and the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both would reasonably be expected to constitute a default or breach on the part of Purchaser or the other parties to the Equity Commitment Letters, as applicable. All commitments and other fees required to be paid by Purchaser under the Equity Commitment Letters prior to the date of this Agreement have been paid in full. The amount of funds contemplated to be provided pursuant to the Equity Commitment Letters, when and if funded in accordance with the terms and conditions of the Equity Commitment Letters, together with available cash of Purchaser, will be sufficient to (a) pay the amounts required to be paid at Closing and (b) pay any and all fees and expenses required to be paid by Purchaser at the Closing under this Agreement in connection with the transactions contemplated by this Agreement, including the Equity Financing on the Closing Date.

Section 7.8 No Reliance; Access to Information.

(a) In connection with its decision to purchase the Shares, Purchaser, for itself and on behalf of its Affiliates and related parties, acknowledges, understands and agrees that: (a) Purchaser is a sophisticated party with such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of purchasing the Shares and consummating the transactions contemplated hereby; (b) Purchaser is entering into this Agreement and the transactions contemplated by this Agreement solely based on its investigation of the Companies and the representations and warranties of Holdings set forth in Article V of this Agreement and in any of the Holdings Documents and the representations and warranties of the Sellers or the Seller Representative, as applicable, set forth in Article VI of this Agreement and in any of the Seller Documents and not in reliance upon any written or oral statements made by any other Person; (c) Purchaser is not relying upon any forward-looking projections, forecasts, budgets, financial data or other forward-looking information (written or oral), including any memoranda prepared by the Companies’ investment bankers with respect to the Shares or the Companies (including the Business or prospects of the Companies) prepared by or furnished to Purchaser by or on behalf of any Seller or the Companies (“Forward-Looking Data”); and (d) Purchaser recognizes that significant uncertainties are inherent in Forward-Looking Data and that neither the Companies, the Sellers, nor any of their respective directors, officers, employees, Affiliates, stockholders, partners, members, managers, accountants, legal counsel, agents or other representatives (or any Affiliate of any of the foregoing) or any other Person on behalf of any of the foregoing have made any representations or warranties, express or implied, relating to any Forward-Looking Data.

(b) Purchaser has had an opportunity to discuss, with the management of the Companies, the management and financial affairs of the Companies. Purchaser has had an opportunity to ask questions and receive answers from the Companies regarding the Companies, and has had access to and the opportunity to inspect and review various records, instruments, documents, financial statements, reports and budgets and other information of the Companies which have been provided to Purchaser by the Companies or the Sellers and/or which have been requested by Purchaser.

(c) Notwithstanding anything to the contrary in the foregoing, nothing in this Section 7.8 shall limit or modify the representations and warranties of Holdings set forth in Article V of this Agreement or in any of the Holdings Documents or the representations and warranties of the Sellers or the Seller Representative, as applicable, set forth in Article VI of this Agreement or in any of the Seller Documents. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 7.8 will limit or otherwise restrict in any respect any claim for fraud.

Section 7.9 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that neither the Companies, the Sellers, nor any of their respective directors, officers, employees, Affiliates, stockholders, partners, members, managers, accountants, legal counsel, agents or other representatives (or any Affiliate of any of the foregoing) or any other Person on behalf of any of the foregoing is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Holdings and the Sellers or the Seller Representative, as the case may be, in Article V and Article VI and in any of the Holdings Documents and Seller Documents, respectively (as modified by the Disclosure Schedule), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the assets and the businesses of the Companies are being transferred on a “where is” and, as to condition, “as is” basis. Except for instances of fraud, any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Holdings or the Sellers or the Seller Representative, as applicable, set forth in Article V or Article VI of this Agreement, respectively (as modified by the Disclosure Schedule) or in any of the Holdings Documents or Seller Documents, respectively. Purchaser further represents that, except for instances of fraud and with respect to the representations and warranties of Holdings or the Sellers or the Seller Representative, as applicable, set forth in Article V or Article VI of this Agreement, respectively (as modified by the Disclosure Schedule), none of the Companies, the Sellers, any of their respective directors, officers, employees, Affiliates, stockholders, partners, members, managers, accountants, legal counsel, agents or other representatives (or any Affiliate of any of the foregoing) or any other Person will have or be subject to any liability to Purchaser or any of its Affiliates directly resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any confidential memoranda distributed by or on behalf of the Companies or Sellers relating to the Companies or other publications or data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Companies or the transactions contemplated hereby. Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the condition, operations and business of the Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 7.9 is intended to limit or modify the representations and warranties of Holdings set forth in Article V of this Agreement or in any of the Holdings Documents or the representations and warranties of the Sellers or the Seller Representative, as applicable, set forth in Article VI of this Agreement or in any of the Seller Documents.

Section 7.10 Solvency. Immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), and assuming that the representations and warranties made by the Sellers and Holdings herein are true and correct in all material respects, each of Purchaser, Holdings and the other Companies shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), and assuming that the representations and warranties made by the Sellers and Holdings herein are true and correct in all material respects, each of Purchaser, Holdings and the other Companies shall have adequate capital to carry on its businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser, Holdings and the other Companies.

ARTICLE VIII

COVENANTS

Section 8.1 Access to Information.

(a) Prior to the Closing, the Sellers and Holdings shall, and shall cause the other Companies to, permit Purchaser and its officers, employees and representatives (including its legal advisors and accountants) reasonable access (including for inspection and copying) to the properties, books and records of the Companies as Purchaser reasonably requests. Any such access shall be during regular business hours upon reasonable advance written notice and under reasonable circumstances, shall not interfere with the operations of the Companies and shall be subject to restrictions under applicable Law. Notwithstanding anything herein to the contrary, (a) no such access shall be permitted to the extent that it would require the Companies to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which any Company is bound, (b) prior to the Closing, without the prior written consent of the Seller Representative, Purchaser shall have no right to perform invasive or subsurface investigations of any real property leased, owned, used or occupied by any of the Companies (including the Owned Real Property and the Leased Real Property); provided that the foregoing shall not prohibit the completion of customary “Phase I” environmental site assessments. All requests by Purchaser for access or information shall be in writing and submitted or directed exclusively to the Seller Representative or an individual or individuals to be designated by the Seller Representative in writing.

(b) Prior to the Closing, with advance notice to (email being sufficient), and in cooperation with, the Seller Representative (whose consent, for the avoidance of doubt, shall not be required), Purchaser shall be entitled to contact any customer, vendor, supplier, partner, employee or consultant of the Companies in relation to the Companies or the transactions contemplated hereby.

Section 8.2 Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (i) as required by applicable Law, (ii) as contemplated by Section 8.2 of the Disclosure Schedule, (iii) as otherwise contemplated by this Agreement, (iv) as reasonably necessary to comply with the terms of the Griffin Agreement in the event of an exercise by Amconstruct Corporation of the Optional Put or (v) with the prior written consent of Purchaser (which, with respect to the Limited Covenants only, such consent shall not be unreasonably withheld, delayed or conditioned), Holdings shall, and shall cause the other Companies to (A) conduct the business of the Companies in the Ordinary Course of Business; and (B) use their commercially reasonable efforts to (1) preserve the present business operations of the Companies, (2) preserve the present relationships with customers, suppliers and employees of the Companies and any other Persons with whom any Company has significant business relations and (3) keep and maintain their assets and properties in reasonable repair and normal operating condition, excluding ordinary wear and tear.

(b) Except (i) as required by applicable Law, (ii) as otherwise contemplated by this Agreement, (iii) as set forth in Section 8.2 of the Disclosure Schedule or (iv) with the prior written consent of Purchaser (which, respect to the Limited Covenants only, consent shall not be unreasonably withheld), Holdings shall not, and shall cause the other Companies not to, directly or indirectly:

(i) transfer, issue, sell, pledge, dispose of or encumber any Shares or other securities of the Companies or grant options, warrants, calls or other rights to purchase or, otherwise acquire Shares or other securities of any Company;

(ii) except as reasonably necessary to comply with the terms of the Griffin Agreement in the event of an exercise by Amconstruct Corporation of the Optional Put, amend the Governing Documents of the Companies;

(iii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire (other than the acquisition of an ownership interest in Griffin in the event of an exercise by Amconstruct Corporation of the Optional Put), directly or indirectly, any of the capital stock or other equity or ownership interest, or make any other change with respect to the capital structure, of any Company;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company or otherwise alter any Company’s corporate or organizational structure (other than the acquisition of an ownership interest in Griffin in the event of an exercise by Amconstruct Corporation of the Optional Put);

(v) except as reasonably necessary to comply with the terms of the Griffin Agreement in the event of an exercise by Amconstruct Corporation of the Optional Put, incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except in the Ordinary Course of Business; provided, that in no event shall any Company (i) incur, assume or guarantee any long-term indebtedness for borrowed money or (ii) make any optional repayment of any indebtedness for borrowed money;

(vi) declare, set aside, make or pay any non-cash dividend or other distribution on or with respect to any of its capital stock or other equity or ownership interest;

(vii) acquire any corporation, partnership, limited liability company, other business organization or division or material assets thereof, or enter into any binding or non-binding letter of intent, joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement (other than the acquisition of an ownership interest in Griffin in the event of an exercise by Amconstruct Corporation of the Optional Put);

(viii) other than in accordance with the Companies’ capital expenditure budget, which is set forth in Section 8.2(b)(viii) of the Disclosure Schedule, or for sales to customers in the Ordinary Course of Business, acquire or lease any Real Property, properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of or subject to any Liens any Real Property, properties or assets of any Company with a value greater than $5,000,000 in the aggregate for all such items of Real Property, properties or assets;

(ix) (i) enter into any Lease of real property or any renewal thereof, or (ii) fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire;

(x) other than in the Ordinary Course of Business and other than inter-company Contracts between the Companies, (i) amend, waive, modify or consent to the termination of any Material Contract or any Company’s rights thereunder, or (ii) enter into any Contract that would constitute a Material Contract;

(xi) except as reasonably necessary to comply with the terms of the Griffin Agreement in the event of an exercise by Amconstruct Corporation of the Optional Put, pay, discharge or satisfy any Claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), or cancel, compromise, waive or release any right or Claim, in each case other than in the Ordinary Course of Business;

(xii) commence any Legal Proceeding;

(xiii) enter into any Contract with any Related Party of any of the Companies, excluding: a) any arm’s-length Contracts entered into in the Ordinary Course of Business with portfolio companies of any Seller Funds and b) for clarity, any arm’s-length Contract entered into in the Ordinary Course of Business with limited partners of any Seller Fund and/or any of such limited partners’ respective portfolio companies;

(xiv) except as required to ensure that any Company Benefit Plan is not then out of compliance with applicable Law, or as required by the terms of any Collective Bargaining Agreement disclosed to the Purchaser, (A) increase the compensation payable or to become payable or the benefits provided to its directors, officers, employees or consultants, except in the Ordinary Course of Business with respect to employees who are not directors or officers of any Company and who receive less than $100,000 in annual base cash compensation from the Companies, (B) grant any severance or termination payment to, or loan or advance any amount to, any director, officer, employee or consultant, or (C) establish, adopt, enter into or amend any Company Benefit Plan;

(xv) make, change, or rescind any material Tax election, file any material amended Tax Return, adopt or change any material accounting method in respect of Taxes, change any accounting period or commence, settle or otherwise compromise any material Tax claim, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes or enter into a closing agreement or other agreement with respect to a material amount of Taxes;

(xvi) make any material changes in any method of accounting or accounting practice or policy other than as required by GAAP; or

(xvii) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do anything prohibited by this Section 8.2.

Section 8.3 Regulatory Approvals.

(a) The Sellers and Purchaser shall, as promptly as practicable but in any event not more than five (5) Business Days after the date hereof, file, or cause to be filed, all required notification and report forms under the HSR Act with the FTC and the DOJ in connection with the transactions contemplated by this Agreement. Each Party shall (i) request early termination of the waiting period under the HSR Act and other applicable Regulatory Laws; and (ii) respond at the earliest practicable date, and shall as necessary or appropriate cause its Affiliates to respond at the earliest practical date, to any inquiries or requests made by any Governmental Authority (including complying at the earliest practical data with any requests for additional information and documentary material from the FTC or DOJ). In furtherance and not in limitation of the foregoing, the Sellers shall permit Purchaser to participate in the defense and settlement of any claim, suit or cause of action relating to the regulatory approvals in this Section 8.3 or the transactions contemplated hereby, and the Sellers shall not settle or compromise any such claim, suit or cause of action without Purchaser’s written consent.

(b) Purchaser, on the one hand, and the Sellers, on the other hand, shall each be responsible for and pay 50% of any and all filing fees in connection with any filings that must be made by any of the Parties under the HSR Act. Neither Purchaser and its Affiliates nor the Sellers and their Affiliates shall directly or indirectly extend any waiting period under any applicable Regulatory Law or enter into any agreement to delay or not to consummate the transactions contemplated by this Agreement except with the prior written consent of, in the case of Purchaser and its Affiliates, the Seller Representative, and in the case of Sellers and their Affiliates, Purchaser. Purchaser and its Affiliates that are part of the Forterra Building Products portfolio company investment of Lone Star Funds will not pursue or enter into any agreement with regard to any transactions that individually or in the aggregate would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise interfering in any material respect with any of the transactions contemplated by the Agreement.

(c) Purchaser, on behalf of itself and each of its Affiliates, further agrees that Purchaser and its Affiliates will take at their own cost and expense any and all commercially reasonable steps necessary (i) to avoid or eliminate each and every impediment under any Regulatory Law that may be asserted by any Governmental Authority or other Person, and (ii) to obtain all approvals, waivers, consents, and expirations or terminations of waiting period under any Regulatory Laws in each case so as to enable Closing to occur as promptly as possible. Notwithstanding the foregoing or any other provision hereof, Purchaser and its Affiliates shall not be required to take, or agree to take, any action, including entering into any consent decree, hold separate order, divestiture or other arrangement or agreement, that would reasonably be expected to result in a loss by Purchaser and its Affiliates of a material benefit arising from or relating to the transactions contemplated by this Agreement, provided that responding to any inquiries or requests for information made by any Governmental Authority (including complying at the earliest practical date with any requests for additional information and documentary material from the FTC or DOJ) and/or engaging in litigation shall not be considered an action that would reasonably be expected to result in a loss of a material benefit arising from or relating to the transactions contemplated by this Agreement. Any proposing, negotiating, committing to and effecting any divestiture, sale, disposition, hold separate, or limitation on freedom of action with regard to any aspect of the Companies or any of their Subsidiaries that is part of the proposed acquisition by Purchaser under this Agreement shall, at the sole discretion of Seller Representative, be subject to the consummation of the transactions contemplated hereby, and in any event nothing in this Agreement imposes any obligation on Sellers or their respective Affiliates, with regard to any divestiture, sale, disposition, hold separate, or limitation on freedom of action as to any other interests or holdings of Sellers or their respective Affiliates, either prior to or after the Closing.

(d) In connection with this Section 8.3, the Parties shall, and shall cause their respective Affiliates to (i) cooperate in all respects with each other in connection with any filing, submission, investigation, action, or inquiry, (ii) promptly inform the other Parties of any communication received by such Party from, or given by such Party to any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable, each shall consult the other on and consider in good faith the views of the other Parties in connection with, any filing made with, or written materials to be submitted to any Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with any of the transactions contemplated hereby, (iv) make available to the other Parties copies of all filings, notices and other written communications submitted or made by any Party or its Affiliates to any Governmental Authority or received from any Governmental Authority in connection with any of the transactions contemplated hereby, and (v) consult with each other in advance of any meeting, discussion, telephone call or conference with any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the Governmental Authority or Person, give the other Parties the opportunity to attend and participate in such meetings and conferences, in each case, regarding any of the transactions contemplated hereby. The Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.3 as for the recipient’s outside counsel only. With regard to any sharing of information between the Parties contemplated under this Section 8.3 (A) any disclosure of information shall been done in a manner consistent with applicable Law and subject to the confidentiality provisions of this Agreement, (B) information may be withheld as necessary to address reasonable attorney-client privilege concerns or as necessary to comply with restrictions set forth in any Contract, (C) any Party may, as it deems advisable or necessary, reasonably designate any confidential or competitively sensitive information as for “outside counsel only,” and (D) materials provided to the other Parties or their counsel may be redacted to remove references concerning the valuation of the Companies.

Section 8.4 Further Assurances.

(a) Subject to, and not in limitation of, Section 8.3, each of Purchaser, the Sellers, the Seller Representative and Holdings shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement; (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement and (iii) obtain all such nongovernmental third party consents listed on Section 8.4 of the Disclosure Schedule that are required to be obtained prior to or as a result of the transactions contemplated hereby.

(b) The Parties shall execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

Section 8.5 Confidentiality.

(a) Purchaser acknowledges and agrees that the information provided to it (and its Affiliates, officers, employees or representatives (including its legal advisors and accountants and Financing Sources and their legal advisors and accountants)) in connection with this Agreement and the transactions contemplated hereby (including information provided pursuant to Section 8.1) pursuant to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Purchaser shall cause its officers, employees and representatives (including its legal advisors and accountants) to keep all such information confidential and comply with the Confidentiality Agreement to the same extent as if such Persons were party thereto. Effective upon, and only upon the Closing, the Confidentiality Agreement shall terminate.

(b) (i) Until the Closing Date, Sellers, the Seller Representative and Holdings shall, and shall cause their Affiliates and Representatives to, keep confidential, disclose only to its Affiliates or representatives and use only in connection with the transactions contemplated by this Agreement, all information and data obtained by them from Purchaser or its Affiliates or Representatives relating to Purchaser or the transactions contemplated hereby (other than information or data that (w) is or becomes available to the public other than as a result of a breach of this Section 8.5, (x) is or becomes available to Sellers, the Seller Representatives, Holdings or any of their respective Affiliates or Representatives from third parties on a non-confidential basis, (y) was within Sellers, the Seller Representatives, Holdings or any of their respective Affiliates’ or Representatives’ possession prior to its being furnished to them by or on behalf of Purchaser, or (z) is independently developed by Sellers, the Seller Representatives, Holdings or any of their respective Affiliates or Representatives without use of or reference to such data or information), unless disclosure of such information or data is required to consummate the transactions contemplated hereby or required by applicable Law; and (ii) for a period of thirty (30) months following the Closing Date, the Sellers shall not, and the Sellers shall cause their Affiliates and the respective Representatives of the Sellers and their Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any information and data relating to the Companies or the transactions contemplated hereby (other than data or information that (y) is or becomes available to the public other than as a result of a breach of this Section 8.5 or (z) is or becomes available to Sellers, their Affiliates or any of their respective Representatives from third parties on a non-confidential basis), unless disclosure of such information or data is required by applicable Law. Notwithstanding anything to the contrary in this Section 8.5(b)(ii), the Sellers, their Affiliates, and their respective Representatives may disclose any data and information in connection with routine supervisory audit or regulatory examinations (including, without limitation, by regulatory or self-regulatory bodies) to which they are subject in the course of their respective businesses without liability hereunder, provided that such routine audit or examination does not specifically target the Companies. Furthermore, notwithstanding anything to the contrary in this Section 8.5(b), Purchaser acknowledges that (i) the Seller Funds and their Affiliates (including, for clarity, their affiliated investment funds and portfolio companies) are engaged in the business of private equity investing and may from time to time invest in entities that develop and utilize technologies, products or services that are similar to or directly or indirectly competitive with those of Purchaser, the Companies and their respective Affiliates, and (ii) except insofar as this Section 8.5 restricts the disclosure of the data and information specified herein, this Agreement shall not prevent the Seller Funds or any of their Affiliates from (a) engaging in or operating any business, (b) entering into any agreement or business relationship with any third party, or (c) evaluating or engaging in investment discussions with, or investing in, any third party, whether or not competitive with Purchaser, the Companies or any of their Affiliates.

Section 8.6 Indemnification, Exculpation and Insurance.

(a) Purchaser agrees that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring on or prior to the Closing Date as provided in the Governing Documents of the Companies as now in effect, and any indemnification agreements or arrangements of the Companies (which indemnification agreements or arrangements are listed in Section 8.6 of the Disclosure Schedule) shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law.

(b) Purchaser, from and after the Closing Date, shall cause the respective certificate of incorporation, by-laws, limited liability company agreement and partnership agreement, as applicable, of the Companies (including the certificate of incorporation and by-laws of Holdings) to contain provisions no less favorable to the Indemnitees with respect to limitation of certain liabilities of directors, officers, employees and agents and indemnification than are set forth as of the date of this Agreement in the Governing Documents of the Companies (including the certificate of incorporation and by-laws of Holdings).

(c) The Companies shall obtain (at their sole cost and expense, which shall be reflected as Transaction Expense) prior to or upon the Closing, and for the six (6) year period commencing immediately after the Closing shall maintain in effect, a “tail” directors’ and officers’ and errors and omissions liability insurance policies with a reputable insurance company covering acts or omissions relating to the Companies occurring on or prior to the Closing Date with respect to those directors and officers of the Companies who are currently covered by directors’ and officers’ and errors and omissions liability insurance policies, on terms with respect to such coverage and amounts no less favorable to the Companies’ directors and officers currently covered by such insurance than those of such policies in effect on the date hereof.

(d) The provisions of this Section 8.6 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. In the event that Purchaser or any of its successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (B) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser shall assume all of the obligations thereof set forth in this Section 8.6.

(e) The obligations of Purchaser under this Section 8.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 8.6 applies without the written consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 8.6 applies shall be third party beneficiaries of this Section 8.6).

Section 8.7 Preservation of Records; Access to Employees.

(a) From and after the Closing, the Sellers, Holdings and Purchaser shall preserve and keep the records held by them or their Affiliates (including the Companies) relating to the business of the Companies for a period of seven (7) years from the Closing Date and shall, upon reasonable notice, make such records and personnel available to the other Parties as may be reasonably required by any such Party in connection with, among other things, any insurance claims by, Legal Proceedings or Tax audits against or governmental investigations of the Sellers or Purchaser or any of their Affiliates, any evaluation of any claim for indemnification hereunder or in order to enable the Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. Purchaser or the Seller Representative may request, fifteen (15) Business Days prior to the end of such period, at the requesting party’s expense, to obtain any such items prior to their disposal by the other party, and the other party shall comply with such request to the extent permitted to do so by applicable Law or Order, or by a contractual obligation.

(b) For a period of three (3) years following the Closing (and thereafter, for so long as a Tax Matter or Third Party Claim is pending), Purchaser and Holdings shall afford the Seller Representative and its representatives access, upon reasonable advance notice and during normal business hours (provided that (i) such access does not materially interfere with the conduct of the business of the Companies, (ii) the Seller Representative coordinates such access with Holdings’ Chief Financial Officer, and (iii) such access does not include access to materials that are subject to the attorney-client, work-product or other privilege or access to any working papers of any independent accountant unless customary confidentiality and hold harmless agreements have been first executed), to records and information of the Companies as the Seller Representative may reasonably request in connection with any Third Party Claims or the preparation of Income Tax Returns.

Section 8.8 Publicity. The Parties shall, and shall cause each of their Affiliates and representatives to, maintain the confidentiality of this Agreement and shall not, and shall cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser, Holdings and the Seller Representative; provided, however, that a Party may, without such prior consent, issue or cause publication of any such press release or public announcement to the extent that such Party reasonably determines, after consultation with outside legal counsel, such action to be required by Law or by the rules of any applicable self-regulatory organization, in which event such Party shall use its commercially reasonable efforts to allow Purchaser, Holdings and the Seller Representative, as the case may be, reasonable time to comment on such press release or public announcement in advance of its issuance provided, further, that the Seller Funds may disclose on a confidential basis (A) details of the transactions contemplated hereby in a manner consistent with their respective past practices regarding transactions to their respective existing or potential limited partners, the Seller Funds or their respective Affiliates; (B) details regarding their respective investments and overall return on such investments at their respective annual meetings or similar meetings with limited partners (whether or not attendees at the meeting include Persons who are not limited partners); (C) details regarding their respective investments and overall return on such investments in any offering memoranda or other marketing materials distributed to prospective investors in any then-existing or proposed fund that is (or will be) an Affiliate of any Seller Fund, as applicable; and (D) disclose the transactions contemplated hereby in their respective audited financial statements to the extent required by GAAP.

Section 8.9 Employee Benefit Arrangements.

(a) Purchaser shall ensure that all Persons who were employed by the Companies immediately preceding the Closing, including those on vacation, leave of absence or disability leave (the “Company Employees”), will remain employed in a comparable position on and immediately after the Closing Date, at not less than the same base salary, wages or commissions (as applicable). Purchaser shall not, at any time prior to 180 days after the Closing Date, directly or indirectly, effectuate a “mass layoff” as that term is defined in WARN, or comparable conduct under any applicable state Law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Companies without complying fully with the requirements of WARN or such applicable state Law.

(b) For a period of one (1) year from the Closing, Purchaser shall provide employee benefit and compensation plans, programs and arrangements for the Company Employees that are either (1) substantially similar in the aggregate to the employee benefit and compensation plans, programs and arrangements provided to similarly situated employees of the Purchaser, or (2) substantially similar in the aggregate to the employee benefit and compensation plans, programs and arrangements provided to the Company Employees immediately prior to the Closing, and shall use commercially reasonable efforts to ensure that such employee benefit and compensation plans count employment with the Companies prior to the Closing as service for all purposes including without limitation eligibility, vesting and accrual of benefits; provided that the foregoing shall not require any duplication of benefits.

(c) Purchaser acknowledges that from and after the Closing, Purchaser shall assume and fulfill all of the Companies’ obligations with respect to the Company Benefit Plans. Notwithstanding the foregoing, no provisions of this Section 8.9 shall (i) create any rights or interest, except as among the parties to this Agreement, and no former, present or future employees of any such party or its affiliates (or any dependents of such individuals) will be treated as third-party beneficiaries in or under the provisions of this Section 8.9; and (ii) limit the right of the Purchaser to amend, modify or terminate any Company Benefit Plans, in accordance with the terms thereof.

Section 8.10 Letters of Credit. Prior to the Closing, Purchaser shall substitute the letters of credit that are issued under or in connection with the Indebtedness being paid off as part of the Debt Payoff Amount described on Section 8.10 of the Disclosure Schedule with replacement letters of credit, guarantees, cash collateral or other support arrangements acceptable to the beneficiary of such letters of credit. The Sellers and the Companies shall cooperate reasonably with Purchaser in order to obtain such substitutions.

Section 8.11 Exclusivity. Prior to the Closing, the Sellers and Holdings shall not, and shall take all action necessary to ensure that the other Companies and their Affiliates or representatives shall not, directly or indirectly (a) solicit, initiate, or accept any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, or (b) initiate any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, or facilitate the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Sellers and Holdings shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing, and shall direct its investment bankers to request that all such Persons promptly return or destroy all confidential information regarding the Companies previously delivered thereto. The Sellers and Holdings shall notify Purchaser promptly, but in any event within two (2) Business Days, orally and in writing if any Acquisition Proposal, or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, is made, or any inquiry or other contact with any Person is made with respect thereto. Such notice to Purchaser shall include the material terms and conditions thereof. The Sellers and Holdings shall not, and shall cause the other Companies not to, release any Person from, or waive any provision of, any confidentiality agreement to which any Company or Seller is a party, without the prior written consent of Purchaser. “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following: (i) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) all or any portion of the capital stock or other equity interests any of the Companies or (B) a substantial portion of the assets of the Companies, (ii) any merger, consolidation or other business combination relating to or involving the any of the Companies or (iii) any recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to any of the Companies.

Section 8.12 Equity Commitment Letters.

(a) Purchaser shall seek the Equity Financing contemplated by the Equity Commitment Letters upon satisfaction or waiver of the conditions to Closing in Section 9.1 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). Purchaser shall not, and Purchaser shall cause the Equity Financing Source not to, agree to or permit any amendment, supplement or other modification of, or waive any of its material rights under, any of the Equity Commitment Letters without Seller Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that, for the avoidance of doubt, without the consent of Seller Representative, Purchaser may correct typographical errors. Upon any such amendment, supplement or modification of the Equity Commitment Letters in accordance with this Section 8.12, the term “Equity Commitment Letters” shall mean the Equity Commitment Letters as so amended, supplemented, modified or waived.

(b) Purchaser shall use its reasonable best efforts to keep Seller Representative reasonably informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Equity Financing. Without limiting the generality of the foregoing, Purchaser shall give Seller Representative prompt written notice of (i) any material breach or default by any party to the Equity Commitment Letters or definitive documents relating to the Equity Financing, in each case, of which Purchaser becomes aware and to the extent such material breach or default would reasonably be expected to delay the Closing when required pursuant to Section 3.1 or prevent the Closing, and (ii) any termination or cancellation of the Equity Commitment Letters.

(c) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.12 or elsewhere in this Agreement shall require, and in no event shall the “reasonable best efforts” of Purchaser be deemed or construed to require, Purchaser to seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letters.

Section 8.13 Financing Cooperation.

(a) Upon the reasonable request of Purchaser, the Sellers shall cause the Companies to provide, and to use their reasonable best efforts to cause their respective Representatives, including their legal, tax, regulatory and accounting Representatives, to provide, such cooperation in connection with the arrangement of any debt financing of the transactions contemplated hereby (the “Debt Financing”) as may be reasonably requested by Purchaser prior to the Closing Date and that is necessary, customary or advisable in connection with Purchaser’s efforts to obtain the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of any of the Companies), including the following actions by the Companies:

(i) participating in a reasonable number of meetings taking into account the nature of the Debt Financing (including using reasonable efforts to participate in a reasonable number of one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing, and using reasonable efforts to cause the members of senior management and Representatives of the Companies to participate in such meetings), rating agency presentations, road shows, due diligence and drafting sessions and sessions with prospective Financing Sources and investors, and cooperating reasonably with the marketing efforts of the Purchaser and the Financing Sources, in each case in connection with all or any portion of the Debt Financing;

(ii) assisting the Purchaser and the Financing Sources in the preparation of rating agency presentations, offering documents, private placement memoranda, bank information memoranda, business projections, lender and investor presentations, prospectuses and other similar materials for any bank or other debt financing and similar documents required in connection with any of the Debt Financing, including using reasonable efforts to cause the execution and delivery of reasonable and customary representation letters in connection with the bank information memoranda;

(iii) cooperating reasonably with the Financing Sources’ customary due diligence;

(iv) using reasonable efforts to obtain, in cooperation with the Purchaser and the Financing Sources, from the Companies’ auditor such accountants’ comfort letters and reports and the consent of such auditor to the use of its reports in any materials relating to the Debt Financing, and using reasonable efforts to obtain such hedging agreements, legal opinions, appraisals, surveys, engineering reports, title insurance and other documentation and items as may be reasonably requested by the Purchaser and as are customary for financings similar to the Debt Financing;

(v) (A) using reasonable best efforts to provide monthly unaudited financial statements (excluding footnotes) consisting of the consolidated balance sheets and the related consolidated statements of results of operations, cash flows and stockholders’ equity of the Companies within 25 days of the end of each month prior to the Closing Date; and (B) providing the unaudited consolidated balance sheets and the related consolidated statements of results of operations, cash flows and stockholders’ equity of the Companies, prepared in accordance with the Accounting Principles, within 45 days of the end of each fiscal quarter prior to the Closing Date;

(vi) executing and delivering, at and effective as of the Closing, such definitive financing documents, including any credit or purchase agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents, borrowing base certificates, solvency certificates or other certificates, documents and instruments relating to guarantees, the pledge of collateral and similar documents, as may be reasonably requested by the Purchaser in connection with the Debt Financing, and otherwise reasonably facilitating the pledging of collateral, at and effective as of the Closing, and cooperating reasonably in connection with the pay-off of existing indebtedness and the release of related Liens, and Purchaser’s efforts to effect the replacement or backing of any outstanding letter of credit maintained or provided by the Companies at and effective as of the Closing;

(vii) taking all corporate or other actions and providing such other assistance, taking into account the nature of the Debt Financing, as reasonably requested by the Purchaser to permit the Financing Sources to conduct audit examinations, appraisals and other evaluations with respect to the Companies’ current assets and other collateral, and to evaluate its cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements;

(viii) at least three Business Days prior to Closing, providing all documentation and other information about the Sellers and the Companies that is reasonably requested by the Financing Sources and the Financing Sources reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act; and

(ix) taking all corporate actions, effective as of the Closing, reasonably requested by the Purchaser to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Purchaser at the Closing to consummate the transactions contemplated by this Agreement, provided that none of the Companies shall be required to pay any commitment, premium, legal expense, survey or other similar fee or incur any other liability in connection with the Debt Financing prior to the Closing for which it is not reimbursed or indemnified by the Purchaser.

Notwithstanding anything to the contrary in this Section 8.13, none of the Sellers shall (A) be required to pay any commitment or other similar fee, have any liability or obligation under any loan agreement and related documents, or incur any other liability in connection with the Debt Financing, or (B) be required to take any action that will conflict with or violate any Seller’s Governing Documents or any Law.

(b) The Sellers hereby consent to the use of the Companies’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that does not harm or disparage the Companies or any of their Affiliates or their reputation or goodwill. All non-public information regarding the Companies and the Business, the Sellers and their Affiliates provided to any of the Purchaser, the Financing Sources or their respective Representatives pursuant to this Section 8.13 shall be kept confidential by them in accordance with the Confidentiality Agreement, except for disclosure to potential lenders and investors and their respective Representatives that is reasonably required in connection with the Debt Financing subject to customary confidentiality protections.

(c) Reimbursement; Indemnification. The Purchaser shall, promptly upon the written request of any Seller or Company reimburse such Person for all reasonable and documented out-of-pocket third-party costs and expenses incurred by such Person or any of its Representatives in connection with the cooperation provided for in Sections 8.13(a) and 8.13(b) (such reimbursement to be made promptly and in any event within three (3) Business Days of delivery of reasonably acceptable documentation evidencing such cost and expenses) and shall indemnify and hold harmless such Person and its Representatives from and against any and all Losses suffered or incurred by them in connection with their respective obligations under this Section 8.13 and/or the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Companies).

Section 8.14 Non-Solicitation and Non-Compete.

(a) Beginning on the date of this Agreement and continuing through a period of five years following the Closing, the Sellers shall not, and shall cause their respective Affiliates not to, directly or indirectly through any Person or contractual arrangement, solicit, recruit or hire (i) any person who at any time on or prior to the Closing is a Company Group Employee or (ii) any person listed on Section 8.14(a) of the Disclosure Schedule; provided, that the foregoing shall not prohibit (A) a general solicitation to the public or general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees or (B) the Sellers or any of their Affiliates from soliciting, recruiting or hiring any Company Group Employee who has ceased to be employed or retained by the Companies, Purchaser or any of their respective Affiliates for at least 12 months.

(b) For a period of five years following the Closing, the Sellers, other than the Seller Funds, shall not, and shall cause their respective Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(i) engage in any business that competes in whole or in part with the Business anywhere in the United States or Mexico, or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, any business or Person that competes in whole or in part with the Business; provided, however, that the foregoing shall not prohibit the holding and making of passive investments in publicly traded securities or other publicly traded equity interests which do not exceed two percent (2%) of the outstanding shares or interests of the issuer thereof; or

(ii) approach or seek competitive business from, or refer competitive business to any Person or be paid commissions based on sales received from, any Person to whom the Sellers or the Companies or any of their respective Affiliates provided products or services during the 36-month period prior to the date of this Agreement; provided, that the foregoing shall not prohibit any referral of business by the Sellers to the Companies or Purchaser.

Section 8.15 Waiver.

(a) The Seller Representative, on behalf of the Sellers, may (i) extend the time for the performance of any of the obligations or other acts of Purchaser or, after the Closing, any of the obligations or other acts to be performed by Purchaser or the Companies, (ii) waive any inaccuracies in the representations and warranties of Purchaser contained herein or in any document delivered by Purchaser pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of Purchaser contained herein or, after the Closing, compliance with any of the agreements of Purchaser or the Companies contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Seller Representative.

(b) Purchaser may (i) extend the time for the performance of any of the obligations or other acts of Holdings, any of the Sellers or the Seller Representative, (ii) waive any inaccuracies in the representations and warranties of any of the Sellers or Holdings contained herein or in any document delivered by any of the Sellers, Holdings or the Seller Representative pursuant hereto, or (iii) waive compliance with any of the agreements of Holdings, the Sellers or the Seller Representative contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Purchaser.

(c) Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 8.16 Termination of Related Party Agreements. On or prior to the Closing, the Sellers and Holdings shall, and shall cause their respective Affiliates to:

(a) terminate, cancel, retire, payoff or otherwise extinguish all Contracts (such Contracts, the “Terminated Agreements”) between any of the Companies, on the one hand, and any Seller, any Affiliate of such Seller (other than the Companies) and each Related Party of the foregoing (other than the Companies), on the other hand, except for (A) those Contracts set forth in Section 8.16 of the Disclosure Schedule, (B) this Agreement and the Ancillary Agreements and (C) (1) any arm’s-length Contracts entered into in the Ordinary Course of Business with portfolio companies of any Seller Funds and (2) for clarity, any arm’s-length Contract entered into in the Ordinary Course of Business with limited partners of any Seller Fund and/or any of such limited partners’ respective portfolio companies; and

(b) cancel, retire, payoff or otherwise extinguish (by way of capital contribution, cash settlement or as otherwise reasonably determined by the applicable Seller) all payables and receivables under the Terminated Agreements, and all other intercompany advances, accounts, payables and receivables between and of the Companies, on the one hand, and any Seller, any Affiliate of such Seller (other than the Companies) and each Related Party of the foregoing, on the other hand.

In accordance with the foregoing, the Sellers acknowledge and agree that each of (i) the Subscription Agreement, dated March 7, 2012, by and among Holdings, the Seller Funds and the other parties thereto, and (ii) the Stockholders Agreement, dated April 2, 2012, by and among Holdings, the Seller Funds and the other parties thereto, as amended, is hereby terminated effective upon the Closing, and thereafter shall be of no further force or effect such that no party to either such agreement shall have any right, duty, liability or obligation thereunder from and after the Closing.

Section 8.17 Cash Dividends. Prior to the Closing Date, Holdings shall cause (a) all Company Cash located in the United States in excess of $1,000,000 and (b) all Company Cash located in Mexico in excess of $500,000 to be dividended to the Sellers or used to pay down any Indebtedness; provided, however, that a breach hereof will not affect the determination of the Final Company Cash and will not be subject to indemnity pursuant to Article X.

Section 8.18 R&W Policy. Purchaser shall cause the R&W Policy to expressly provide that the insurer writing such policy shall not pursue any subrogation rights against any Seller, Seller Representative or any of their Affiliates and/or any of their respective equityholders, officers, directors, employees, agents, advisors or representatives under this Agreement or any other Ancillary Agreement, except in the case of fraud by such Seller or Seller Representative, as applicable. From and after the date hereof, Purchaser shall not (and shall cause its Affiliates to not) grant any right of subrogation or otherwise amend, modify, terminate or waive any term or condition set forth in the R&W Policy in a manner inconsistent with the immediately preceding sentence.

Section 8.19 Centerbridge Escrow. To the extent that as of the Closing, all funds in the escrow account established by the Escrow Agreement, dated October 23, 2015, between Centerbridge Advisors III, LLC, USP Holdings Inc., and Wilmington Trust, N.A. have not been released, Purchaser shall promptly assign any and all rights to any such remaining funds to Seller Representative on behalf of the Sellers (such assignment to be in form reasonably satisfactory to Purchaser and Seller Representative).

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Holdings and of the Sellers (i) set forth in Sections 5.1, 5.2, 5.4, 5.19, 6.1, 6.2, 6.4 and 6.6 of this Agreement (the “Fundamental Representations”) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, and (ii) set forth in any other Section of this Agreement shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except, in each case under this clause (ii), where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality,” including the words “material” or “Material Adverse Effect,” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect;

(b) Holdings and the Sellers shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date (without giving effect to any limitation or qualification as to “materiality,” including the words “material” or “Material Adverse Effect,” set forth therein); provided, however, that with respect to the Sellers’ and Holdings’ obligations under Section 8.13, the condition in this Section 9.1(b) shall only require Holdings and the Sellers to have performed and complied in all material respects with all obligations and agreements in Section 8.13 to the extent reasonably achievable on or prior to the Closing Date (with the Closing Date for purposes of this proviso being determined ignoring the requirements of Section 8.13);

(c) there shall not be in effect any Order by a Governmental Authority of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby;

(d) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted;

(e) since the date of this Agreement, there shall not have occurred any event, occurrence, change, result, state of facts or effect that has had or would reasonably be expected to have a Material Adverse Effect; and

(f) Holdings the Sellers and the Seller Representative shall have delivered or caused to be delivered to Purchaser all of the certificates and other documents set forth in Sections 3.2(a), 3.2(b), and 3.2(c).

Section 9.2 Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Seller Representative in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date, except to the extent such representations and warranties relate to a specified date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such specified date);

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, (without giving effect to any limitation or qualification as to “materiality,” including the words “material” or “Material Adverse Effect,” set forth therein);

(c) there shall not be in effect any Order by a Governmental Authority of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby;

(d) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted; and

(e) Purchaser shall have taken all of the actions, and delivered or caused to be delivered to the Sellers all of the certificates and other documents, set forth in Section 3.2(d).

Section 9.3 Frustration of Closing Conditions. None of Purchaser or the Sellers may rely on the failure of any condition set forth in Section 9.1 or Section 9.2, as the case may be, if such failure was principally caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival of Provisions. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of 548 days following the Closing Date, provided that (i) the Fundamental Representations and shall survive the Closing for a period of six (6) years and (ii) the representations and warranties contained in Section 5.8 (relating to Taxes) (the “Tax Representations”) shall survive the Closing Date until the date that is 60 days following the expiration of the applicable statute of limitations with respect to each such representation and warranty and (iii) the representations and warranties contained in Section 5.17 (relating to environmental matters) shall survive the Closing Date for a period of six (6) years. Each of the Pre-Closing Covenants shall survive for a period of one (1) year following the Closing Date. Each of the covenants and agreements of the parties set forth in this Agreement requiring performance after the Closing Date shall survive indefinitely. If any Indemnification Notice is given in accordance with the terms of Section 10.4 within the applicable survival period set forth in this Section 10.1, each claim set forth in the Indemnification Notice shall survive until such time as such claim is finally resolved.

Section 10.2 Indemnification by Sellers.

(a) Subject to the other terms, conditions and limitations set forth in this Article X, from and after the Closing, the Sellers shall severally, and not jointly, indemnify and hold the Purchaser Indemnified Parties harmless from and against (without duplication) any and all losses, liabilities, judgments, damages, fines, interest, penalties, claims, suits, actions, and reasonable documented third-party costs and expenses (individually, a “Loss” and, collectively, “Losses”) resulting from:

(i) the breach of any of the representations, or warranties (other than the Tax Representations) made by the Companies in this Agreement, the Holdings Closing Certificate or any other certificate or document delivered by the Companies pursuant to this Agreement;

(ii) the breach of any of the Tax Representations made by the Companies in this Agreement, the Holdings Closing Certificate or any other certificate or document delivered by the Companies pursuant to this Agreement; or

(iii) the breach of any covenant on the part of any Company contained in this Agreement or any other certificate or document delivered by the Companies pursuant to this Agreement required to be performed by any Company prior to the Closing.

(b) Subject to the other terms, conditions and limitations set forth in this Article X, from and after the Closing, each of the Sellers shall, severally and not jointly, indemnify and hold the Purchaser Indemnified Parties harmless from and against (without duplication) any and all Losses resulting from:

(i) the breach of any of the representations or warranties made by such Seller in this Agreement, the Seller Closing Certificate or any other certificate or document delivered by the Sellers pursuant to this Agreement; or

(ii) the breach of any covenant on the part of such Seller contained in this Agreement, the Seller Closing Certificate or any other certificate or document delivered by the Sellers pursuant to this Agreement.

(c) Purchaser shall take and shall cause its Affiliates (including each of the Companies from and after the Closing) to take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

(d) Notwithstanding anything to the contrary in this Agreement, for purposes of determining the accuracy of any representation or warranty subject to indemnification under this Section 10.2 and for purposes of determining the amount of Losses resulting from any inaccuracy of any such representation or warranty, all “material,” “materially,” “in all material respects,” “Material Adverse Effect,” and other like qualifications shall be disregarded.

Section 10.3 Indemnification by Purchaser.

(a) Subject to the other terms, conditions and limitations set forth in this Article X, Purchaser shall indemnify and hold the Seller Indemnified Parties harmless from and against (without duplication) any and all identifiable Losses resulting from:

(i) the actual breach of any of the representations or warranties made by Purchaser in this Agreement;

(ii) the actual breach of any covenant on the part of Purchaser contained in this Agreement; or

(iii) the actual breach on the part of Holdings of any covenant contained in this Agreement that by its nature is to be performed after Closing.

(b) Each of the Sellers shall take and cause its Affiliates to take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

Section 10.4 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice (an “Indemnification Notice”) to (i) the Seller Representative, on behalf of each of the Sellers, in respect of a claim for which indemnification is sought under Section 10.2(a), (ii) to the applicable Seller, in respect of a claim for which indemnification is sought under Section 10.2(b), and (iii) to Purchaser, in respect of a claim for which indemnification is sought under Section 10.3, in each case prior to expiration of the survival period for the provision or obligation forming the basis thereof. Each Indemnification Notice (x) must include, in reasonable detail, the basis for the claim made by the indemnified party, including the section of this Agreement under which the claim is being made, and (y) must specify the amounts, if available, to which the indemnified party claims it is entitled with respect to or in connection with such claim. As used in this agreement, (i) “indemnified party” means the party seeking indemnification pursuant to this Article X and (ii) “indemnifying party” means the party required to provide indemnification pursuant to this Article X.

(b) In the event of any Third Party Claim, the indemnified party shall reasonably promptly cause written notice of the assertion of such Third Party Claim to be forwarded to (i) the Seller Representative, on behalf of each of the Sellers, in respect of a Third Party Claim for which payment may be sought under Section 10.2(a), (ii) to the applicable Seller, in respect of a Third Party Claim for which payment may be sought under Section 10.2(b), and (iii) to Purchaser, in respect of a Third Party Claim for which payment may be sought under Section 10.3. The failure of the indemnified party to give reasonably prompt notice of any such Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is prejudiced as a result of such failure. The indemnifying party shall have the right, at its sole option and expense, to control such Third Party Claim including to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder if, taking into account the limitations on indemnification set forth in Section 10.5(a), the indemnifying party would be required to indemnify the indemnified party for more than 50% of the Losses claimed; provided that the indemnifying party shall in no event consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the indemnified party unless such judgment or settlement provides solely for the payment of money, the indemnifying party makes such payment in full and the indemnified party receives an unconditional release with respect to such Third Party Claim. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall notify the indemnified party of its intent to do so and shall fully indemnify the indemnified party for all Losses relating to such Third Party Claim subject in all respects to the Threshold and the Deductible where applicable in accordance with Section 10.5(a). If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, the indemnified party may in good faith defend against, negotiate, settle or otherwise deal with such Third Party Claim.

(c) If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Person shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) in the reasonable opinion of counsel to the indemnified party, a material conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable, (ii) the Third Party Claim is for equitable or injunctive relief or that would impose criminal liability or criminal damages, (iii) the Third Party Claim seeks an injunction or equitable relief against the indemnified party; and provided, further, that the indemnifying parties shall not be required to pay for more than one such counsel and one local counsel for all indemnified parties in connection with any Third Party Claim. The Parties shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party

Claim. Notwithstanding anything in this Section 10.4 to the contrary, the indemnifying party shall not, without the written consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant unconditionally releases the indemnified party from all liability with respect to such Third Party Claim. Notwithstanding the foregoing, if a settlement offer solely requesting money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of this Section 10.4, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Third Party Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Third Party Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Third Party Claim for which the indemnified party is entitled to be indemnified pursuant to this Article X through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Third Party Claim.

(d) After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a claim for indemnification hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

(e) Following the determination of any applicable amount that the Sellers shall be obligated to indemnify pursuant to Section 10.2(a) or Section 10.2(b), the Seller Representative shall notify the Sellers and the Escrow Agent so that payment may be made from the Indemnity Escrow Amount to the applicable Purchaser Indemnified Party.

Section 10.5 Certain Limitations on Indemnification. Notwithstanding the other provisions of this Article X:

(a) The Sellers shall not have any indemnification obligations for Losses under Section 10.2(a)(i) or Section 10.2(b)(i), unless the aggregate amount of all Losses relating thereto for which the Sellers would be liable exceeds the Deductible, and then only to the extent of such excess. In no event shall the aggregate indemnification for which the Sellers are obligated under Section 10.2(a)(i) and Section 10.2(b)(i) exceed the Cap. In no event shall the aggregate indemnification for which the Sellers are obligated under Section 10.2(a)(i), Section 10.2(a)(ii), Section 10.2(a)(iii) (only with respect to any breach of any Limited Covenant) and Section 10.2(b)(i) exceed an amount equal to the Cap plus the Deductible. No amount shall be payable by the Sellers under Section 10.2(a)(i) or Section 10.2(b)(i) for any individual claim or series of related claims (including where such claims arise out of substantially the same facts, events, circumstances, acts, courses of action or omissions) where the Losses relating to such claim or claims are less than the Threshold, and such amounts shall not be applied against the Deductible. Notwithstanding the foregoing, in no event shall any limitations on indemnification obligations set forth in this Section 10.5(a) be applicable to (i) breaches of Fundamental Representations, (ii) claims relating to fraud, (iii) breaches of covenants (other than Limited Covenants) or (iv) breaches of Limited Covenants to the extent that (A) prior to the Closing, any cash or cash equivalents generated or received as a result of such breach are paid or distributed by any of the Companies to the Sellers, Related Parties, or any of the Companies’ or the Sellers’ Affiliates, or (B) the underlying cause of such Losses was made known to Purchaser by Holdings or the Sellers prior to the Closing.

(b) Notwithstanding anything herein to the contrary, other than in the event of fraud by such Seller, in no event shall: (i) a Seller be liable under this Article X for any amount (taking into account all liabilities of such Seller under this Agreement) in excess of its respective portion of the proceeds hereunder that are actually received by such Seller pursuant to this Agreement, (ii) a Seller be obligated under Section 10.2(a) to indemnify a Purchaser Indemnified Party for an amount greater than such Seller’s Indemnification Percentage of the applicable Loss, or (iii) a Seller have any liability, obligation or responsibility under this Article X with respect to the breach of any (A) of the representations or warranties made by any other Seller or (B) covenant on the part of any other Seller.

(c) No Purchaser Indemnified Party shall make any claim for indemnification under this Article X in respect of any matter that is taken into account in the calculation of Final Working Capital or any adjustment to the Purchase Price pursuant to Section 2.3, including through reserves and accruals included in Final Working Capital. In the event Purchaser believes there are any facts or circumstances that are the basis for any adjustments to the Estimated Working Capital delivered by Holdings pursuant to Section 2.3(a), Purchaser shall be permitted, at its election, to pursue a remedy based on such facts or circumstances as an adjustment in the Closing Statement by establishing a specific accrual or reserve with respect to such facts or circumstances in Purchaser’s calculation of Closing Working Capital or may pursue a remedy based on such facts or circumstances as an indemnification claim, but not both.

(d) No Purchaser Indemnified Party shall make any claim for indemnification under this Article X, and no Seller shall have any indemnification obligations for, any Losses in respect of any matter listed in Section 1.1(a) of the Disclosure Schedule, except to the extent that it is determined that any of the individuals listed in the definition of “Knowledge of Holdings” had actual knowledge of the facts or circumstances giving rise to such breach.

Section 10.6 Calculation of Losses.

(a) The amount of any Losses for which indemnification is provided under this Article X shall be net of any (i) net Tax benefit realized in the form of an actual cash reduction in Taxes of the indemnified party (or credits against Taxes) as a result of such Loss in the taxable year of the Loss or the year thereafter (determining such net Tax benefit after taking into account the Tax effect of the receipt of the indemnity payment hereunder with respect to such Loss) and (ii) insurance proceeds or other cash receipts or sources of reimbursement actually received as an offset against such Loss (net of any costs incurred to recover such amounts and any increase in premiums resulting directly from such claim), but in no event including amounts recovered under the R&W Policy. The Parties acknowledge and agree that no right of subrogation shall accrue or inure to the benefit of any Collateral Source hereunder and Purchaser shall use its best efforts to cause the insurers of any Purchaser Indemnified Party to waive subrogation against the Sellers other than in the event of a claim for fraud.

(b) Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall, in any event, be liable to any other Person under this Article X for punitive damages (other than with respect to punitive damages awarded in connection with Third Party Claims).

(c) Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Purchaser, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby other than in the event of fraud.

Section 10.7 Exclusive Remedy. From and after the Closing, the sole and exclusive remedy for any and all claims arising out of, in connection with or relating to the Companies, the Business, the Shares, this Agreement, the Holdings Closing Certificate, the Seller Closing Certificate, the negotiation and execution of this Agreement (except to the extent otherwise expressly set forth herein) or the performance by the Parties of its terms, shall be indemnification in accordance with this Article X or in accordance with Article XI, and no other remedy shall be had pursuant to any contract, misrepresentation, strict liability or tort theory or otherwise by any Party and its officers, directors, employees, agents, affiliates, attorneys, consultants, insurers, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted under applicable Law (including claims under CERCLA); provided, that the foregoing shall not limit the ability of any party to the Griffin Minority Buyout Agreement or the BP Claim Assignment from enforcing its rights under such agreements. In furtherance of the foregoing, from and after the Closing, each of the Parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims, remedies and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such Party (or any Purchaser Indemnified Party or Seller Indemnified Party) may have against any of the Parties arising under, based upon or relating to this Agreement or the transactions contemplated by this Agreement (including under any federal, state or local Law). Notwithstanding the foregoing, this Section 10.7 shall not (i) apply to claims for specific performance, (ii) apply to claims for fraud, (iii) claims made under any of the Ancillary Agreements (other than the Holdings Closing Certificate or Seller Closing Certificate) or (iv) operate to interfere with or impede the operation of the provisions of Section 2.3 (providing for the resolution of certain disputes relating to the Closing Statement (or the calculation of Closing Working Capital or Closing Company Cash). FOR AVOIDANCE OF DOUBT AND WITHOUT LIMITATION, THE REMEDY OF PURCHASER AGAINST THE SELLERS FOR ANY CLAIM REGARDING ANY RELEASE OF HAZARDOUS MATERIALS, OR OTHER CLEANUP, REMEDIAL OR REMOVAL ACTION UNDER CERCLA OR OTHER ENVIRONMENTAL LAW SHALL BE LIMITED TO INDEMNIFICATION UNDER THIS AGREEMENT, AND GOVERNED BY THIS ARTICLE X.

Section 10.8 Offset/Setoff. Neither the Sellers nor Purchaser shall have any right to offset or setoff any payment due pursuant to Sections 2.2 or 2.3 against any other payment to be made under any Seller Documents, Holdings Documents or Purchaser Documents (other than any other payment due under Sections 2.2 or 2.3) or otherwise (including against indemnification).

ARTICLE XI

TAX MATTERS

Section 11.1 Tax Returns.

(a) Straddle Period Tax Returns. In the case of any period that begins on or before, and ends after, the Closing Date (a “Straddle Period”), (a) non-Income Taxes that are calculated on an annual basis (including property Taxes) for the portion of the Straddle Period ending on the Closing Date shall be equal to the amount of such property Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period; and (b) all other Taxes for the portion of the Straddle Period ending on the Closing Date shall be determined based on an actual closing of the books used to calculate such Taxes as if such Tax period ended as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which any of the Companies hold a beneficial interest shall be deemed to terminate at such time). In the case of clause (b), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

(b) Post-Closing Tax Returns. Purchaser shall cause the Companies to file all Tax Returns of the Companies for Pre-Closing Tax Periods that are required to be filed after the Closing Date (taking into account extensions), including Income Tax Returns for any Straddle Period. Sellers shall timely pay and discharge all Taxes required to be shown as due on such Tax Returns (taking into account all estimated Tax payments) to the extent that such Taxes (and such estimated Tax Payments) are attributable to a Pre-Closing Tax Period and were not taken into account in the determination of Final Working Capital. All such Tax Returns shall be prepared in a manner consistent with the prior practice of the Companies, unless otherwise required by applicable Law. Not less than 20 days prior to filing any Tax Return that covers, in whole or in part, a Pre-Closing Tax Period, Purchaser shall submit a copy of such Tax Return in draft form to Seller Representative for its review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Sellers shall severally, and not jointly, indemnify and hold the Purchaser, the Companies and their respective Affiliates harmless from and against (x) all Taxes required to be shown on any Tax Return filed pursuant to this Section 11.1(b), to the extent such Taxes are attributable to a Pre-Closing Tax Period (and are not taken into account in the determination of Final Working Capital) and (y) reasonably documented third-party costs and expense incurred in connection with therewith (regardless of whether such Taxes, costs or expenses are incurred at the time of filing such Tax Returns or in connection with a Tax audit or otherwise); provided, however, that, other than in the event of fraud by such Seller, in no event shall a Seller be obligated under this Section 11.1(b) to indemnify Purchaser, the Companies or their respective Affiliates for an amount greater than such Seller’s Indemnification Percentage of the applicable liability. Payment by the Sellers of any amount due under this Section 11.1(b) to

Purchaser, any Company or any of their respective Affiliates shall be paid within 10 days following written notice that payment is due. For purposes of this Agreement, any Tax liability or withholding Tax obligation incurred by any of the Purchaser, the Companies or their respective Affiliates in connection with or resulting from the BP Claim or the BP Claim Assignment shall be treated as a Tax attributable to a Pre-Closing Tax Period, and any Tax Return prepared pursuant to this Section 11.1(b) shall take the position that the value of the BP Claim upon its assignment pursuant to the BP Claim Assignment shall be an amount to be agreed upon by the Parties in good faith prior to the Closing; provided that such amount shall not exceed, and, absent such agreement, shall be, $1,000,000.

Section 11.2 Cooperation on Income Tax Matters.

(a) The Sellers and Purchaser shall, and Purchaser shall cause the Companies to, cooperate fully, as and to the extent reasonably requested by the other Party or Parties, in connection with the filing of Tax Returns pursuant to this Article XI and any Claim or Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request and expense) the provision of records and information which are reasonably relevant to any such Claim or Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) The Sellers and Purchaser shall, and Purchaser shall cause the Companies to, upon request, use their reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Income Tax that could be imposed with respect to the transactions contemplated hereby.

Section 11.3 Income Tax Refunds.

(a) From and after the Closing, at the request of the Seller Representative and at the Sellers’ sole expense, Purchaser shall cause the Companies to use commercially reasonable efforts to collect any Income Tax refund with respect to any Pre-Closing Tax Period. Within fifteen (15) days after the Companies receive a refund of Income Taxes with respect to a Pre-Closing Tax Period, Purchaser shall cause the Companies to pay (i) to Seller Representative for the benefit of the Stockholders an amount equal to each Stockholder’s Fully Diluted Ownership Percentage of such refund of Income Taxes of the Companies in respect of any Pre-Closing Tax Period, together with any interest thereon and (ii) to each Optionholder, through the payroll system of Holdings or any of its Subsidiaries, such Optionholder’s Fully Diluted Ownership Percentage of such refund and interest less the amount of the Option Taxes required to be withheld from such payment; provided, that the amounts payable to the Seller Representative under this sentence shall be reduced by any costs and expenses incurred by Purchaser, the Companies or any of their Affiliates in connection with the collection of such refund or the payment of such refund to the Seller Representative and/or each Optionholder; provided, further, that the Stockholders and Optionholders shall be required to promptly repay their respective shares of any refunds of Income Taxes received pursuant to this sentence to the Purchaser to the extent the Companies (or any of their Affiliates) are subsequently required to return such refunds to a Taxing Authority. Purchaser and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Parties and at the requesting Party’s or Parties’ expense, in connection with efforts following the Closing to pursue a refund of Income Taxes for any Pre-Closing Tax Period. For the avoidance of doubt, nothing in this Section 11.3 shall be construed to require Purchaser to carryback any Tax asset or attribute to a taxable period or portion thereof ending on or before the Closing Date.

(b) Unless otherwise required by any Income Tax Law, the Parties agree to treat any Income Tax deduction of a Company attributable to Transaction Expenses and Option Cancellation Payments as a deduction for Income Tax purposes on such Company’s Income Tax Return for the taxable period ending as of the Closing Date (including the portion of any Straddle Period that ends on the Closing Date).

Section 11.4 Other Tax Matters.

(a) Purchaser shall not cause or permit (i) the amendment of any Income Tax Return of the Companies for a Pre-Closing Tax Period, or (ii) the carryback of an item on a Company’s Income Tax Return for a Post-Closing Tax Period to a Pre-Closing Tax Period, in either case without the prior written consent of the Seller Representative, unless such action by Purchaser or the Companies would not result in any Income Tax liability to the Sellers or any Affiliate thereof or such action is required by applicable Law.

(b) Purchaser shall have the power to control all actions relating to Taxes and to settle, compromise or litigate all Tax matters relating to the Companies, except that to the extent the matter relates to a Pre-Closing Tax Period and reasonably could be expected to give rise to an indemnification obligation on the part of any Seller pursuant to this Agreement, in which case (i) the Seller Representative shall have the option to participate in the Proceeding at its cost and (ii) Purchaser shall not settle or compromise such matter without the Seller Representative’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 11.5 338 Election. Purchaser shall not and shall cause its Affiliates (including the Companies) not to make an election under Section 338 of the Code or under any similar law of any state with respect to the transactions contemplated by this Agreement.

Section 11.6 Payment of Sales, Use or Similar Taxes. Purchaser and Sellers shall each be liable for fifty percent (50%) of any and all Transfer Taxes. Purchaser and Sellers agree to cooperate to enable Purchaser to comply with any filing requirements. No later than five (5) Business Days after Purchaser notifies the Seller Representative that Transfer Taxes are due, each Seller shall pay to Purchaser, by wire transfer of immediately available funds to an account or accounts designated by Purchaser, its Fully Diluted Ownership Percentage of the amount of Transfer Taxes that are the Seller’s responsibility under this Section 11.6; provided, however, that each of the Sellers shall be severally, and not jointly, liable for the payment of all Transfer Taxes for which the Sellers are responsible under this Section 11.6.

Section 11.7 Survival. Notwithstanding anything to the contrary in Article X, the obligations pursuant to this Article XI, and any claim for breach thereof, shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

ARTICLE XII

MISCELLANEOUS

Section 12.1 Expenses. Except as otherwise provided in this Agreement (including Section 8.3(b)), (a) Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby and (b) the Companies shall bear all expenses incurred by the Companies and the Sellers in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, including any expenses incurred in connection with, or relating to, the Seller Representative.

Section 12.2 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) Except as otherwise provided for herein (including Section 12.4(b)), the Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in Wilmington, Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.5.

(c) THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING (INCLUDING ANY CLAIM, CAUSE OF ACTION OR LEGAL PROCEEDING INVOLVING ANY OF THE FINANCIAL SOURCES), DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY) (INCLUDING THOSE CONTEMPLATED BY SECTION 12.4(b)). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY AND AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.2. THE EQUITY FINANCING SOURCES ARE INTENDED THIRD PARTY BENEFICIARIES OF THIS SECTION 12.2(c).

Section 12.3 Entire Agreement; Amendments and Waivers; Exclusivity of Agreement; Specific Performance.

(a) This Agreement (including the schedules and exhibits hereto), the Seller Documents, the Holdings Documents, the Purchaser Documents and the Confidentiality Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof and, subject to Section 8.5, supersede all prior understandings and agreements, both written and oral, with respect to such matters.

(b) This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Notwithstanding anything to the contrary contained herein, Sections 4.3, 12.2, 12.4, 12.8, 12.9 and this Section 12.3 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 4.3, 12.2, 12.4, 12.8, 12.9 and this Section 12.3) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

(c) The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties not expressly set forth in this Agreement. Except for claims for fraud or specific performance, the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) shall be those remedies available at law or in equity for breach of contract only (as such contract remedies are further limited or excluded pursuant to the express terms of this Agreement). The parties agree that irreparable damage would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions and that any non-performance or breach of this Agreement by any Party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Notwithstanding the foregoing and subject to the rights of the parties to the Debt Financing, if any, under the terms thereof, none of the Sellers or any of their Affiliates (including Holdings), shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Sources or any Affiliate thereof, solely in their respective capacities as lenders, agents or arrangers in connection with the Debt Financing. Notwithstanding anything herein to the contrary, the parties hereby acknowledge and agree that the Sellers shall be entitled to specific performance to cause the Purchaser to consummate the Closing and/or to cause Purchaser to draw down the full proceeds of the Equity Financing, in accordance with the terms hereof; provided, however, that the Sellers shall be entitled to such specific performance only if:

(i) all conditions in Section 9.1 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such satisfaction or waiver) have been satisfied or waived;

(ii) the Purchaser has failed to consummate the Closing by the date required pursuant to Section 3.1; and

(iii) the Sellers have confirmed that if specific performance is granted, then they will take such actions as are within their control to cause the Closing to occur.

Section 12.4 Governing Law; Limitations on Suits against Financing Sources.

(a) Except as otherwise provided in Section 12.4(b) of this Agreement, and all claims or causes of action (whether based on contract, tort or any other theory) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts negotiated, made and performed in such State without giving effect to the choice of law principles of such state that would require or permit the application of the Laws of another jurisdiction.

(b) Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that (x) it will not bring or support any action, cause of action, claim, cross claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources, if any, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing, if any, or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (y) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the laws of the State of New York. The Sellers also agree that (a) neither they nor any of their respective Affiliates (including Holdings) will bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing, if any, or the definitive agreements executed in connection therewith or the performance thereof and (b) no Financing Source, if any, shall have any liability (whether in contract or in tort or otherwise) to the Sellers or any of their Affiliates (including Holdings) or their directors, officers, employees, agents, partners, managers, members or equity holders for any obligations or liabilities of any Party under this Agreement or for any right or claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith.

Section 12.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Holdings (prior to the Closing), to:

USP Holdings Inc.

c/o Wynnchurch Capital, Ltd.

6250 N. River Road, Suite 10-100

Rosemont, IL 60018

Facsimile: (847) 604-6105

Attention: Terry M. Theodore and Christopher P. O’Brien

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

500 Woodward Avenue, Suite 2700

Detroit, MI 48226

Facsimile: (313) 234-2800

Attention: Tom Spillane and Omar Lucia

If to the Seller Representative, to:

Alabama Seller Rep Inc.

c/o Wynnchurch Capital, Ltd.

6250 N. River Road, Suite 10-100

Rosemont, IL 60018

Facsimile: (847) 604-6105

Attention: Terry M. Theodore and Christopher P. O’Brien

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

500 Woodward Avenue, Suite 2700

Detroit, MI 48226

Facsimile: (313) 234-2800

Attention: Tom Spillane and Omar Lucia

If to any Seller, to:

such Seller’s address set forth on Exhibit I hereto

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

500 Woodward Avenue, Suite 2700

Detroit, MI 48226

Facsimile: (313) 234-2800

Attention: Tom Spillane and Omar Lucia

If to Purchaser, to:

Forterra Pipe & Precast, LLC

300 E. John Carpenter Freeway, Suite 800

Irving, TX 75062

Attention:         Lori M. Browne

Facsimile:        (469) 586-1414

E-mail:             lori.browne@forterrabp.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue, Suite 1100

Dallas, TX 75210

Attention:         Jeffrey Chapman

                          Jonathan Corsico

Facsimile:        (214) 571-2920

                          (202) 530-4218

E-mail:             jchapman@gibsondunn.com

                          jcorsico@gibsondunn.com

Section 12.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 12.7 Conflicts, Privilege and Seller Communications. Purchaser and the Companies agree that, notwithstanding any current or prior representation of the Companies by Foley & Lardner LLP (“Foley”), Foley shall be allowed to represent any Seller or any of their Affiliates in any matters or disputes (or any other matter), including in any matter or dispute adverse to Purchaser or the Companies that either is existing on the date hereof or that arises in the future and relates to this Agreement or the transactions contemplated hereby, and Purchaser and the Companies hereby (i) waive any claim they have or may have that Foley has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises after the Closing between Purchaser, the Companies and any Seller or any of their Affiliates, Foley may represent such Seller or Affiliate in such dispute even though the interests of such Seller or Affiliate may be directly adverse to Purchaser or the Companies and even though Foley may have represented the Companies in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser or the Companies. Purchaser and the Companies also further agree that, (x) as to all communications prior to Closing among Foley and the Companies, the Sellers and their Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by Purchaser or the Companies and (y) as to all communications prior to Closing among the Companies, the Sellers and their Affiliates (including communications with other advisors prior to Closing) that relate in any way to the transactions contemplated by this Agreement, such communications belong to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by Purchaser or the Companies. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Companies and a third party other than a Party to this Agreement after the Closing, the Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Foley to such third party; provided, however, that the Companies may not waive such privilege without the prior written consent of the Seller Representative.

Section 12.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as set forth in the immediately following sentence, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as set forth in Section 8.6 and except for the Seller Indemnified Parties and the Purchaser Indemnified Parties with respect to their indemnity rights pursuant to Article X and Article XI. The Financing Sources shall be express third party beneficiaries of, and shall be entitled to rely on and enforce the provisions of, Sections 4.3, 12.2, 12.3, 12.4, 12.9 and this Section 12.8. Notwithstanding anything to the contrary herein, this Agreement shall not affect in any respect the rights, obligations and liabilities of the parties to each other relating to the Debt Financing, and nothing herein shall be deemed to modify or limit any such rights, obligations or liabilities. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Sellers, Holdings or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void provided, however, (a) that Purchaser may assign its rights and obligations under this Agreement to an Affiliate without the prior consent of the other Parties, (b) no such assignment of any of Purchaser’s rights or obligations hereunder will relieve Purchaser of any of its obligations hereunder and (c) that Purchaser shall have the right to assign its rights hereunder to a Financing Source as collateral security in connection with the Debt Financing, provided that such assignment is effected only for security purposes and shall not permit any foreclosure or other execution on such assignment prior to the Closing Date. No assignment of any obligations hereunder shall relieve the Parties of any such obligations. Upon any such permitted assignment, the references in this Agreement to any Party shall also apply to any such Party’s assignee unless the context otherwise requires.

Section 12.9 Non-Recourse. This Agreement may only be enforced against the named Parties (which, for the avoidance of doubt, do not include the Financing Sources). Following the Closing (i) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as Parties hereto and (ii) except as expressly provided hereunder, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any Party (including any Person negotiating or executing this Agreement on behalf of a Party) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

Section 12.10 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, e-mail or other electronic transmission), each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. At the request of any Party, the other Parties shall re-execute an original form of this Agreement and deliver it to the requesting Party. No Party shall raise the use of facsimile, e-mail or other means of electronic transmission or similar format to deliver a signature page as a defense to the formation of a contract and each such Party forever waives any such defense.

Section 12.11 Seller Representative.

(a) Alabama Seller Rep Inc., as the Seller Representative pursuant to a Seller Representative Agreement (herein so called) and this Agreement, is hereby designated as the agent of the Sellers (and, prior to the Closing, Holdings) with exclusive authority to make all decisions and determinations and to take all actions (including giving consents and waivers to this Agreement) required or permitted hereunder and under the Seller Documents on behalf of the Sellers (and, prior to the Closing, Holdings) or the Seller Representative, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of the Sellers (and, prior to the Closing, Holdings), or the Seller Representative, and any notice, document, certificate or information required to be given to any Seller shall be deemed so given if given to the Seller Representative. Without limiting the generality of the foregoing, such powers and authority shall include, without limitation, acting in the name of and on behalf of the Sellers with respect to:

(i) the execution, delivery, receipt and acceptance of delivery of, such notices, releases, instruments and other documents as the Seller Representative determines, in its sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement and the Seller Documents;

(ii) providing the calculations and other instructions contemplated by Article II of this Agreement, any adjustments to the Purchase Price, and negotiating any disputes in connection therewith;

(iii) the investigation, prosecution, defense and/or settlement of any claims or potential claims pursuant to Article X of this Agreement, or otherwise related to this Agreement, any Seller Document, the transactions contemplated hereby or the operations of the Companies prior to the Closing;

(iv) any Tax matters as described in Article XI;

(v) negotiating disputes arising under, or relating to, this Agreement or any of the Seller Documents, Holdings Documents or Purchaser Documents;

(vi) the distribution of any portion of the Escrow Amount to the Sellers;

(vii) making all decisions in connection with any amendment to this Agreement or any other document related to the transactions contemplated by this Agreement;

(viii) the approval of the Allocation Certificate; and

(ix) any other action expressly set forth in this Agreement (including the exercise of the power to (A) agree to, negotiate, enter into settlements and compromises of, and comply with the Orders of courts with respect to any claims for indemnification and (B) take all actions necessary in the judgment of the Seller Representative to accomplish any of the foregoing tasks).

(b) Each Seller, for itself and its successors and assigns, together with, in the case of any Seller that is an individual, his heirs and personal representatives, hereby constitutes and appoints the Seller Representative as its or his attorney-in-fact, with full power of substitution, with full power and authority to perform any action described above in the foregoing provisions or this Section 12.11, it being understood that the foregoing power of attorney shall be deemed to be coupled with an interest and shall survive the death, incapacity, liquidation, dissolution or other termination of any Seller.

(c) All actions, decisions and instructions of the Seller Representative taken, made or given pursuant to the authority granted to the Seller Representative pursuant to this Section 12.11 and pursuant to the Seller Representative Agreement shall be final, conclusive and binding upon all Sellers (and, prior to the Closing, Holdings). The power and authority of the Seller Representative, as described in this Agreement, and in the Seller Representative Agreement shall continue in full force until all rights and obligations of Sellers under this Agreement, any Seller Document and the Seller Representative Agreement shall have terminated, expired or been fully performed.

(d) Purchaser, its Affiliates and, after the Closing, the Companies, shall be entitled to rely conclusively on the instructions, decisions and actions of the Seller Representative in all matters in which action by the Seller Representative is required or permitted, or otherwise contemplated to be taken by, the Seller Representative under this Agreement, any Seller Document or the Seller Representative Agreement, and Purchaser, its Affiliates and, after the Closing, the Companies are hereby released and relieved from any liability to any Person for (i) any acts or omissions by any of them in accordance with any instructions (including payment instructions), decisions or acts of the Seller Representative and (ii) any instructions, decisions or actions of the Seller Representative in all matters in which action by the Seller Representative is required or permitted, or otherwise contemplated to be taken by, the Seller Representative under this Agreement, any Seller Document or the Seller Representative Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

FORTERRA PIPE & PRECAST, LLC

By:	/s/ Jeffrey K. Bradley
Name: Jeffrey K. Bradley
Title: President

[Signature Page to Stock Purchase Agreement]

USP HOLDINGS INC.

By:	/s/ Paul Ciolino
Name: Paul Ciolino
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

ALABAMA SELLER REP INC.

By:	/s/ Christopher O’Brien
Name: Christopher O’Brien
Title: President and Treasurer

[Signature Page to Stock Purchase Agreement]

SELLERS:

Wynnchurch Capital Partners III, L.P.

By:	Wynnchurch Partners III, L.P.
Its:	General Partner

By Wynnchurch Management, Ltd.
Its: General Partner

By:	/s/ John Hatherly
Name: John Hatherly
Title: President

[Signature Page to Stock Purchase Agreement]

Comvest U.S. Pipe Holdings, LLC

By:	/s/ John Caple
Name: John Caple
Title: Manager

[Signature Page to Stock Purchase Agreement]

Ocean Avenue Special Situations Fund, L.P.

By:	/s/ Jacques Youssetmir
Name: Jacques Youssetmir
Title: Manager of its general partner

Ocean Avenue Fund II-A, L.P.

By:	/s/ Jacques Youssetmir
Name: Jacques Youssetmir
Title: Manager of its general partner

[Signature Page to Stock Purchase Agreement]

/s/ Paul Ciolino
Paul Ciolino, an individual

/s/ Dave Hiestand
Dave Hiestand, an individual

/s/ Dave Mize
Dave Mize, an individual

/s/ Robert Waggoner
Robert Waggoner, an individual

/s/ Brad Overstreet
Brad Overstreet, an individual

/s/ Robert Zeeb
Robert Zeeb, an individual

/s/ Norb Gross
Norb Gross, an individual

/s/ Pamela Johnson
Pamela Johnson, an individual

[Signature Page to Stock Purchase Agreement]

EXHIBIT I

SELLER INFORMATION

Stockholder	Address	Number of Shares	Fully Diluted Ownership Percentage
Wynnchurch Capital Partners III, L.P	c/o Wynnchurch Capital, Ltd. 6250 N. River Road, Suite 10-100 Rosemont, IL 60018 Attn: Christopher P. O’Brien And c/o Wynnchurch Capital, Ltd. 39400 Woodward Avenue, Suite 185 Bloomfield Hills, MI 48304 Attn: Terry M. Theodore	38,489.730	42.222%

Comvest U.S. Pipe Holdings, LLC	c/o The Comvest Group 525 Okeechobee Blvd., Suite 1050 West Palm Beach, FL 33401 Attn: John Caple	41,988.796	46.060%

Ocean Avenue Special Situations Fund, L.P.	401 Wilshire Boulevard, Suite 230 Santa Monica, CA 90401	2,344.374	2.572%

Ocean Avenue Fund II-A, L.P.	401 Wilshire Boulevard, Suite 230 Santa Monica, CA 90401	1,154.692	1.267%

Paul Ciolino	417 Colfax Clarendon Hills, IL 60514	699.813	0.768%

Dave Hiestand	10 Abbey Street San Francisco, CA 94114	69.981	0.077%

Dave Mize	2509 Panorama Place Vestavia Hills, AL 35216	34.991	0.038%

Optionholder	Address	Number of Options	Fully Diluted Ownership Percentage

Paul Ciolino	417 Colfax Clarendon Hills, IL 60514	3,398.876	3.728%

Robert Waggoner	2N835 Bowgren Drive Elburn, IL 60119	1,195.309	1.311%

Brad Overstreet	116 Oak View Lane Helena, AL 35080	679.775	0.746%

Robert Zeeb	78 Waverly Avenue Clarendon Hills, IL 60514	254.916	0.280%

Dave Hiestand	10 Abbey Street San Francisco, CA 94114	169.944	0.186%

Norb Gross	1577 Clemson Drive Naperville, IL 60565	509.831	0.559%

Pamela Johnson	1081 S. Hampton Place Birmingham, AL 35242	169.944	0.186%

EXHIBIT II

COMPANIES

United States Pipe and Foundry Company, LLC

US Pipe Fabrication, LLC

Mill Handling LLC

DIP Acquisition LLC

Fab Pipe LLC

Griffin Pipe Products Co., LLC (30% owned by Amconstruct Corporation)

U.S. Pipe Mexico, S. de R.L. De C.V.

Custom Fab Inc.

EXECUTION VERSION

EXHIBIT III

EXCLUDED NET WORKING CAPITAL ITEMS

Excluded Current Assets:

•	Company Cash

•	Scrap Metal Inventory

•	Any items related to Income Taxes

Excluded Current Liabilities:

•	Indebtedness

•	Scrap Metal Payables

•	Any liabilities related to Income Taxes

•	Management fees

•	Any consulting fees or bonuses payable to Mark Meyer and Manuel Ruiz Rodriguez (or their Affiliates)

•	Any liabilities relating to the items listed on Schedule 1.1(a); provided in the event that any items listed on Schedule 1.1(a) have not been specifically excluded from the example Net Working Capital Calculation on Exhibit VIII, such items shall be treated as Current Liabilities for purposes of calculating Net Working Capital.

EXHIBIT IV

FORM OF ESCROW AGREEMENT

EXHIBIT IV

ESCROW AGREEMENT

This ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Agreement”) is made and entered into as of             , 2016 (the “Effective Date”) by and among Forterra Pipe & Precast, LLC, a limited liability company organized under the laws of Delaware (the “Purchaser”), Alabama Seller Rep Inc., a Delaware corporation (the “Seller Representative”), in its capacity as the Seller Representative pursuant to the Purchase Agreement defined below (together with the Purchaser, sometimes referred to individually as a “Party” or collectively as the “Parties”), and JPMorgan Chase Bank, National Association (the “Escrow Agent”). Capitalized terms used in this Agreement without definition shall have the respective meanings given to such terms in the Purchase Agreement (as defined below); provided, that the Escrow Agent shall not be charged with or deemed to have any knowledge of such defined terms unless such definitions are set forth herein.

WHEREAS, the Parties are parties to a Stock Purchase Agreement dated as of February 12, 2016 (the “Purchase Agreement”).

WHEREAS, at the closing under the Purchase Agreement (the “Closing”), pursuant to the Purchase Agreement and concurrently with the execution of this Agreement (the “Closing Date”), the Purchaser shall deposit, or cause to be deposited, in escrow with the Escrow Agent $8,000,000 in cash US dollars (the “Escrow Amount”) to be held in a separate account with the Escrow Agent (the “Escrow Account”) and the Parties wish such deposit to be held in escrow subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the Parties and the Escrow Agent agree as follows:

SECTION 1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

SECTION 2. Escrow Amount. At the Closing, the Purchaser shall deposit, or cause to be deposited, with the Escrow Agent, by wire transfer of immediately available funds, to be managed and paid out by the Escrow Agent pursuant to the terms of this Agreement, to the Escrow Account, the Escrow Amount. For purposes of this Agreement, “Escrow Amount” shall refer to the initial Escrow Amount deposited with the Escrow Agent at the Closing, less any amount disbursed therefrom in accordance with this Agreement and the Purchase Agreement. The Escrow Agent shall hold the Escrow Amount, less any amounts disbursed therefrom in accordance with this Agreement and the Purchase Agreement, in the Escrow Account subject to the terms and conditions hereof and shall invest and reinvest all such amounts and the proceeds thereof as directed in Section 3.

SECTION 3. Investment of Escrow Amount. During the term of this Agreement, the Escrow Agent shall hold the Escrow Amount in non-interest bearing demand deposit accounts. Any investment of the Escrow Amount is expressly prohibited by this Agreement. Following the end of each calendar month during which the Escrow Agent holds any Escrow Amount pursuant to this Agreement and at such other times as any Party may reasonably request, the Escrow Agent shall provide to each of the Parties a statement detailing, for the Escrow Account, the total amount of the Escrow Amount that remains in escrow, all transactions and investments involving such Escrow Account (if any) and any disbursements made from such Escrow Account pursuant to this Agreement, in each case, during such calendar month. This statement shall be provided without any additional cost to any Party.

SECTION 4. Disposition and Termination. The Escrow Agent shall hold the Escrow Amount in its possession in the Escrow Account, and shall make payments from the Escrow Account only as provided in this Section 4.

(a) Disbursements from the Escrow Account. At any time that Purchaser is entitled to receive any amount pursuant to the indemnification provisions of Article X of the Purchase Agreement, the Parties shall promptly deliver a joint written instruction executed by Authorized Representatives of each of the Parties to the Escrow Agent instructing the Escrow Agent to disburse such amount from the Escrow Account, and the Escrow Agent shall thereupon disburse as promptly as practicable (but, in no event later than three (3) Business Days after receipt of such notice and satisfaction of any security procedures) by wire transfer of immediately available funds to the person or persons specified in such notice the applicable amounts of cash from the Escrow Account.

(b) Final Release of the Escrow Amount. On the date which is 548 days from the Closing Date, the Escrow Agent shall disburse to the Seller Representative or its designee (on behalf of the Sellers), 100% of any and all amounts then remaining in the Escrow Account, if any; provided, however, that, if prior to such date, the Purchaser shall have previously made a claim for indemnification in accordance with Section 10.4 of the Purchase Agreement and the Purchaser shall have prior to 5:00 p.m. EST on the Business Day prior to such date, delivered written notice executed by an Authorized Representative of the Purchaser, of such unresolved claim, describing in reasonable detail the basis for the claim, including the section of the Purchase Agreement under which the claim is being made and the amounts to which the Purchaser claims it is entitled with respect to or in connection with such claim (and if such amounts are not known and quantifiable, a reasonable estimate of the amount of such claim), concurrently to the Escrow Agent and the Seller Representative, the Escrow Agent shall retain in the Escrow Account the amount so specified in the Purchaser’s notice (a “Retained Amount”), in which case 100% of the then outstanding amount of the Escrow Amount, less any Retained Amount shall promptly be paid to the Seller Representative or its designee (on behalf of the Sellers) by wire transfer of immediately available funds pursuant to wire instructions provided by Seller Representative to the Escrow Agent for such payment. Upon final resolution of any resolved claim in accordance with the Purchase Agreement, the Escrow Agent shall thereafter release from the Escrow Account to the party entitled thereto all portions of the Retained Amount as and when it receives a joint written instruction executed by an Authorized Representative of each of the Parties.

(c) Court Order. Notwithstanding anything to the contrary herein, the Escrow Agent shall disburse the Escrow Amount, or any portion thereof, in accordance with a certified copy of any final and nonappealable order or judgment of a court of competent jurisdiction directing such disbursement, accompanied by a written certification from counsel for the instructing Party attesting that such order is final and not subject to further proceedings or appeal

2

along with a written instruction from an Authorized Representative of the instructing Party given to effectuate such order or judgment and the Escrow Agent shall be entitled to conclusively rely upon any such certification and instruction and shall have no responsibility to review the order or judgment to which such certification and instruction refers or to make any determination as to whether such order or judgment is final.

(d) Termination. Upon delivery of the entirety of the Escrow Amount by the Escrow Agent in accordance with this Agreement, this Agreement shall terminate and the related account shall be closed.

(e) Notwithstanding anything to the contrary set forth in Section 9 of this Agreement, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution from the Escrow Account, must be in writing, executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of their designated persons as set forth on the Designation of Authorized Representative attached hereto as Schedule 1-A and 1-B (each an “Authorized Representative”), and delivered to the Escrow Agent only by confirmed facsimile or as a Portable Document Format (“PDF”) attached to an email on a Business Day only at the fax number or email address set forth in Section 9 below. Each Designation of Authorized Representatives shall be signed by a duly authorized officer of the named Party. No instruction for or related to the transfer or distribution of the Escrow Amount shall be deemed delivered and effective unless (i) the Escrow Agent actually shall have received it on a Business Day by facsimile or as a PDF attached to an email only at the fax number or email address set forth in Section 9 and as evidenced by a confirmed transmittal to the Party’s or Parties’ transmitting fax number or email address and (ii) the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. The Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution from the Escrow Account if delivered to any other fax number or email address, including but not limited to a valid email address of any employee of the Escrow Agent.

SECTION 5. Escrow Agent.

(a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Purchase Agreement and any ancillary agreements thereto (other than this Agreement) (collectively, the “Underlying Agreements”), nor shall the Escrow Agent be required to determine if any person or entity has complied with any Underlying Agreement, nor shall any additional obligations of the Escrow Agent be inferred from the terms of any Underlying Agreement, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement and any schedule or exhibit attached to this Agreement, on the one hand, and any Underlying Agreement or any other agreement among the Parties, on the other hand, in any such case with respect to the duties and obligations of the Escrow Agent (but not with respect to the duties and obligations of the Parties), the terms and conditions of this Agreement and any

3

schedule or exhibit attached to this Agreement shall control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it in accordance with the terms hereof and reasonably believed by it to be genuine and to have been signed by an Authorized Representative(s), as applicable. The Escrow Agent shall not be liable to any Party, any beneficiary or any other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Amount, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 10 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Account.

(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Escrow Agent’s fraud, gross negligence or willful misconduct was the cause of any direct loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to: (i) refrain from taking any action and its sole obligation shall be to keep safely all property (including without limitation the Escrow Amount) held in escrow until it shall be given (y) a joint written direction executed by Authorized Representatives of both the Parties which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or (z) a court order issued by a court of competent jurisdiction (it being understood that the Escrow Agent shall be entitled conclusively to rely and act upon such court order and shall have no obligation to determine whether any such court order is final); or (ii) file an action in interpleader. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 6. Succession.

(a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days’ advance notice in writing of such resignation to the Parties specifying a date upon which such resignation shall take effect. The Escrow Agent’s sole responsibility after such 30-day notice period expires shall be to hold the Escrow Amount and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or such other person designated by the Parties, or in accordance with a final court order at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate. If the

4

Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent, or to instruct the Escrow Agent to deliver the Escrow Amount to another person as provided above, or if such delivery is contrary to applicable law, at any time on or after the effective resignation date, the Escrow Agent either (i) may interplead the Escrow Amount with a court located in the State of New York and the costs, expenses and reasonable attorney’s fees which are incurred in connection with such proceeding may be charged against and withdrawn from the Escrow Amount; or (ii) appoint a successor escrow agent of its own choice. Any such resulting appointment shall be binding upon all of the Parties hereto and no appointed successor escrow agent shall be deemed to be an agent of the Escrow Agent. The Escrow Agent shall deliver the Escrow Amount to any appointed successor escrow agent, at which time the Escrow Agent’s obligations under this Agreement shall cease and terminate.

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all its escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

SECTION 7. Compensation/Acknowledgment. The Escrow Agent shall not charge any fees or other like amounts for its services hereunder other than as set forth in Schedule 2. Each of the Parties further agrees to the disclosures and agreements set forth in Schedule 2.

SECTION 8. Indemnity. The Purchaser and the Seller Representative (on behalf of the Sellers in its capacity as the Seller Representative, and not in its individual capacity) shall severally, and not jointly, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, agents and employees (the “Indemnitees”) from and against any and all reasonable and documented losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the reasonable and documented fees and expenses of outside counsel and experts and their staffs and all expense of document location, duplication and shipment, collectively “Losses”), arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, or (ii) the Escrow Agent’s following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof; provided, however, that, notwithstanding anything to the contrary in this Agreement, the Parties shall have no obligation to indemnify any Indemnitee for any Losses to the extent such Losses are finally determined by a court of competent jurisdiction to arise out of or be incurred in connection with any fraud, gross negligence or willful misconduct of any Indemnitee. The indemnity obligations set forth in this Section 8 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement. Each of the Parties agrees between themselves that each of the Purchaser and the Seller Representative (on behalf of the Sellers in its capacity as the Seller Representative, and not in its individual capacity) shall be responsible for one-half of the amounts owed to any Indemnitee under this Section. For the avoidance of doubt, it is understood and agreed that the intent of the parentheticals “(on behalf of the Sellers and not in its individual capacity)” in this

5

Section 8 is to clarify that the Purchaser and Sellers are the parties with economic interests in the Purchase Agreement, and the Sellers shall ultimately be responsible to the Seller Representative for any indemnification obligations or liabilities that the Seller Representative has to the Escrow Agent hereunder. Accordingly, such clauses clarify the Seller Representative recourse to the Sellers and are not meant to limit the Seller Representative’s capacity or liability as between itself and the Escrow Agent under the Indemnity in this Section 8 or under any other provision in this Agreement. It is understood and agreed that the Escrow Agent does not have a contractual right of set-off or a contractual security interest under this Agreement; provided, however, that nothing herein shall be construed as a waiver of any statutory or common law rights to which the Escrow Agent may otherwise be entitled with respect thereto.

SECTION 9. Notices. All communications, except as set forth in Section 4(e), hereunder shall be in writing or set forth in a PDF attached to an email, and all instructions from a Party or the Parties to the Escrow Agent shall be executed by an Authorized Representative thereof, and shall be delivered in accordance with the terms of this Agreement by facsimile, email or overnight courier only to the appropriate fax number, email address, or notice address set forth for each party as follows:

(i)	if to the Seller Representative,

Alabama Seller Rep Inc.

c/o Wynnchurch Capital, Ltd.

6250 N. River Road, Suite 10-100

Rosemont, IL 60018

Facsimile: (847) 604-6105

Attention: Terry M. Theodore and Christopher P. O’Brien

with a copy to (which shall not constitute notice):

Foley & Lardner LLP

500 Woodward Avenue, Suite 2700

Detroit, MI 48226

Facsimile: (313) 234-2800

Attention: Tom Spillane and Omar Lucia

(ii)	if to the Purchaser,

Forterra Pipe & Precast, LLC

300 E. John Carpenter Freeway, Suite 800

Irving, TX 75062

Attention:         Lori M. Browne

Facsimile:        (469) 586-1414

E-mail:             lori.browne@forterrabp.com

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

6

2100 McKinney Avenue, Suite 1100

Dallas, TX 75210

Attention:         Jeffrey Chapman and Jonathan Corsico

Facsimile:        (214) 571-2920

                         (202) 530-4218

E-mail:            jchapman@gibsondunn.com

                         jcorsico@gibsondunn.com

(iii)	if to the Escrow Agent,

JPMorgan Chase Bank, N.A.

Escrow Services

4 New York Plaza, 11th Floor

New York, NY 10004

Email: ec.escrow@jpmorgan.com

Facsimile: (212) 552-2812

Attention: Natalie Pesce/Magan O’Toole

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

SECTION 10. Security Procedures.

(a) In the event funds transfer instructions are received by the Escrow Agent in accordance with Section 4(e), the Escrow Agent is authorized to seek confirmation of such instructions by a single telephone call-back to one of the Authorized Representatives, and the Escrow Agent may reasonably rely upon the confirmation of anyone purporting to be that Authorized Representative. The persons and telephone numbers for call-backs may be changed only in a writing executed by Authorized Representatives or duly authorized officer of the applicable Party setting forth such change and actually received and acknowledged by the Escrow Agent via facsimile or as a PDF attached to an email. Except as set forth in Section 4(e) above, no funds will be disbursed until an Authorized Representative is able to confirm such instructions by telephone callback. The Escrow Agent, any intermediary bank and the beneficiary’s bank in any funds transfer may rely upon the identifying number of the beneficiary’s bank or any intermediary bank included in a funds transfer instruction provided by a Party or the Parties and confirmed by an Authorized Representative. Further the beneficiary’s bank in the funds transfer instruction may make payment on the basis of the account number provided in such Party’s or the Parties’ instruction and confirmed by an Authorized Representative even though it identifies a person different from the named beneficiary.

7

(b) The Parties acknowledge that the security procedures set forth in this Section 10 are commercially reasonable and that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the Internet and the Parties hereby expressly assume such risks.

SECTION 11. Compliance with Court Orders. In the event that a legal garnishment, attachment, levy restraining notice or court order is served with respect to any of the Escrow Amount, or the delivery thereof shall be stayed or enjoined by any order of a court, or any order, judgment or decree shall be made or entered by any court affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, entity, firm or corporation, by reason of such compliance.

SECTION 12. Miscellaneous.

(a) Amendment. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties.

(b) Assignment. Except as provided in Section 6, neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party without the prior consent of the Escrow Agent and the Parties.

(c) Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the Laws of the State of Delaware, without reference to the conflicts of laws principles thereof that would result in the application of any laws other than the Laws of the State of Delaware.

(d) Submission to Jurisdiction; Waiver of Jury Trial. WITH RESPECT TO ANY LAWSUIT OR PROCEEDING ARISING OUT OF OR BROUGHT WITH RESPECT TO THIS AGREEMENT, EACH PARTY AND THE ESCROW AGENT IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES FEDERAL AND STATE COURTS LOCATED IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK; (B) WAIVES ANY OBJECTION IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT; (C) WAIVES ANY CLAIM THAT SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; AND (D) FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.

EACH PARTY AND THE ESCROW AGENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING UNDER OR RELATED TO THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.

8

(e) Force Majeure. Neither Party nor the Escrow Agent shall be liable to any other Party or the Escrow Agent for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

(f) Counterparts. This Agreement and any joint written instructions may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the Parties and the Escrow Agent may be transmitted by facsimile or by PDF attached to an email, and such facsimile or PDF will, for all purposes, be deemed to be the original signature of the person whose signature it reproduces.

(g) Severability. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

(h) Enforcement. Nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

(i) Compliance with Law. Each Party and the Escrow Agent represents, warrants and covenants to each other that (i) each document, notice, instruction or request provided by it shall comply with applicable laws and regulations, (ii) such Party and Escrow Agent has full power and authority to enter into, execute and deliver this Agreement and to perform all of the duties and obligations to be performed by it hereunder; and (iii) the person(s) executing this Agreement on such Party’s behalf and certifying Authorized Representatives in the applicable Schedule 1 have been duly and properly authorized to do so, and each Authorized Representative of such Party has been duly and properly authorized to take the actions specified for such person in the applicable Schedule 1.

(j) Information. The Parties authorize the Escrow Agent to disclose information with respect to this Agreement and the account(s) established hereunder, the Parties, or any transaction hereunder if such disclosure is: (i) necessary or desirable, in the Escrow Agent’s good faith opinion, for the purpose of allowing the Escrow Agent to perform its duties and to exercise its powers and rights hereunder; (ii) to a proposed assignee of the rights of the Escrow Agent; (iii) to a branch, affiliate, subsidiary, employee or agent of the Escrow Agent or to their auditors, regulators or legal advisers or to any competent court; (iv) to the auditors of any of the Parties; or (v) required by applicable law, regardless of whether the disclosure is made in the

9

country in which each Party resides, in which the Escrow Account is maintained, or in which the transaction is conducted. The Parties agree that such disclosures by the Escrow Agent and its affiliates may be transmitted across national boundaries and through networks, including those owned by third parties.

(k) Miscellaneous. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Party shall not claim, and hereby irrevocably waives, such immunity.

[The next page is the signature page.]

10

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

ALABAMA SELLER REP INC., in its capacity as
the Seller Representative

By
Name:
Title:

FORTERRA PIPE & PRECAST, LLC, as the
Purchaser,

By
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION, as the Escrow Agent

By
Name:
Title:

[SIGNATURE PAGE TO ESCROW AGREEMENT]

SCHEDULE 1-A

Forterra Pipe & Precast, LLC

DESIGNATION OF AUTHORIZED

REPRESENTATIVES

The undersigned, [•], being the duly elected, qualified and acting [•] of Forterra Pipe & Precast, LLC (the “Purchaser”), does hereby certify:

1. That each of the following persons is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated             , 2016, by and among the Purchaser, the Seller Representative and the Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof. Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement.

NAME	SIGNATURE	TELEPHONE NUMBERS

2. That pursuant to the Purchaser’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of the Purchaser, and that the undersigned has so executed this Designation this             day of             , 2016.

Signature:

Name:

Title:

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE

LINES ON THIS SCHEDULE 1-A

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Party.

Schedule 1-B

Alabama Seller Rep Inc.

DESIGNATION OF AUTHORIZED

REPRESENTATIVES

The undersigned, Rick Fink, being the duly elected, qualified and acting [•] of Alabama Seller Rep Inc. (the “Seller Representative”), does hereby certify:

1.	That each of the following persons is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated , 2016, by and among the Purchaser, the Seller Representative and the Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof. Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement.

NAME	SIGNATURE	TELEPHONE NUMBERS

2. That pursuant to the Seller Representative’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of the Seller Representative, and that the undersigned has so executed this Designation this             day of             , 2016.

Signature:

Name:

Title:

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE 1-B

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Party.

SCHEDULE 2

J.P.Morgan

Schedule of Fees and Disclosures for Escrow Agent Services

Account Acceptance Fee                                                          waived

Encompassing review, negotiation and execution of governing documentation, opening of the accounts, and completion of all due diligence documentation. Payable upon closing.

Annual Administration Fee                                                     waived

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.

Extraordinary Services and Out-of Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Escrow Agent’s then standard rate. Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. Upon the occurrence of events unknown or unforeseen by the Escrow Agent as of the date hereof, the Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by the Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees, and other charges, including those levied by any governmental authority.

Fee Disclosure & Assumptions: Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. The Escrow Agent reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.

The escrow deposit shall be continuously held uninvested.

Disclosures and Agreements

Representations Relating to Section 15B of the Securities Exchange Act of 1934 (Rule 15Ba1-1 et seq.) (the “Municipal Advisor Rule”). Each Party represents and warrants to the Escrow Agent that for purposes of the Municipal Advisor Rules, none of the funds (if any) currently invested, or that will be invested in the future, in money market funds, commercial paper or treasury bills under this Agreement constitute or contain (i) proceeds of municipal securities (including investment income therefrom and monies pledged or otherwise legally dedicated to serve as collateral or a source or repayment for such securities) or (ii) municipal escrow investments (as each such term is defined in the Municipal Advisor Rule). Each Party also represents and warrants to the Escrow Agent that the person providing this certification has access to the appropriate information or has direct knowledge of the source of the funds to be invested to enable the forgoing representation to be made. Further, each Party acknowledges that the Escrow Agent will rely on this representation until notified in writing otherwise.

Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, you acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm your identity including without limitation name, address and organizational documents (“identifying information”). You agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

OFAC Disclosure. The Escrow Agent is required to act in accordance with the laws and regulations of various jurisdictions relating to the prevention of money laundering and the implementation of sanctions, including but not limited to regulations issued by the U.S. Office of Foreign Assets Control. The Escrow Agent is not obligated to execute payment orders or effect any other transaction where the beneficiary or other payee is a person or entity with whom the Escrow Agent is prohibited from doing business by any law or regulation applicable to the Escrow Agent, or in any case where compliance would, in the Escrow Agent’s opinion, conflict with applicable law or banking practice or its own policies and procedures. Where the Escrow Agent does not execute a payment order or effect a transaction for such reasons, the Escrow Agent may take any action required by any law or regulation applicable to the Escrow Agent including, without limitation, freezing or blocking funds. Transaction screening may result in delays in delays in the posting of transactions.

Abandoned Property. The Escrow Agent is required to act in accordance with the laws and regulations of various states relating to abandoned property and, accordingly, shall be entitled to remit dormant funds to any state as abandoned property in accordance with such laws and regulations.

THE FOLLOWING DISCLOSURES ARE REQUIRED TO BE PROVIDED UNDER APPLICABLE U.S. REGULATIONS, INCLUDING, BUT NOT LIMITED TO, FEDERAL RESERVE REGULATION D. WHERE SPECIFIC INVESTMENTS ARE NOTED BELOW, THE DISCLOSURES APPLY ONLY TO THOSE INVESTMENTS AND NOT TO ANY OTHER INVESTMENT.

Demand Deposit Account Disclosure. The Escrow Agent is authorized, for regulatory reporting and internal accounting purposes, to divide an escrow demand deposit account maintained in the U.S. in which the Escrow Account is held into a non-interest bearing demand deposit internal account and a non-interest bearing savings internal account, and to transfer funds on a daily basis between these internal accounts on the Escrow Agent’s general ledger in accordance with U.S. law at no cost to the Parties. The Escrow Agent will record the internal accounts and any transfers between them on the Escrow Agent’s books and records only. The internal accounts and any transfers between them will not affect the Escrow Amount, any investment or disposition of the Escrow Amount, use of the escrow demand deposit account or any other activities under this Agreement, except as described herein. The Escrow Agent will establish a target balance for the demand deposit internal account, which may change at any time. To the extent funds in the demand deposit internal account exceed the target balance, the excess will be transferred to the savings internal account, unless the maximum number of transfers from the savings internal account for that calendar month or statement cycle has already occurred. If withdrawals from the demand deposit internal account exceeds the available balance in the demand deposit internal account, funds from the savings internal account will be transferred to the demand deposit internal account up to the entire balance of available funds in the savings internal account to cover the shortfall and to replenish any target balance that the Escrow Agent has established for the demand deposit internal account. If a sixth transfer is needed during a calendar month or statement cycle, it will be for the entire balance in the savings internal account, and such funds will remain in the demand deposit internal account for the remainder of the calendar month or statement cycle.

MMDA Disclosure and Agreement. If MMDA is the investment for the escrow deposit as set forth above or anytime in the future, you acknowledge and agree that U.S. law limits the number of pre-authorized or automatic transfers or withdrawals or telephonic/electronic instructions that can be made from an MMDA to a total of six (6) per calendar month or statement cycle or similar period. The Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

Unlawful Internet Gambling. The use of any account to conduct transactions (including, without limitation, the acceptance or receipt of funds through an electronic funds transfer, or by check, draft or similar instrument, or the proceeds of any of the foregoing) that are related, directly or indirectly, to unlawful Internet gambling is strictly prohibited.

EXHIBIT V

FORM OF GRIFFIN MINORITY BUYOUT AGREEMENT

FORM OF BP CLAIMS ASSIGNMENT AND ASSUMPTION AGREEMENT

This BP Claims Assignment and Assumption Agreement (this “Agreement”) is entered into as of [            ], 2016, by and between United States Pipe and Foundry Company, LLC, an Alabama limited liability company (“USPF”), and Alabama Seller Rep Inc., a Delaware corporation (“Seller Representative”). USPF and Seller Representative are parties to that certain Stock Purchase Agreement by and among (i) [HBP Pipe & Precast LLC], a Delaware limited liability company, (ii) USP Holdings Inc., a Delaware corporation (“Holdings”), (iii) the holders of common stock of Holdings and the holders of Options (as defined therein), and (iv) Seller Representative dated as of December [    ] 2015 (the “SPA”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the SPA.

BACKGROUND

WHEREAS, USPF has taken certain actions to enforce its rights with respect to the BP Claims to the claims administrator for the BP Claims (the “Claims Administrator”). USPF desires to assign to Seller Representative, and Seller Representative desires to accept from USPF, all of USPF’s right, title, and interest in and to the BP Claims and the Assigned Rights (as defined below). USPF desires to assign to Seller Representative, and Seller Representative desires to assume from USPF, all of USPF’s Liabilities in connection with the BP Claims.

NOW, THEREFORE, for good and valuable consideration, the receipt and accuracy of which is hereby acknowledged, and subject to the terms and conditions set forth in this Agreement, the parties agree as follows.

AGREEMENT

1. Assignment of Claims. Subject to the terms and conditions set forth herein, USPF hereby irrevocably, absolutely and unconditionally sells, conveys, transfers and assigns to Seller Representative all of USPF’s right, title and interest in and to (i) the BP Claims, including, without limitation, all of USPF’s rights to receive all principal, interest, fees, expenses, damages, penalties and other amounts or distributions of any kind in respect of or in connection with the BP Claims and all of USPF’s rights to receive cash, securities, instruments and/or other property or distributions issued in connection with the BP Claims (collectively with the BP Claims, the “Assigned Rights”).

2. Assumption of Liabilities. USPF hereby assigns to Seller Representative, and Seller Representative accepts and assumes from USPF all Liabilities of the Companies with respect to the BP Claims and the other Assigned Rights (the “Assumed Liabilities”), including any fees of counsel in connection with the BP Claims, and agrees to pay, perform and discharge, as and when due, all of the Assumed Liabilities.

3. Forwarding of Notices and Payments.

(a) USPF agrees to forward to Seller Representative all notices and other written information received from the Claims Administrator or any third party with respect to the Assigned Rights and to take such other and further actions with respect to the Assigned Rights as Seller Representative may from time to time request (provided that any such action shall be at the sole cost and expense of Seller Representative). Further, in the event that an objection to the BP Claims is received by USPF, upon USPF’s receipt of notice of such objection, USPF shall promptly notify Seller Representative in writing.

(b) USPF further agrees that, if USPF receives any payments or other distributions on account of the Assigned Rights, whether in the form of cash, securities, instruments or any other property, and whether from the Claims Administrator or any other person or entity, such payment or distribution (as the case may be) shall constitute property of the Seller Representative included in the Assigned Rights to which the Seller Representative has an absolute right. USPF shall accept the same for the sole benefit of Seller Representative, and shall promptly deliver the same forthwith to Seller Representative in the same form received (free of any withholding, set-off, claim or deduction of any kind), within three (3) business days, which, in the case of securities, are in good deliverable form, with the endorsement of USPF when necessary or appropriate.

4. Filings with Claim Administrator; Assignability of BP Claims. USPF and Seller Representative shall make such filings with the Claims Administrator as reasonable and necessary to evidence the transfer of the Assigned Rights from USPF to Seller Representative. Notwithstanding anything to the contrary in this Agreement, the BP Claims shall not be deemed sold, transferred or assigned to Seller Representative pursuant to this Agreement if the attempted transfer or assignment thereof to Seller Representative without the consent or approval of any other person or entity would be ineffective or would constitute a breach of contract or a violation of any law or order, and such consent or approval is not obtained at or prior to the date hereof. In such case (a) the beneficial interest in or to the Assigned Rights (collectively, the “Beneficial Rights”) shall in any event pass on the date hereof to Seller Representative under this Agreement; and (b) pending such consent or approval, Seller Representative shall discharge the Liabilities of USPF under such Beneficial Rights as agent for Seller Representative, and Seller Representative shall act as USPF’s agent in the receipt of any benefits, rights or interest received from the Beneficial Rights. The parties shall use their respective reasonable best efforts to obtain and secure all consents and approvals that may be necessary to effect the legal and valid sale, transfer, assignment or assumption of the Assigned Rights underlying the Beneficial Rights and the Assumed Liabilities to the Seller Representative without any change in any of the material terms or conditions of such Assigned Rights and Assumed Liabilities.

5. Notices. All notices, requests, instructions and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), as of the date received, (ii) when sent by facsimile (with written confirmation of transmission) or email, as of the date received (provided, that, in the event of any email or facsimile transmission of such notice, request, instruction or other communications is received after 5:00 pm on a Business Day as of the place of receipt, then such notice, request, instruction, consent and other communication will be deemed to have been received on the immediately succeeding Business Day at the place of receipt), or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to USPF, to:

United States Pipe and Foundry Company, LLC

[            ]

with a copy (which shall not constitute notice but shall be required for proper notice to be given) to:

[            ]

If to Seller Representative, to:

Alabama Seller Rep Inc.

c/o Wynnchurch Capital, Ltd.

6250 N. River Road, Suite 10-100

Rosemont, IL 60018

Facsimile: (847) 604-6105

Attention: Terry M. Theodore and Christopher P. O’Brien

Email:      ttheodore@wynnchurch.com

                cobrien@wynnchurch.com

with a copy (which shall not constitute notice but shall be required for proper notice to be given) to:

Foley & Lardner LLP

500 Woodward Avenue, Suite 2700

Detroit, MI 48226

Facsimile: (313) 234-2800

Attention: Tom Spillane and Omar Lucia

Email:  tspillane@foley.com

            olucia@foley.com

6. Successors and Assigns. The provisions of this Agreement shall bind and inure to the benefit of USPF and Seller Representative and their respective successors and permitted assigns.

7. Terms of the Purchase Agreement. USPF and Seller Representative acknowledge and agree that all representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby, and in the event of any conflict or inconsistency between the terms of the Purchase Agreement and this Agreement hereof, the terms of the Purchase Agreement shall govern.

8. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

UNITED STATES PIPE AND FOUNDRY COMPANY, LLC

By:
Name:
Title:

ALABAMA SELLER REP INC.

By:
Name:
Title:

[Signature Page to BP Claims Assignment and Assumption Agreement]

EXHIBIT VI

FORM OF BP CLAIM ASSIGNMENT

Exhibit VI

FORM OF BP CLAIMS ASSIGNMENT AND ASSUMPTION AGREEMENT

This BP Claims Assignment and Assumption Agreement (this “Agreement”) is entered into as of [            ], 2016, by and between United States Pipe and Foundry Company, LLC, an Alabama limited liability company (“USPF”), and Alabama Seller Rep Inc., a Delaware corporation (“Seller Representative”). Reference is made to that certain Stock Purchase Agreement by and among (i) Forterra Pipe & Precast, LLC, a Delaware limited liability company, (ii) USP Holdings Inc., a Delaware corporation (“Holdings”), (iii) the holders of common stock of Holdings and the holders of Options (as defined therein), and (iv) Seller Representative dated as of February [12],2016 (the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

BACKGROUND

WHEREAS, USPF has taken certain actions to enforce its rights with respect to the BP Claims (as defined in the Purchase Agreement) to the claims administrator for the BP Claims (the “Claims Administrator”). USPF desires to assign to Seller Representative, and Seller Representative desires to accept from USPF, all of USPF’s right, title, and interest in and to the BP Claims and the Assigned Rights (as defined below). USPF desires to assign to Seller Representative, and Seller Representative desires to assume from USPF, all of USPF’s Liabilities in connection with the BP Claims.

NOW, THEREFORE, for good and valuable consideration, the receipt and accuracy of which is hereby acknowledged, and subject to the terms and conditions set forth in this Agreement, the parties agree as follows.

AGREEMENT

1. Assignment of Claims. Subject to the terms and conditions set forth herein, USPF hereby irrevocably, absolutely and unconditionally sells, conveys, transfers and assigns to Seller Representative all of USPF’s right, title and interest in and to (i) the BP Claims, including, without limitation, all of USPF’s rights to receive all principal, interest, fees, expenses, damages, penalties and other amounts or distributions of any kind in respect of or in connection with the BP Claims and (ii) all of USPF’s rights to receive cash, securities, instruments and/or other property or distributions issued in connection with the BP Claims (collectively with the BP Claims, the “Assigned Rights”).

2. Assumption of Liabilities. USPF hereby assigns to Seller Representative, and Seller Representative accepts and assumes from USPF all Liabilities of the Companies with respect to the BP Claims and the other Assigned Rights, including without limitation any and all Taxes of any of the Companies and their respective Affiliates incurred in connection with or resulting from the assignment effected by this Agreement or the receipt and remittance to Seller Representative of any amounts described in Section 3(b) of this Agreement (the “Assumed Liabilities”), including any fees of counsel in connection with the BP Claims, and agrees to pay, perform and discharge, as and when due, all of the Assumed Liabilities.

3. Forwarding of Notices and Payments.

(a) USPF agrees to use reasonable best efforts to forward to Seller Representative all notices and other written information received from the Claims Administrator or any third party with respect to the Assigned Rights and to take such other and further actions with respect to the Assigned Rights as Seller Representative may from time to time reasonably request (provided that any such action shall be at the sole cost and expense of Seller Representative). Further, in the event that an objection to the BP Claims is received by USPF, upon USPF’s receipt of notice of such objection, USPF shall reasonably promptly notify Seller Representative in writing.

(b) USPF further agrees that, if USPF receives any payments or other distributions on account of the Assigned Rights, whether in the form of cash, securities, instruments or any other property, and whether from the Claims Administrator or any other person or entity, such payment or distribution (as the case may be) shall constitute property of the Seller Representative included in the Assigned Rights to which the Seller Representative has an absolute right. USPF shall accept the same for the sole benefit of Seller Representative and hold the same in trust, and shall promptly deliver the same forthwith to Seller Representative in the same form received (free of any withholding, set-off, claim or deduction of any kind other than with respect to Taxes, if applicable, as described in Section 2 of this Agreement, which USPF may withhold from any such delivery and retain for the payment of such Taxes), within five (5) business days, which, in the case of securities, are in good deliverable form, with the endorsement of USPF when necessary or appropriate. In the event that USPF elects to withhold any amounts owing to Seller Representative for the payment of Taxes as described in the foregoing sentence, then USPF shall (i) provide notice of such withholding to Seller Representative within five (5) business days of receipt of any payments described in this Section 3(b), which notice shall describe the amount so withheld in reasonable detail and (ii) make available to Seller Representative appropriate personnel to discuss any funds withheld for Taxes pursuant to this Section 3(b) and the rationale therefor. USPF acknowledges and agrees that upon execution of this Agreement, Seller Representative, and not USPF, shall be the owner of the BP Claims. Neither USPF nor any Affiliate of USPF will take any position in any Tax Return prepared and filed on behalf of USPF or such Affiliate to the contrary unless, under the Tax law in effect at the time, there is no reasonable basis for the position that USPF is the owner of the BP Claims.

4. Filings with Claim Administrator; Assignability of BP Claims. USPF and Seller Representative shall make such filings with the Claims Administrator as reasonable and necessary to evidence the transfer of the Assigned Rights from USPF to Seller Representative. Notwithstanding anything to the contrary in this Agreement, the BP Claims shall not be deemed sold, transferred or assigned to Seller Representative pursuant to this Agreement if the attempted transfer or assignment thereof to Seller Representative without the consent or approval of any other person or entity would be ineffective or would constitute a breach of contract or a violation of any law or order, and such consent or approval is not obtained at or prior to the date hereof. In such case (a) the beneficial interest in or to the Assigned Rights (collectively, the “Beneficial Rights”) shall in any event pass on the date hereof to Seller Representative under this Agreement; and (b) pending such consent or approval, Seller Representative shall discharge the Liabilities of USPF under such Beneficial Rights as agent for Seller Representative, and Seller Representative shall act as USPF’s agent in the receipt of any benefits, rights or interest received from the Beneficial Rights. The parties shall use their respective reasonable best efforts to obtain and secure all consents and approvals that may be necessary to effect the legal and valid sale, transfer, assignment or assumption of the Assigned Rights underlying the Beneficial Rights and the Assumed Liabilities to the Seller Representative without any change in any of the material terms or conditions of such Assigned Rights and Assumed Liabilities.

5. Notices. All notices, requests, instructions and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), as of the date received, (ii) when sent by facsimile (with written confirmation of transmission) or email, as of the date received (provided, that, in the event of any email or facsimile transmission of such notice, request, instruction or other communications is received after 5:00 pm on a Business Day as of the place of receipt, then such notice, request, instruction, consent and other communication will be deemed to have been received on the immediately succeeding Business Day at the place of receipt), or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to USPF, to:

United States Pipe and Foundry Company, LLC

c/o Forterra Pipe & Precast, LLC

300 E. John Carpenter Freeway, Suite 800

Irving, TX 75062

Attention:	Lori M. Browne
Facsimile:	(469) 586-1414
E-mail:	lori.browne@forterrabp.com

with a copy (which shall not constitute notice but shall be required for proper notice to be given) to:

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue, Suite 1100

Dallas, TX 75210

Attention:	Jeffrey Chapman
Jonathan Corsico
Facsimile:	(214) 571-2920
(202) 530-4218
E-mail:	jchapman@gibsondunn.com
jcorsico@gibsondunn.com

If to Seller Representative, to:

Alabama Seller Rep Inc.

c/o Wynnchurch Capital, Ltd.

6250 N. River Road, Suite 10-100

Rosemont, IL 60018

Facsimile:	(847) 604-6105
Attention:	Terry M. Theodore and Christopher P. O’Brien
Email:	ttheodore@wynnchurch.com
cobrien@wynnchurch.com

with a copy (which shall not constitute notice but shall be required for proper notice to be given) to:

Foley & Lardner LLP

500 Woodward Avenue, Suite 2700

Detroit, MI 48226

Facsimile: (313) 234-2800

Attention: Tom Spillane and Omar Lucia

Email: tspillane@foley.com

           olucia@foley.com

6. Successors and Assigns. The provisions of this Agreement shall bind and inure to the benefit of USPF and Seller Representative and their respective successors and permitted assigns.

7. Terms of the Purchase Agreement. USPF and Seller Representative acknowledge and agree that all representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby, and in the event of any conflict or inconsistency between the terms of the Purchase Agreement and this Agreement hereof, the terms of the Purchase Agreement shall govern.

8. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

UNITED STATES PIPE AND FOUNDRY COMPANY, LLC

By:
Name:
Title:

ALABAMA SELLER REP INC.

By:
Name:
Title:

[Signature Page to BP Claims Assignment and Assumption Agreement]

EXHIBIT VII

SCRAP METAL CALCULATION

Scrap Metal Inventory, Scrap Metal Payables, Scrap Metal (Exhibit)
	Dec-15	Notes
Scrap raw material value ($000s)	$2,169	Per Company SAP systems
Finished pipe Tons	35,264	Per Company SAP systems
Weighted average manufactured cost of scrap per Ton in previous month	$191	Internal Company statistic

Implied value of finished pipe tons ($000s)	$6,744
Scrap Metal Inventory (as defined in Agreement) ($000s)	$8,913
Scrap Metal Payables (as defined in Agreement) ($000s)	$1,853	Per Company systems sum of scrap suppliers
Scrap raw material inventory Tons	13,514	Per Company SAP systems
Scrap finished pipe inventory Tons	35,264	See above
Accounts payable long tons (2,240 lbs) per vendor invoices	9,353	Per Company systems sum of scrap suppliers
Long tons (2,240 lbs) to short tons (“Tons”) conversion factor	1.12	Long ton (2240 lbs) / short ton (2000 lbs)

Scrap accounts payable tons	10,476
Scrap Metal (as defined in Agreement)	38,302

Note: Tons means 2,000 lbs unless otherwise stated

EXHIBIT VIII

NET WORKING CAPITAL CALCULATION

Net Working Capital (Exhibit)
($ in 000s)	Dec-15
Cash and cash equivalents	$2,048
Accounts receivable less allowance	78,166
Inventories, net	91,104
Prepaid expenses and other current assets	3,864
Deferred income taxes	2,405

Total current assets as reported	$177,587
Adjustments:
Less: Cash and cash equivalents	($2,048)
Plus: Outstanding checks	6,729

Less: Company Cash (as defined in Agreement)	$4,681
Less: Deferred income taxes—current portion	(2,405)
Less: Scrap component of finished goods inventory	(6,744)
Less: Scrap component of raw materials Inventory	(2,169)

Less: Scrap Metal Inventory (as defined in Agreement)	($8,913)

Current Assets (as defined in Agreement)	$170,950

Excess of checks over bank balance (excluded above through Company Cash)	$6,729
Trade accounts payable	28,435
Income taxes payable	3,045
Accrued liabilities	13,032

Total current liabilities as reported	$51,241
Adjustments:
Less: Income taxes payable	(3,045)
Less: Accrued interest and bank fees	(402)
Less: Scrap Metal Payables (as defined in Agreement)	(1,853)
Less: Accrued OPEB—short term	(326)
Less: Specific customer warranty accrual (Buckeystown)	(330)
Less: Management fee accrual	(110)
Less: Environmental accrual	(274)

Current Liabilities (as defined in Agreement)	$44,901

Net Working Capital (as defined in Agreement)	$126,049

Scrap inventory finished goods Tons	35,264
Scrap inventory raw materials Tons	13,514

Scrap inventory Tons	48,778
Scrap accounts payable long tons (2,240 lbs)	9,353
Long tons (2,240 lbs) to short tons (“Tons”) conversion factor	1.12

Scrap accounts payable Tons (Step-Two)	10,476

Scrap Metal (as defined in Agreement)	38,302

Note: Tons means 2,000 lbs unless otherwise stated